     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 1997.

                                                 REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------
                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                       INSPIRE INSURANCE SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)
                             ---------------------

             TEXAS                           7373                         75-2595937
(State or other jurisdiction of  (Primary standard industrial          (I.R.S. Employer
incorporation or organization)    classification code number)         Identification No.)

                             ---------------------

                               300 BURNETT STREET
                          FORT WORTH, TEXAS 76102-2799
                           TELEPHONE: (817) 332-7761
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                             F. GEORGE DUNHAM, III
                               300 BURNETT STREET
                          FORT WORTH, TEXAS 76102-2799
                           TELEPHONE: (817) 332-7761
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ---------------------

                                   Copies to:

            TERRY M. SCHPOK, P.C.                              FRED W. FULTON
  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.    THOMPSON & KNIGHT, A PROFESSIONAL CORPORATION
       1700 PACIFIC AVENUE, SUITE 4100                1700 PACIFIC AVENUE, SUITE 3300
            DALLAS, TX 75201-4675                          DALLAS, TX 75201-4693
                (214) 969-2800                                 (214) 969-1700

                             ---------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                         PROPOSED MAXIMUM     PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE          OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)           PER SHARE(2)             PRICE        REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value      5,175,000 Shares            $11.00             $56,925,000           $17,250
------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase
  Rights associated with
  Common Stock                    5,175,000 Rights              --                   --                  --
==================================================================================================================

(1) Includes 675,000 shares subject to the Underwriters' over-allotment options.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).
(3) One Preferred Stock Purchase Right will be issued with each share of Common Stock. As no additional consideration will be received for the Preferred Stock Purchase Rights, no registration fee is required with respect to them under Rule 457(i).
                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                       INSPIRE INSURANCE SOLUTIONS, INC.

                             CROSS REFERENCE SHEET
             PURSUANT TO ITEM 501(b) OF REGULATION S-K AND RULE 404

         ITEM NUMBER AND CAPTION IN FORM S-1           LOCATION OR CAPTION IN PROSPECTUS
         -----------------------------------           ---------------------------------
 1.  Forepart of the Registration Statement and
     Outside Front Cover Page of Prospectus.....  Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Inside Front and Outside Back Cover Pages
 3.  Summary Information and Risk Factors.......  Prospectus Summary; Risk Factors
 4.  Use of Proceeds............................  Use of Proceeds
 5.  Determination of Offering Price............  Outside Front Cover Page; Underwriting
 6.  Dilution...................................  Risk Factors; Dilution
 7.  Selling Security Holders...................  Principal and Selling Shareholders
 8.  Plan of Distribution.......................  Outside Front Cover Page; Underwriting
 9.  Description of Securities to be
     Registered.................................  Description of Capital Stock
10.  Interests of Named Experts and Counsel.....  Not Applicable
11.  Information with Respect to the              Prospectus Summary; Risk Factors; SDS
     Registrant.................................  Acquisition; Dividend Policy;
                                                  Capitalization; Use of Proceeds; Selected
                                                  Consolidated Financial Data of INSpire;
                                                  Management's Discussion and Analysis of
                                                  Financial Condition and Results of
                                                  Operations of INSpire; Selected
                                                  Consolidated Financial Data of SDS;
                                                  Management's Discussion and Analysis of
                                                  Financial Condition and Results of
                                                  Operations of SDS; Business; Management;
                                                  Principal and Selling Shareholders; Certain
                                                  Transactions; Description of Capital Stock;
                                                  Shares Eligible for Future Sale;
                                                  Underwriting; Financial Statements
12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 11, 1997

PROSPECTUS

                                4,500,000 SHARES

                       INSPIRE INSURANCE SOLUTIONS, INC.

                                  COMMON STOCK
                            ------------------------
     Of the 4,500,000 shares of Common Stock offered hereby, 2,500,000 shares are being issued and sold by the Company and 2,000,000 shares are being sold by the Selling Shareholder. The Company will not receive any proceeds from the sale of Common Stock being sold by the Selling Shareholder. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "NSPR." Prior to this offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $9.00 and $11.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

                            ------------------------

          SEE "RISK FACTORS" ON PAGES 6 THROUGH 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMIS-
         SION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

=============================================================================================================================
                                                                 UNDERWRITING
                                             PRICE TO           DISCOUNTS AND          PROCEEDS TO      PROCEEDS TO SELLING
                                              PUBLIC            COMMISSIONS(1)         COMPANY(2)          SHAREHOLDER(3)
-----------------------------------------------------------------------------------------------------------------------------
Per Share..............................          $                    $                     $                    $
-----------------------------------------------------------------------------------------------------------------------------
Total(4)...............................          $                    $                     $                    $
=============================================================================================================================

(1) The Company and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses estimated at $556,000 payable by the Company.

(3) Before deducting expenses estimated at $444,000 payable by the Selling Shareholder.

(4) The Company and the Selling Shareholder have granted to the Underwriters a 30-day option to purchase up to 675,000 additional shares of Common Stock on the same terms and conditions as the securities offered hereby, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to
    Company and Proceeds to Selling Shareholder will be $        , $        ,
    $        and $        , respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain other conditions including the right of the Underwriters to withdraw, cancel, modify or reject any order in whole or in part. It is expected that
delivery of the shares will be made on or about             , 1997 at the
offices of Raymond James & Associates, Inc., St. Petersburg, Florida.

RAYMOND JAMES & ASSOCIATES, INC.                      SOUTHWEST SECURITIES, INC.

               The date of this Prospectus is             , 1997.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including notes thereto, appearing elsewhere in this Prospectus. As used herein, the "Company" or "INSpire" means INSpire Insurance Solutions, Inc. together with its consolidated subsidiaries, including Strategic Data Systems, Inc. ("SDS"), and "Millers Mutual" or the "Selling Shareholder" means The Millers Mutual Fire Insurance Company, unless the context otherwise requires. Unless otherwise indicated, all financial information and share data in this Prospectus (i) have been adjusted to reflect the stock splits effected as stock dividends on March 11, 1997 and June 18, 1997 and (ii) assume no exercise of the Underwriters' over-allotment option.

                                  THE COMPANY

     The Company is a provider of policy and claims administration solutions to the property and casualty ("P&C") insurance industry offering a comprehensive choice of outsourcing services and software and software services. The Company's outsourcing services, which generally are provided on a percentage of premiums or claims paid basis, include application of underwriting and rating criteria defined by the insurer, policy issuance, customer service, billing and collecting, claims adjusting and processing, and policyholder mailings. The Company's software products include policy and claims administration systems, as well as systems that increase the productivity of insurers by automating certain functions, such as workflow management, underwriting rules and guidelines, document production and rating algorithms. These systems, which run on a variety of platforms including IBM AS/400, IBM RS6000, Windows 3.1, Windows 95 and Windows NT, enable the Company's customers to conduct their policy and claims administration more efficiently. The Company's software services include installation, customization, conversion and maintenance of these systems to meet customer specifications.

     The Company was established in April 1995 as a wholly-owned subsidiary of Millers Mutual, an insurance company chartered in Texas in 1898. The Company was created to provide outsourcing services to other P&C insurers by capitalizing on Millers Mutual's success in developing, implementing and managing software systems for its internal use. As a result of the acquisition of SDS in March 1997, the Company now also develops and markets software and software services to the P&C insurance industry. SDS offered software and software services to the P&C insurance industry for 16 years prior to its acquisition by the Company. The Company believes that its services and products allow customers to focus on core competencies and reduce costs by converting their fixed costs of in-house information technology to variable costs, thereby leveraging the Company's investment in software systems and productivity tools.

     According to A.M. Best Company, there were approximately 2,500 P&C insurance companies in the United States as of December 31, 1995, generating more than $260 billion of premium revenues each year. According to the National Association of Independent Insurers, information systems expenses as a percentage of written premiums increased from 2.5% in 1992 to 3.3% in 1996. Recent trends in the P&C insurance industry include selling policies directly to policyholders rather than through independent agents and the emergence of new entrants such as banks, credit unions and other financial services companies. The Company believes that the availability of outsourcing enables these insurers, who often lack the necessary infrastructure to process policies and administer claims, to improve efficiency, manage costs and increase customer satisfaction. The Company's outsourcing services also allow these insurers to quickly enter markets being exited by more established insurers seeking to reduce their exposure to geographical risk due to the occurrence of recent natural catastrophes.

     The Company has experienced rapid growth since its inception as a result of the development of its policy and claims administration facility in Fort Worth, Texas, the expansion of its network of claims administration centers and the acquisition of SDS. Pro forma revenues increased to $13.6 million for the first quarter of 1997 from pro forma revenues of $7.4 million for the first quarter of 1996, an increase of 84%. The Company's strategy is to strengthen its position as a provider of policy and claims administration solutions to the P&C insurance industry by offering a comprehensive choice of solutions, implementing an integrated marketing plan, penetrating new markets, enhancing its product capabilities, generating recurring revenues and pursuing strategic acquisitions. The Company's customers include Clarendon National Insurance Company, Employers Reinsurance Corporation, Firemen's Fund Insurance Company, Grinnell Mutual Reinsurance Company, Interco, Inc., Millers Mutual and affiliated companies, National Alliance Insurance Company, Society Insurance Company and Zurich Insurance Company.

     The Company was incorporated in Texas and recently changed its name to INSpire Insurance Solutions, Inc. from MiliRisk, Inc. The Company's principal executive office is located at 300 Burnett Street, Fort Worth, Texas 76102 and its telephone number is (817) 332-7761.

                                  THE OFFERING

Common Stock offered by the Company.........    2,500,000 Shares

Common Stock offered by the Selling
Shareholder.................................    2,000,000 Shares

Common Stock to be outstanding after this
offering....................................    9,500,000 Shares(1)(2)

Use of Proceeds.............................    For repayment of indebtedness
                                                 and for general corporate
                                                 purposes, including working
                                                 capital, research and
                                                 development and possible
                                                 acquisitions. See "Use of
                                                 Proceeds" and "Certain
                                                 Transactions."

Proposed Nasdaq National Market Symbol......    NSPR
---------------

(1) Excludes 2,250,000 shares reserved for issuance under the Company's 1997 Stock Option Plan, pursuant to which options covering 840,248 shares have been granted at an exercise price of $1.30 per share and options covering 1,085,243 shares will be granted on the date of this Prospectus at a per share exercise price equal to the initial public offering price.

(2) The number of shares of Common Stock to be outstanding after this offering would be 10,231,016 after giving effect to the issuance of 731,016 shares of Common Stock issuable under outstanding options granted pursuant to the Company's 1997 Stock Option Plan, applying the treasury stock method with an assumed initial public offering price of $10.00 per share.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 27E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including without limitation statements under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this Prospectus, words such as "anticipate," "believe," "estimate," "expect," "intend" and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, such as those disclosed under "Risk Factors," including but not limited to the Company's limited operating history and dependence on major customers, competitive factors and pricing pressures, changes in legal and regulatory requirements, technological change, product development risks and general economic conditions. Such statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

     SUMMARY HISTORICAL AND PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The historical information for the period April 28, 1995 through December 31, 1995 and for the year ended December 31, 1996 was derived from the audited financial statements of the Company. The information presented as of and for the three months ended March 31, 1996 and 1997 was derived from the unaudited consolidated financial statements of the Company. With respect to the unaudited financial information, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the Company's interim results of operations and financial condition (except for the required purchase accounting adjustments resulting from the acquisition of SDS and the subsequent charge to operations of $3.0 million of the SDS purchase price that was assigned to purchased research and development and the $3.0 million charge to operations for the deferred compensation associated with Common Stock options granted during the three months ended March 31, 1997), have been included. The pro forma condensed consolidated financial data are based on assumptions and adjustments described in the notes to the pro forma condensed consolidated financial statements and are not necessarily indicative of the results of operations that may be achieved in the future. The information set forth below should be read in conjunction with "Selected Consolidated Financial Statement Data of INSpire," "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire," the Company's Financial Statements and the Company's Pro Forma Condensed Consolidated Financial Statements (Unaudited). The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.

                              PERIOD FROM      YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                              INCEPTION(1)    --------------------------    -------------------------------------------------
                                THROUGH                          PRO                        PRO                       PRO
                              DECEMBER 31,                      FORMA                      FORMA                     FORMA
                                  1995           1996          1996(2)         1996       1996(2)        1997       1997(2)
                              ------------    ----------      ----------    ----------   ----------   ----------   ----------
STATEMENT OF OPERATIONS
  DATA:
Revenues....................   $    3,907     $   13,653      $   37,317    $    2,308   $    7,381   $    8,191   $   13,603
Operating Expenses..........        5,518         14,430          35,826         2,650        7,386       13,424(3)    18,482(4)
Operating income (loss).....       (1,611)          (777)          1,491          (342)          (5)      (5,233)      (4,879)
Net income (loss)...........       (1,262)          (515)            259          (271)        (200)      (3,495)      (3,164)
Net income (loss) per
  share.....................         (.16)          (.07)            .03          (.04)        (.03)        (.46)        (.41)
Supplementary net income
  (loss) per share(5).......           --             --             .08            --          .01                      (.40)
Weighted average common and
  common equivalent shares
  outstanding...............    7,658,195      7,658,195       7,731,016     7,658,195    7,731,016    7,658,195    7,731,016

                                                                   MARCH 31, 1997
                                                              ------------------------
                                                                              AS
                                                              ACTUAL     ADJUSTED(6)
                                                              -------   --------------
                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   373      $11,742
Working capital.............................................   (3,669)      13,087
Total assets................................................   31,454       42,823
Current portion of long-term debt...........................    1,624          374
Due to parent...............................................    4,137           --
Long-term debt, excluding current portion...................    6,124          186
Shareholders' equity........................................    8,919       31,613

---------------

(1) The Company was incorporated April 28, 1995 and commenced operations July 1, 1995.

(2) Unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 1996 and for the three months ended March 31, 1996 and 1997 reflect: (i) the acquisition of SDS using the purchase method of accounting as if the acquisition of SDS, which occurred on March 12, 1997, had occurred on January 1, 1996 and (ii) the results of operations of the Company as if the Company had operated on an independent basis separate from Millers Mutual since January 1, 1996. See the Company's Pro Forma Condensed Consolidated Financial Statements (Unaudited).

(3) Includes non-recurring charges relating to: (i) the required purchase accounting adjustments resulting from the SDS Acquisition and the subsequent charge to operations of $3.0 million of the SDS purchase price that was assigned to purchased research and development and (ii) the $3.0 million charge to operations for the deferred compensation associated with Common Stock options granted during the three months ended March 31, 1997. Excluding the effect of such non-cash expenses, operating expenses, operating income and net income would have been $7.4 million, $832,000 and $508,000, respectively, and net income per share would have been $0.07.

(4) Includes non-recurring charges relating to: (i) the required purchase accounting adjustments resulting from the SDS Acquisition and the subsequent charge to operations of $3.0 million of the SDS purchase price that was assigned to purchased research and development and (ii) the $3.0 million charge to operations for the deferred compensation associated with Common Stock options granted during the three months ended March 31, 1997. Excluding the effect of such non-cash expenses, operating expenses, operating income and net income would have been $12.4 million, $1.2 million and $807,000, respectively, and net income per share and supplementary net income per share would have been $0.11 and $0.10, respectively.

(5) Supplementary net income (loss) per share has been computed by adjusting pro forma net income for the effect of the elimination of interest expense associated with the repayment of $7.2 million of interim debt in conjunction with this offering. Supplementary net income (loss) per share is not presented for historical information as there is no significant difference from net income (loss) per share as computed.

(6) Adjusted to reflect: (i) the sale by the Company of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, and (ii) the application by the Company of its estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     The following factors, which may affect the Company's current position and future prospects, should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Common Stock offered hereby.

LIMITED OPERATING HISTORY AND NET LOSSES

     The Company has a limited operating history in the policy and claims administration outsourcing business and only two significant outsourcing customers, one of which is Millers Mutual. In addition, the Company recently acquired SDS in March 1997. Although SDS had a significant operating history as a provider of software and software services to the P&C insurance industry, the Company has very little history conducting its current operations on a consolidated basis. The Company only recently began the process of integrating the SDS operations into the Company's financial, managerial, administrative and marketing functions. In addition, certain of the Company's senior management personnel recently joined the Company. There can be no assurance that the Company will be successful in this integration process or in implementing its long-term operating strategy. Prior to the acquisition of SDS, the Company's operations did not generate net income for any year. The Company had net losses of $1.3 million for the period from inception through December 31, 1995 and $515,000 for the year ended December 31, 1996. There can be no assurance that the Company will be able to maintain revenue growth or that the Company will not sustain net losses in the future. See "SDS Acquisition," "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire" and "Management."

ABILITY TO GROW AND EXPAND SERVICES

     The Company has grown rapidly since its formation. The Company's growth strategy depends on its ability to increase its share of the policy and claims administration market and expand sales of its software and software services through the enhancement of existing products, development of new services and products and the integrated marketing of its services and products. There can be no assurance that the Company will have the financial, managerial, administrative, marketing or other resources necessary to achieve these objectives.

     The success of the Company depends in large part on its ability to attract and retain highly-skilled managerial, sales and marketing personnel. In addition, the Company believes that it will need to hire additional technical personnel to enhance and develop its services and products. Competition for such personnel is intense, and should the Company be unable to hire the necessary personnel, the development and sale of new or enhanced services and products would likely be delayed or prevented. There can be no assurance that the Company will be able to attract, integrate and retain skilled personnel, manage its infrastructure or overcome other difficulties associated with growth. If the Company were to encounter difficulties in implementing the expansion or development of its services and products, or in attracting, integrating and retaining its personnel, such difficulties could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- The INSpire Strategy" and "Management."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; VOLATILITY OF TRADING PRICE

     The Company has experienced and may continue to experience significant quarter-to-quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a number of factors, including the introduction of new or enhanced services and products by the Company or its competitors, customer acceptance or rejection of new services and products, product development expenses, the timing of significant orders, the timing of large scale catastrophes, the volume of usage of the Company's services and products, competitive conditions in its industry and general economic conditions. Many of these factors are beyond the Company's control.

     The sales cycles for the Company's services and products are lengthy (generally between three and twelve months for outsourcing services and six and twelve months for software and software services) and subject to a number of factors beyond the Company's control. As the Company recognizes a substantial portion of revenues at the time new software systems are licensed, there can be significant fluctuations from period to period in the revenues and operating income derived from licensing activities. Customer decisions to enter into new license agreements may be significantly affected by their decisions to replace current systems. In addition, demand for the Company's claims administration services fluctuates greatly depending on the occurrence of large scale catastrophes, such as hurricanes. For these and other reasons, the revenues of the Company are difficult to forecast, and the Company believes that period-to-period comparisons of results of operations are not necessarily meaningful or indicative of the results that the Company may achieve for any subsequent quarter or fiscal year. Thus past operating results should not be considered a reliable indicator of future performance.

     The trading price of the Common Stock could be subject to wide fluctuations in response to variations in the Company's quarterly operating results, changes in earnings estimates by securities analysts, changes in the Company's business, or changes in general market or economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have significantly affected the trading prices for many emerging growth companies without regard to their specific operating performance. Such market fluctuations could have a material adverse effect on the trading price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire."

DEPENDENCE ON MAJOR CUSTOMERS

     The Company derives a substantial portion of its revenues from outsourcing services provided to a few large customers, including Millers Mutual and its subsidiary, The Millers Casualty Insurance Company ("Millers Casualty," and collectively with Millers Mutual, the "Millers Group"), Clarendon National Insurance Company ("Clarendon") and Interco, Inc. ("Interco"). The terms of the contracts with the Millers Group expire in 2000 and automatically renew for successive one-year periods if neither party terminates them. The Company provides services to Clarendon through contracts with various subsidiaries of E.
W. Blanch Holdings Company, Inc. (collectively, "Blanch"), each of which is a managing general agent of Clarendon. The Blanch contracts expire in 1999 and automatically renew for an additional three years if neither party terminates them. The Company provides services to Interco, the administrator to the State Corporation Commission of the Commonwealth of Virginia (the "Virginia Commission"), through a contract with the Virginia Commission. The Millers Group, Clarendon and Interco accounted for approximately 68%, 8% and 21%, respectively, of the Company's historical revenues in 1996 and 25%, 3% and 8%, respectively, of the Company's pro forma revenues in 1996. The Millers Group, Clarendon and Interco accounted for approximately 43%, 25% and 12%, respectively, of the Company's historical revenues for the three months ended March 31, 1997 and 26%, 15% and 7%, respectively, of the Company's pro forma revenues for such period. Any loss of or material decrease in the business from any of these customers could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Customers."

TECHNOLOGICAL CHANGE AND NEW PRODUCT DEVELOPMENT RISKS

     The markets in which the Company competes are increasingly characterized by rapid technological change. The introduction of competing services or products incorporating new technologies could render some or all of the Company's services and products obsolete or unmarketable. The Company believes that its future success depends on its ability to enhance its services and develop new products that address the increasingly sophisticated needs of its customers. As a result, the Company has expended substantial resources for the enhancement of its services and for product development and intends to continue to do so. The development of new or enhanced services or products results in expenditures and capital costs that may not be recovered if the service or product is unsuccessful. Development projects can be lengthy and subject to changing market requirements and unforeseen costs and delays. The failure of the Company to develop and introduce new or enhanced services or products in a timely and cost-effective manner could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Research and Development."

ACQUISITION RISKS

     The Company completed the acquisition of SDS on March 12, 1997 and intends to pursue acquisitions of other complementary businesses. There can be no assurance, however, that the Company will be able to integrate the operations of SDS with its own operations. Similarly, there can be no assurance that the Company will be able to consummate or successfully integrate future acquisitions. Acquisitions involve significant risks, including: (i) the diversion of management's time and attention to the negotiation of the acquisition and to the assimilation of the businesses acquired, (ii) the need to modify financial and other systems and add management resources, (iii) the potential liabilities of the acquired business, (iv) the unforeseen difficulties in the acquired operations, (v) the possible adverse short-term effects on the Company's results of operations and (vi) the financial reporting effects of the amortization of goodwill and other intangible assets. Furthermore, there can be no assurance that SDS, or any business acquired in the future, will achieve acceptable levels of revenue and profitability or otherwise perform as expected. Currently, the Company has no arrangements or understandings with any party with respect to any future acquisition. The Company, however, continues to monitor potential acquisition opportunities. See "SDS Acquisition" and "Business -- The INSpire Strategy."

LACK OF INDEPENDENT OPERATING HISTORY; CONTROL BY EXISTING SHAREHOLDER; CONFLICTS OF INTEREST

     The Company was formed in 1995 as a wholly-owned subsidiary of Millers Mutual. Although SDS was an independent company prior to being acquired by the Company in March 1997, the Company has not previously operated as a stand-alone company. Following this offering, the Company will be required to develop financial, managerial, administrative and other aspects of its infrastructure previously provided to the Company by Millers Mutual. In addition, since inception the Company has operated with negative working capital and satisfied a significant portion of its cash requirements from capital contributions and loans from Millers Mutual. The Company does not anticipate receiving any loans or capital contributions from Millers Mutual in the future. The Company expects to use a portion of its net proceeds from this offering to repay all outstanding loans from Millers Mutual. In addition, Millers Mutual is substantially reducing its investment in the Company as a result of its sale of Common Stock pursuant to this offering. The Company believes that its net proceeds from this offering, together with funds from operations, will be sufficient to fund anticipated working capital requirements for at least one year. The Company may require substantial additional funds for potential acquisitions and expansion. There can be no assurance that the Company will be able to obtain any additional financing or that the Company will not increase its outstanding indebtedness after this offering to levels that may have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company and Millers Mutual have entered into several agreements that are intended to ease the Company's transition to independent status, there can be no assurance that the Company will be able to manage this transition or develop independent resources successfully.

     After this offering, Millers Mutual will beneficially own an aggregate of 52.6% of the outstanding shares of Common Stock (or approximately 47.6% if the Underwriters' over-allotment option is exercised in full). As the Company's majority shareholder, Millers Mutual will continue to have the ability to elect a majority of the Board of Directors and maintain control of the Company after this offering. Millers Mutual's ownership of a majority of the Common Stock after this offering may discourage unsolicited mergers, acquisitions, tender offers, proxy contests or changes of incumbent management, even when shareholders other than Millers Mutual consider such a transaction or event to be in their best interest. Accordingly, holders of Common Stock may be deprived of an opportunity to sell their shares at a premium over the trading price of the shares.

     Until recently, F. George Dunham, III, the Company's President, Chief Executive Officer and Chairman of the Board, also served as President and Chief Executive Officer of each of Millers Mutual and Millers Casualty. On June 18, 1997, Mr. Dunham resigned from those positions with Millers Mutual and Millers Casualty. However, Mr. Dunham serves as Vice Chairman of the Board of Directors of each of Millers Mutual and Millers Casualty, and his father, Frank G. Dunham, Jr., serves as Chairman of the Board and Chief Executive Officer of each of Millers Mutual and Millers Casualty. In addition, the Company will continue to have a variety of contractual relationships with Millers Mutual and Millers Casualty, including a benefits administration agreement pursuant to which Millers Mutual provides certain benefits administration services to the Company and certain contracts pursuant to which the Company provides policy and claims administration services to Millers Mutual and Millers Casualty. As the interests of the Company and Millers Mutual will differ, Mr. Dunham will face certain conflicts of interest. See "Use of Proceeds," "Principal and Selling Shareholders" and "Certain Transactions."

COMPETITION

     The markets for policy and claims administration services and products are highly competitive and subject to rapid changes in technology. The Company competes in the following three markets serving the P&C insurance industry: (i) outsourcing of policy administration, (ii) outsourcing of claims administration and (iii) software and software services.

     The policy administration outsourcing market is relatively new and is dominated by a few large companies, including Policy Management Services Corporation ("PMSC"). The Company competes for policy administration outsourcing customers on the basis of customer service, performance and price. The claims administration outsourcing market is highly fragmented, with competition from a large number of claims administration companies of varying size as well as independent contractors. Competition in the claims administration outsourcing market is principally price driven. Two of the larger competitors in this market are Lindsey Morden Claim Services Inc. and Crawford & Company, Inc. The P&C insurance software and software services market is highly competitive and is dominated by PMSC. The Company competes for software customers on the basis of customer service, performance, product features, ability to tailor products and services to specific customer requirements, timely delivery and price.

     The Company believes that its most significant competition for policy and claims administration software and outsourcing services comes from potential customers' in-house personnel. Insurance companies that have developed proprietary software systems to conduct all or most of their policy and claims administration internally have made a significant investment in their policy and claims information systems. In addition, insurance company personnel have a vested interest in maintaining these responsibilities in-house.

     Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. As a result, these competitors may devote more resources to the development, promotion and sale of services or products than the Company and respond more quickly to emerging technologies and changes in customer requirements. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services and products to address customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success will depend largely on the efforts and abilities of its executive officers, including F. George Dunham, III, the President and Chief Executive Officer of the Company, Stuart H. Warrington, an Executive Vice President of the Company and founder of SDS, Robert K. Agazzi, an Executive Vice President of the Company and former President of SDS, and certain key technical, managerial and sales employees. The loss of the services of Messrs. Dunham, Warrington or Agazzi, or any of the Company's other key employees, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has an employment agreement with Mr. Dunham that terminates in 2000 and employment agreements with Messrs. Warrington and Agazzi that terminate in 1998. The Company maintains a key-man life insurance policy on Stuart H. Warrington, but not on any other key employees. There can be no assurance that the Company will be successful in retaining its key personnel. See "Business -- Competition" and "-- Employees" and "Management."

RELIANCE ON INFORMATION PROCESSING SYSTEMS

     The Company's outsourcing services depend on its ability to store, retrieve, process and manage significant databases, and expand and upgrade periodically its information processing capabilities. The Company's principal computer equipment and software systems are maintained at the Company's facilities in Fort Worth, Texas and Sheboygan, Wisconsin. Interruption or loss of the Company's information processing capabilities through loss of stored data, breakdown or malfunctioning of computer equipment and software systems, telecommunications failure or damage caused by fire, tornadoes, lightning, electrical power outage or other disruption could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company maintains business interruption insurance with an aggregate limit of $5.0 million per occurrence, and has entered into an agreement with International Business Machines, Inc. to provide disaster recovery services, if needed, there can be no assurance that such insurance or services will continue to be available at reasonable prices, cover all such losses or compensate the Company for the possible loss of customers occurring during any period that the Company is unable to provide services. See "Business -- Customer Support and Operations."

DEPENDENCE ON PROPRIETARY RIGHTS AND RISKS OF INFRINGEMENT

     The Company regards the technology underlying its services and products as proprietary. The Company has no registered copyrights or trademarks and relies primarily on a combination of intellectual property laws, confidentiality agreements and contractual provisions to protect its proprietary rights. Trade secret and copyright laws afford the Company limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's software or obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's software is difficult. There can be no assurance that the obligations to maintain the confidentiality of the Company's proprietary information (including software source code) will prevent disclosure of such information or that the Company's proprietary information will not be independently developed by the Company's competitors. Litigation may be necessary for the Company to defend against claims of infringement or protect its intellectual property rights, which could result in substantial costs to the Company and diversion of management's efforts. There can be no assurance that the Company would prevail in any such litigation. The absence of federal or state registrations for its intellectual property could be detrimental to the Company in any infringement litigation or other disputes regarding intellectual property. The inability of the Company to protect its proprietary rights could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is unaware of any claim that its software, trademarks or other proprietary rights infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. Any such claims, with or without merit, could require the expenditure of significant time and money to defend, require the Company to enter into royalty or license agreements or require the Company to cease the alleged infringing activities. The failure to obtain such royalty or license agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Intellectual Property."

RISKS OF SOFTWARE DEFECTS

     The sale and support of software by the Company entails the risks of product liability and warranty claims, which could be substantial. Software products may contain errors or defects, especially when first introduced or when new versions or enhancements are released. Any such defects in the Company's software products could result in loss of revenues or delay market acceptance of new products, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to product liability or warranty claims. These limitation of liability provisions, however, may be ineffective because of existing or future federal, state or local laws or unfavorable judicial decisions.

     In February 1997, a lawsuit was filed against the Company by a customer claiming in excess of $1.3 million in damages. The customer alleges that the software sold to such customer does not meet required specifications. The Company and the former shareholders of SDS placed $1.5 million of the SDS purchase price in an escrow account pending resolution of such claim. No assurance can be given with respect to the outcome of this lawsuit, including whether the amount of any judgment or settlement will exceed the escrowed funds and require the Company to pay the amount of the excess. A successful product liability or warranty claim against the Company could have a material adverse effect on the Company's business, financial condition and results of operations. See "SDS Acquisition" and "Business -- Research and Development,"
"-- Intellectual Property" and "-- Legal Proceedings."

GOVERNMENT REGULATION

     The P&C insurance industry is subject to extensive regulation by state governments. As the Company markets and sells its services and products to P&C insurers, certain aspects of the Company's business are affected by such regulation. The Company must continuously update its software to reflect changes in regulations. In addition, changes in regulations that adversely affect the Company's existing and potential customers could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company's services and products are not directly subject to insurance regulations in the states where the Company currently provides them, the Company's outsourcing services may be subject to insurance regulations in states where the Company may do business in the future. Such regulations could require the Company to obtain a license as a managing general agent or third party administrator. No assurance can be given with respect to the extent to which the Company may become subject to regulation in the future, the ability of the Company to comply with any such regulation or the cost of compliance. See "Business."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of a substantial number of shares of Common Stock in the open market after this offering could adversely affect the trading price of the Common Stock. Immediately after the offering the Selling Shareholder will hold 5,000,000 shares, representing 52.6% of the outstanding shares of Common Stock (47.6% if the Underwriters' over-allotment option is exercised in full). A decision by the Selling Shareholder to sell shares of Common Stock could adversely affect the trading price of the Common Stock. Upon consummation of this offering, the Company will have 9,500,000 shares of Common Stock outstanding (9,875,000 shares assuming exercise in full of the Underwriters' over-allotment option). Of these shares, all shares sold in this offering (other than those sold to affiliates of the Company) will be freely tradeable. All remaining shares of Common Stock are subject to lock-up agreements with the Underwriters. Such lock-up agreements restrict transfers of such shares without the written consent of Raymond James & Associates, Inc. until 180 days after the date of this Prospectus. After such 180-day period expires, approximately 5,000,000 shares (4,700,000 shares if the Underwriters' overallotment option is exercised in full) will be eligible for sale pursuant to Rule 144 under the Securities Act. In addition, 2,250,000 shares of Common Stock have been reserved for issuance under the Company's 1997 Stock Option Plan (the "Stock Option Plan"), 1,925,491 shares of which are issuable upon exercise of options outstanding at the date of this Prospectus, including options to purchase 584,075 shares of Common Stock exercisable as of the date of this Prospectus or that will become exercisable within 180 days after the date of this Prospectus. Such shares issuable upon the exercise of options within 180 days after the date of this Prospectus are subject to the lock-up agreements described above. The Company intends to register on Form S-8 under the Securities Act the offering and sale of Common Stock issuable under the Stock Option Plan. See
"Management -- Stock Option Plan" and "Shares Eligible For Future Sale."

ANTI-TAKEOVER CONSIDERATIONS

     Certain provisions of the Company's Restated Articles of Incorporation (the "Restated Articles"), the Company's Bylaws (the "Bylaws") and the Texas Business Corporation Act ("TBCA") may have the effect of discouraging unsolicited proposals for acquisition of the Company. The Restated Articles and the Bylaws divide the Board of Directors into three classes serving staggered three-year terms. Pursuant to the Restated Articles, shares of preferred stock may be issued by the Company in the future without shareholder approval and upon such terms and conditions, and having such rights, privileges and preferences as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any such preferred stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, could have the effect of discouraging a third party's acquisition of a majority of the Common Stock. The Company has no present plans to issue any shares of preferred stock. In addition, the Company has adopted a shareholder rights plan that could further discourage attempts to acquire control of the Company. Finally, effective September 1, 1997, the TBCA will restrict certain business combinations with any "affiliated shareholder," as defined therein. See "Description of Capital Stock -- Anti-Takeover Considerations" and "-- Preferred Stock."

NO PRIOR PUBLIC MARKET; DETERMINATION OF INITIAL PUBLIC OFFERING PRICE; DILUTION

     Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active public market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to this offering at or above the initial public offering price. If an active public market for the Common Stock does not develop, the trading price and liquidity of the Common Stock will be materially and adversely affected. The initial public offering price of the Common Stock offered hereby will be determined by negotiations among the Company, the Selling Shareholder and the Underwriters and may not be indicative of the trading price for the Common Stock after this offering.

     Purchasers of shares of Common Stock in this offering will experience immediate and substantial dilution in the net tangible book value of their shares. Prior to this offering, each share of Common Stock had a net tangible book value of $(.90). Assuming an initial public offering price of $10.00 per share: (i) after this offering each share of Common Stock will have a net tangible book value of $1.72 and (ii) the net tangible book value dilution to purchasers of Common Stock in this offering will be $8.28 per share. See "Dilution," "Management -- Stock Option Plan" and "Underwriting."

                                SDS ACQUISITION

     On March 12, 1997, the Company acquired all of the capital stock of Strategic Data Systems, Inc., a Wisconsin corporation, for $18.0 million in cash (the "SDS Acquisition"). Of this amount, $2.5 million remains in escrow to secure certain indemnification obligations of the former SDS shareholders. The SDS Acquisition was financed with a $7.5 million loan from NationsBank of Texas, N.A. ("NationsBank") and a capital contribution of $10.5 million from Millers Mutual. The Company intends to repay the loan from NationsBank with a portion of its net proceeds from this offering. SDS was merged into the Company in July 1997. See "Use of Proceeds."

     SDS began operations in 1981 as a provider of software and software services to the P&C insurance industry. SDS's revenues and net income in 1996 were $23.7 million and $698,000, respectively, and $5.4 million and $231,000, respectively, for the period from January 1, 1997 through March 11, 1997. SDS's founder and Chief Executive Officer, Stuart H. Warrington, and its President, Robert K. Agazzi, have become Executive Vice Presidents -- Software and Systems of the Company.

     The software acquired by the Company through the SDS Acquisition includes policy and claims administration systems, as well as software that increases the productivity of insurers by automating functions such as workflow management, underwriting rules and guidelines, document production and rating algorithms. Through the SDS Acquisition, the Company gained the ability to provide additional software services, including installation, customization, conversion and maintenance of the SDS systems to meet customer specifications.

     Prior to the SDS Acquisition, the Company's operations were focused solely on providing outsourcing services to the P&C insurance industry. Millers Mutual has utilized SDS software since 1993. The SDS Acquisition allows the Company to offer a comprehensive choice of solutions, including software systems and services to satisfy the needs of customers who choose to retain their processing capabilities in-house. These software systems and services also enhance the quality of the Company's outsourcing services. The Company believes that utilization of the experienced sales and marketing personnel of SDS and access to the SDS customer base will facilitate cross-selling opportunities and expansion of the Company's outsourcing services.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company at an assumed initial public offering price of $10.00 per share are expected to be approximately $22.7 million (or approximately $26.2 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use approximately $7.3 million of such net proceeds to repay the outstanding balance, including accrued interest, under its bank credit facility with NationsBank (the "NationsBank Facility") incurred to fund part of the SDS Acquisition and $2.8 million to repay funds borrowed from Millers Mutual for working capital purposes. The Company intends to use the remaining net proceeds of approximately $12.6 million for general corporate purposes, including working capital, research and development and possible acquisitions. Currently the Company has no arrangements or understandings with respect to the acquisition of any business, although the Company continues to monitor potential acquisition opportunities. Pending such uses, the Company intends to invest the net proceeds in short-term, investment grade, interest bearing securities.

     The NationsBank Facility is comprised of a revolving credit facility and a term credit facility. The revolving credit facility provides for maximum borrowings of $4.0 million, with an outstanding balance of $2.5 million as of June 30, 1997. The term credit facility had an original principal amount of $5.0 million, with an outstanding balance of $4.8 million as of June 30, 1997. Both facilities bear interest at floating rates that may be fixed for 180-day periods. The interest rate is 7.4375% until September 29, 1997 under the term credit facility and 7.5% until December 1, 1997 under the revolving credit facility. The Company must pay a commitment fee of 0.25% per annum on the average daily unused portion of the revolving credit facility. The term credit facility matures March 12, 2001 and the revolving credit facility matures March 12, 1999.

     The Company has borrowed from and repaid funds to Millers Mutual based on the Company's working capital needs. The Company's borrowings from Millers Mutual do not have a fixed maturity date and do not bear interest. The outstanding balance of these borrowings was $2.8 million as of June 30, 1997.

     The Company will not receive any proceeds from the sale of the shares of Common Stock offered by the Selling Shareholder. The net proceeds to be received by the Selling Shareholder from the sale of 2,000,000 shares offered by the Selling Shareholder at an assumed initial public offering price of $10.00 per share are expected to be approximately $18.2 million (or approximately $20.9 million if the Underwriters' over-allotment option is exercised in full) after deducting underwriting discounts and commissions and estimated offering expenses payable by the Selling Shareholder. See "Principal and Selling Shareholders."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on the Common Stock. The Company currently intends to retain any future earnings to fund growth and does not anticipate paying any cash dividends in the foreseeable future. Under the terms of the NationsBank Facility, the Company cannot declare or pay any dividends or return any capital to its shareholders or authorize or make any other distribution, payment or delivery of property or cash to its shareholders as such without the prior written consent of NationsBank.

                                    DILUTION

     The net tangible book value of the Company at March 31, 1997 was approximately $(6.3) million, or $(.90) per share. "Net tangible book value per share" represents the amount of total assets less total liabilities and intangible assets divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the net tangible book value after March 31, 1997, other than to give effect to the receipt by the Company of the estimated net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $10.00 per share, the net tangible book value of the Company at March 31, 1997 would have been $16.4 million, or $1.72 per share. This represents an immediate increase of net tangible book value of $2.62 per share to existing shareholders and an immediate dilution of $8.28 per share to new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............           $10.00
                                                                       ------
  Net tangible book value per share before this offering....  $(.90)
  Increase per share attributable to new investors..........   2.62
                                                              -----
Net tangible book value per share after this offering(1)....             1.72
                                                                       ------
Dilution per share to new investors.........................           $ 8.28
                                                                       ======

---------------

(1) If the Underwriters' over-allotment option is exercised in full, the net tangible book value after this offering would be $2.09 per share, resulting in dilution to new investors in this offering of $7.91 per share.

     The following table summarizes, on a pro forma basis as of March 31, 1997, the differences between the existing shareholder and the new investors purchasing shares of Common Stock in this offering (at an assumed initial public offering price of $10.00 per share) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:

                                      SHARES OF COMMON             TOTAL
                                       STOCK ACQUIRED          CONSIDERATION        AVERAGE
                                    --------------------   ---------------------   PRICE PER
                                      NUMBER     PERCENT     AMOUNT      PERCENT     SHARE
                                    ----------   -------   -----------   -------   ---------
Existing Shareholder..............   7,000,000     73.7%   $14,191,609     36.2%    $ 2.03
New Investors.....................   2,500,000     26.3     25,000,000     63.8      10.00
                                    ----------    -----    -----------    -----
          Total...................   9,500,000    100.0%   $39,191,609    100.0%    $ 4.13
                                    ==========    =====    ===========    =====

     The computations in the above table are determined without deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. Both tables set forth in this section assume no exercise of outstanding stock options. As of June 30, 1997, options to purchase 840,248 shares of Common Stock were outstanding, with an exercise price of $1.30 per share. To the extent outstanding options are exercised, there will be further dilution to new investors. See "Management -- Stock Option Plan."

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company as of March 31, 1997, and as adjusted to reflect: (i) the sale by the Company of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, (ii) the application of the estimated net proceeds therefrom and (iii) the amendments to the Company's articles of incorporation effected by the Restated Articles.

                                                                  MARCH 31, 1997
                                                              ----------------------
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN THOUSANDS)
Current portion of long-term debt...........................  $ 1,624      $   374
Due to parent...............................................    4,137           --
Long-term debt, excluding current portion:
  Term loan.................................................    3,437           --
  Revolving credit facility.................................    2,500           --
  Other.....................................................      187          187
                                                              -------      -------
          Total long-term debt..............................    6,124          187
                                                              -------      -------
Shareholders' equity:
  Preferred stock (par value $1.00 per share, 1,000,000
     shares authorized and none issued).....................       --           --
  Common stock (par value $0.01 per share, 14,000,000 shares authorized, 7,000,000 shares issued and outstanding,
     and 9,500,000 shares issued and outstanding as
     adjusted(1))...........................................       70           95
  Additional paid-in capital................................   14,122       39,096
  Accumulated deficit.......................................   (5,272)      (7,578)
                                                              -------      -------
       Total shareholders' equity...........................    8,920       31,613
                                                              -------      -------
          Total capitalization..............................  $20,805      $32,174
                                                              =======      =======

---------------

(1) Excludes 2,250,000 shares reserved for issuance under the Stock Option Plan, pursuant to which options covering 840,248 shares have been granted at an exercise price of $1.30 per share and options covering 1,085,243 shares will be granted on the date of this Prospectus at a per share exercise price equal to the initial public offering price of the Common Stock.

                SELECTED CONSOLIDATED FINANCIAL DATA OF INSPIRE
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The selected financial data of the Company presented below as of December 31, 1995 and 1996 and for the period April 28, 1995 through December 31, 1995 and for the year ended December 31, 1996 have been derived from the audited financial statements of the Company. The selected consolidated financial data of the Company presented below as of March 31, 1997 and for the three-month periods ended March 31, 1996 and 1997 are unaudited but have been prepared on the same basis as the audited consolidated financial statements of the Company included herein and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments (except for the required purchase accounting adjustments resulting from the SDS Acquisition and the subsequent charge to operations of $3.0 million of the SDS purchase price, which was assigned to purchased research and development, and the $3.0 million charge to operations for the deferred compensation associated with Common Stock options granted during the three months ended March 31, 1997), necessary for a fair presentation of the Company's financial position and results of operations. The results of operations presented below are not necessarily indicative of results to be expected for any future period, and the historical quarterly results of operations are not comparable between periods due to the SDS Acquisition. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire," the Company's Financial Statements and the Company's Pro Forma Condensed Consolidated Financial Statements (Unaudited). The results of operations presented below are not necessarily indicative of the results of operations that may be achieved in the future.

                                  PERIOD FROM     YEAR ENDED DECEMBER 31,                THREE MONTHS ENDED MARCH 31,
                                  INCEPTION(1)   -------------------------   ----------------------------------------------------
                                    THROUGH                        PRO                       PRO                          PRO
                                  DECEMBER 31,                    FORMA                     FORMA                        FORMA
                                      1995          1996         1996(2)        1996       1996(2)        1997          1997(2)
                                  ------------   ----------     ----------   ----------   ----------   ----------      ----------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Outsourcing services...........  $    3,907    $   13,653     $   13,653   $    2,308   $    2,308   $    6,736      $    6,736
  Software and software
    services.....................          --            --         18,239           --        4,529        1,080           5,920
  Other..........................          --            --          5,425           --          544          375             947
                                   ----------    ----------     ----------   ----------   ----------   ----------      ----------
        Total revenues...........       3,907        13,653         37,317        2,308        7,381        8,191          13,603
Expenses:
  Cost of outsourcing services...       4,885        10,543         10,543        1,877        1,877        4,891           4,957
  Cost of software and software
    services.....................          --            --         15,223           --        3,535          739           4,647
  Cost of other revenues.........          --            --          3,401           --          491          182             861
  Selling, general and
    administrative...............          --            --          2,993           --          558          260             936
  Research and development.......          33           787          1,759          173          490          126             300
  Depreciation and
    amortization.................          --            --          1,727           --          390          535             671
  Purchased research and
    development..................          --            --             --           --           --        3,000(3)        3,000(4)
  Deferred compensation..........          --            --             --           --           --        3,065(3)        3,065(4)
  Management fees to parent......         600         3,100            180          600           45          626              45
                                   ----------    ----------     ----------   ----------   ----------   ----------      ----------
        Total expenses...........       5,518        14,430         35,826        2,650        7,386       13,424          18,482
                                   ----------    ----------     ----------   ----------   ----------   ----------      ----------
Operating income (loss)..........      (1,611)         (777)         1,491         (342)          (5)      (5,233)         (4,879)
Other income (expense)...........          --            (2)        (1,251)          --         (348)          51            (368)
                                   ----------    ----------     ----------   ----------   ----------   ----------      ----------
Income (loss) before income
  taxes..........................      (1,611)         (779)           240         (342)        (353)      (5,284)         (5,247)
Income tax (benefit).............        (349)         (264)           (19)         (71)        (153)      (1,789)         (2,083)
                                   ----------    ----------     ----------   ----------   ----------   ----------      ----------
Net income (loss)................  $   (1,262)   $     (515)    $      259   $     (271)  $     (200)  $   (3,495)     $   (3,164)
                                   ==========    ==========     ==========   ==========   ==========   ==========      ==========
Net income (loss) per share......  $     (.16)   $     (.07)    $      .03   $     (.04)  $     (.03)  $     (.46)     $     (.41)
Supplementary net income (loss)
  per share(5)...................          --            --            .08           --          .01           --             .40
Weighted average common and
  common equivalent shares
  outstanding....................   7,658,195     7,658,195      7,731,016    7,658,195    7,731,016    7,658,195       7,731,016

                                                                 DECEMBER 31,             MARCH 31, 1997
                                                              ------------------    --------------------------
                                                               1995       1996       ACTUAL     AS ADJUSTED(6)
                                                              -------    -------    --------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $    22    $   363    $    373       $11,742
Working capital.............................................   (1,072)    (2,550)     (3,669)       13,087
Total assets................................................    2,817      5,232      31,454        42,823
Current portion of long-term debt...........................       --      2,500       1,624           374
Due to parent...............................................    1,569        996       4,137            --
Long-term debt, excluding current portion...................       --         --       6,124           186
Shareholders' equity........................................    1,121        606       8,919        31,613

---------------

(1) The Company was incorporated April 28, 1995 and commenced operations July 1, 1995.

(2) Unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 1996 and for the three months ended March 31, 1996 and 1997 reflect: (i) the acquisition of SDS using the purchase method of accounting as if the acquisition of SDS, which occurred on March 12, 1997, had occurred on January 1, 1996 and (ii) the results of operations of the Company as if the Company had operated on an independent basis separate from Millers Mutual since January 1, 1996. See the Company's Pro Forma Condensed Consolidated Financial Statements (Unaudited).

(3) Represents non-recurring charges relating to: (i) the required purchase accounting adjustments resulting from the SDS Acquisition and the subsequent charge to operations of $3.0 million of the SDS purchase price that was assigned to purchased research and development and (ii) the $3.0 million charge to operations for the deferred compensation associated with Common Stock options granted during the three months ended March 31, 1997. Excluding the effect of such non-cash expenses, operating expenses, operating income and net income would have been $7.4 million, $832,000 and $508,000, respectively, and net income per share would have been $0.07.

(4) Represents non-recurring charges relating to: (i) the required purchase accounting adjustments resulting from the SDS Acquisition and the subsequent charge to operations of $3.0 million of the SDS purchase price that was assigned to purchased research and development and (ii) the $3.0 million charge to operations for the deferred compensation associated with Common Stock options granted during the three months ended March 31, 1997. Excluding the effect of such non-cash expenses, operating expenses, operating income and net income would have been $12.4 million, $1.2 million and $807,000, respectively, and net income per share and supplementary net income per share would have been $0.11 and $0.10, respecively.

(5) Supplementary net income (loss) per share has been computed by adjusting pro forma net income for the effect of the elimination of interest expense associated with the repayment of $7.2 million in term debt in conjunction with the Company's initial public offering. Supplementary net income (loss) per share is not presented for historical information as there is no significant difference from net income (loss) per share as computed.

(6) Adjusted to reflect: (i) the sale by the Company of 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $10.00 per share, after deducting estimated underwriting discounts and commissions and offering expenses payable by the Company, and (ii) the application by the Company of its estimated net proceeds therefrom. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INSPIRE

OVERVIEW

     The Company's revenues are derived principally from: (i) outsourcing services and (ii) software and software services. Revenues from outsourcing services are derived from policy administration services and claims administration services. Revenues from software and software services are derived from contracts that grant customers a license to use the Company's software products and contracts that provide for installation, customization, enhancement, conversion and maintenance services. Other revenues principally represent hardware sold in connection with software installations.

     Revenues from outsourcing services are recognized as services are rendered. Initial installations of software systems generally include a one-time license fee and a contract for the installation and customization of the system to meet the customer's specifications, which the Company bills at an hourly rate. Amounts charged for the initial license and the installation and customization of systems are recognized as revenue during the installation period in proportion to the hours expended for installation compared to the total hours projected for installation. In other instances, revenue is recognized based on performance milestones specified in the contract. The Company recognizes the annual fee charged for maintenance of the customer's system as revenue as hours are expended over the maintenance contract period. Revenues from computer hardware and equipment sales are recognized when the Company receives notification that the equipment has been shipped by the manufacturer to the customer. Changes in estimates of percentage of completion or losses, if any, associated with outsourcing or software services are recognized in the period in which they are determined.

     The Company incurs research and development costs that relate primarily to the development of new products and major enhancements to existing services and products. Research and development costs are comprised primarily of salaries. The Company expenses or capitalizes, as appropriate, these research and development costs in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." All research and development costs incurred prior to the time management believes a project has reached "technological feasibility" are expensed. Software production costs incurred subsequent to reaching technological feasibility are capitalized, if material, and reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized over the expected service life of the related software, generally five to seven years, using the straight-line method. The cost and related accumulated amortization of projects are written off as they become fully amortized.

     In view of the Company's limited operating history and recent acquisition of SDS, the Company believes that period-to-period comparisons of its historical results of operations are not necessarily meaningful. Accordingly, discussions of the pro forma results of operations that combine the results of operations of the Company and SDS for the periods indicated are also included. The results of operations presented should not be relied upon as an indication of future performance.

     Millers Mutual, the Company, and the other subsidiaries of Millers Mutual are parties to a Consolidated Federal Income Tax Allocation Agreement, effective as of January 1, 1994 (as amended, the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, Millers Mutual must pay the Company an amount equal to any decrease in the income taxes otherwise payable by the Millers Mutual consolidated tax group attributable to any net losses of the Company. Conversely, the Tax Sharing Agreement requires the Company to pay to Millers Mutual the amount of any income taxes that the Company would have paid if it had not been included in the Millers Mutual consolidated group. The Company believes that the parties to the Tax Sharing Agreement will amend it in contemplation of the Company leaving the Millers Mutual consolidated group as a result of this offering. The Company expects such amendment to provide that the Company will indemnify the other members of the Millers Mutual consolidated group for any of the group's income taxes and related expenses attributable to the Company, and Millers Mutual will indemnify the Company for any income taxes and related expenses attributable to any members of the consolidated group other than the Company. The amendment of the Tax Sharing Agreement will be subject to approval by the Texas Department of Insurance ("TDI").

RECENT DEVELOPMENTS

     Purchase of SDS. On March 12, 1997 the Company acquired SDS for $18.0 million. The results of operations of SDS from March 12, 1997 through March 31, 1997 are included in the results of operations of the Company for the three months ended March 31, 1997. See "SDS Acquisition."

     Sale of AQS. In July 1997, the Company signed a non-binding letter of intent to sell Applied Quoting Systems, Inc., a wholly-owned subsidiary of the Company, for $2.5 million. Applied Quoting Systems, Inc. sells the Applied Quoting Systems Module ("AQS"), a DOS-based comprehensive commercial lines policy administration system designed to improve policy processing and customer service. AQS automates commercial policy rating, issuance, renewals and mid-term policy changes. Sales of AQS were $4.1 million during 1996 and $1.1 million during the three months ended March 31, 1997. There can be no assurance that the sale of this subsidiary will be completed.

RESULTS OF OPERATIONS

     The following table sets forth, with respect to the Company and for the periods indicated, the percentage of total revenues represented by certain revenue, expense and income items:

                                                              YEAR ENDED
                                            PERIOD FROM      DECEMBER 31,          THREE MONTHS ENDED MARCH 31,
                                            INCEPTION(1)   -----------------   -------------------------------------
                                              THROUGH                 PRO                 PRO                 PRO
                                            DECEMBER 31,             FORMA               FORMA               FORMA
                                                1995       1996     1996(2)    1996     1996(2)    1997     1997(2)
                                            ------------   -----   ---------   -----   ---------   -----   ---------
Revenues:
  Outsourcing services....................     100.0%      100.0%     36.6%    100.0%     31.2%     82.2%     49.5%
  Software and software services..........        --          --      48.9        --      61.4      13.2      43.5
  Other...................................        --          --      14.5        --       7.4       4.6       7.0
                                               -----       -----     -----     -----     -----     -----     -----
        Total revenues....................     100.0       100.0     100.0     100.0     100.0     100.0     100.0
                                               =====       =====     =====     =====     =====     =====     =====
Expenses:
  Cost of outsourcing services............     125.0        77.2      28.3      81.3      25.4      59.7      36.4
  Cost of software and software
    services..............................        --          --      40.8        --      47.9       9.1      34.2
  Cost of other revenues..................        --          --       9.1        --       6.7       2.3       6.3
  Selling, general and administrative.....        --          --       8.0        --       7.6       3.2       6.9
  Research and development................        .8         5.8       4.7       7.5       6.6       1.5       2.2
  Depreciation and amortization...........        --          --       4.6        --       5.3       6.5       4.9
  Purchased research and development......        --          --        --        --        --      36.6      22.2
  Deferred compensation...................        --          --        --        --        --      37.4      22.5
  Management fees to parent...............      15.4        22.7        .5      26.0        .6       7.6        .3
                                               -----       -----     -----     -----     -----     -----     -----
        Total expenses....................     141.2       105.7      96.0     114.8     100.1     163.9     135.9
                                               =====       =====     =====     =====     =====     =====     =====
Operating income (loss)...................     (41.2)       (5.7)      4.0     (14.8)      (.1)    (63.9)    (35.9)
Other income (expense)....................        --          --      (3.4)       --      (4.7)      (.6)     (2.7)
                                               -----       -----     -----     -----     -----     -----     -----
Income (loss) before income taxes.........     (41.2)       (5.7)       .6     (14.8)     (4.8)    (64.5)    (38.6)
Income tax (benefit)......................      (8.9)       (1.9)      (.1)     (3.1)     (2.1)    (21.8)    (15.3)
                                               -----       -----     -----     -----     -----     -----     -----
Net income (loss).........................     (32.3)%      (3.8)%      .7%    (11.7)%    (2.7)%   (42.7)%   (23.3)%
                                               =====       =====     =====     =====     =====     =====     =====

---------------

(1) The Company was incorporated April 28, 1995 and commenced operations July 1, 1995.

(2) Unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 1996 and for the three months ended March 31, 1996 and 1997 reflect: (i) the acquisition of SDS using the purchase method of accounting as if the acquisition of SDS, which occurred on March 12, 1997, had occurred on January 1, 1996 and (ii) the results of operations of the Company as if the Company had operated on an independent basis separate from Millers Mutual since January 1, 1996. See the Company's Pro Forma Condensed Consolidated Financial Statements (Unaudited).

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 ON A PRO FORMA
BASIS

     REVENUES. Pro forma revenues were $13.6 million for the three months ended March 31, 1997 compared to $7.4 million for the three months ended March 31, 1996, an increase of $6.2 million or 84%. Revenues from outsourcing services were $6.7 million for the three months ended March 31, 1997 compared to $2.3 million for the three months ended March 31, 1996, an increase of $4.4 million or 191%, primarily as a result of three significant contracts entered into during or after March 1996 under which the Company performed significantly more outsourcing services. These three contracts included a claims administration agreement with Interco as administrator for the Virginia Commission, a policy administration outsourcing agreement and a claims administration agreement with Clarendon through Blanch. Revenues from software and software services were $5.9 million for the three months ended March 31, 1997 compared to $4.5 million for the period ended March 31, 1996, an increase of $1.4 million or 31%. This increase was attributable to an increased number of software products installations and customizations, primarily WPC (as hereinafter defined), due to increased sales and marketing efforts. Revenues from other sources were $947,000 for the three months ended March 31, 1997 compared to $544,000 for the three months ended March 31, 1996, an increase of $403,000 or 43%. This increase was attributable to increased hardware sales in connection with the increased software installations.

     COST OF REVENUES. Cost of outsourcing services, which consists primarily of personnel costs, was $5.0 million for the three months ended March 31, 1997 compared to $1.9 million for the three months ended March 31, 1996, an increase of $3.1 million or 164%, primarily as a result of costs associated with the performance of the three significant contracts described above. Cost of software and software services, which is comprised primarily of salaries, was $4.6 million for the three months ended March 31, 1997 compared to $3.5 million for the three months ended March 31, 1996, an increase of $1.1 million or 32%, primarily as a result of an increased number of software installations.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include the costs of corporate operations, finance and accounting, human resources and other general operations of the Company. General and administrative expenses were $1.0 million for the three months ended March 31, 1997 compared to $600,000 for the three months ended March 31, 1996, an increase of $400,000 or 67%. This increase was due to additional staffing, office space and computer equipment and software required to expand the infrastructure to support the Company's growth. General and administrative expenses as a percentage of total revenues decreased from 8% for the three months ended March 31, 1996 to 7% for the three months ended March 31, 1997. This decrease is attributable primarily to the Company performing significantly more outsourcing services under the three significant contracts described above while the level of executive salaries and benefits administration fees remained stable.

     NONRECURRING EXPENSES. Purchased research and development of $3.0 million resulting from the SDS Acquisition was charged to operations in March 1997. In addition, $3.0 million was charged to operations for the deferred compensation associated with Common Stock options granted during March 1997.

COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 ON AN HISTORICAL BASIS

     REVENUES. The Company's total revenues were $8.2 million for the three months ended March 31, 1997 compared to $2.3 million for the three months ended March 31, 1996, an increase of $5.9 million or 257%. This increase is attributable primarily to: (i) the acquisition of SDS on March 12, 1997 and (ii) revenues from the three significant outsourcing contracts described above.

     COST OF REVENUES. Total cost of revenues was $5.8 million for the three months ended March 31, 1997 compared to $1.9 million for the three months ended March 31, 1996, an increase of $3.9 million or 205%, primarily as a result of:
(i) the acquisition of SDS and (ii) the costs associated with the performance of services under the three significant outsourcing contracts described above.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were approximately $900,000 for the three months ended March 31, 1997 compared to $600,000 for the three months ended March 31, 1996, an increase of $300,000 or 50%. This increase was primarily due to the acquisition of SDS. General and administrative expenses as a percentage of total revenues decreased from 26% for the three months ended 1996 to 11% for the three months ended March 31, 1997. This decrease is attributable primarily to revenues from the three significant outsourcing contracts described above while the level of management services provided by Millers Mutual, and the resulting management fees, remained stable.

     NONRECURRING EXPENSES. Purchased research and development of $3.0 million resulting from the SDS Acquisition was charged to operations in March 1997. In addition, $3.0 million was charged to operations for the deferred compensation associated with Common Stock options granted during March 1997.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 AND THE PERIOD FROM INCEPTION THROUGH DECEMBER 31, 1995 ON AN HISTORICAL BASIS

     REVENUES. The Company's total revenues were $13.6 million for the year ended December 31, 1996 compared to $3.9 million for the period from inception to December 31, 1995, an increase of $9.7 million or 249%. This increase is attributable primarily to: (i) the Company conducting twelve months of operations in 1996 compared to approximately six months in 1995 and (ii) revenues from the three significant outsourcing contracts described above.

     COST OF REVENUES. Cost of revenues was $10.5 million for the year ended December 31, 1996 compared to $4.9 million for the period from inception to December 31, 1995, an increase of $5.6 million or 114%. This increase is attributable primarily to: (i) the Company conducting twelve months of operations in 1996 compared to approximately six months in 1995 and (ii) personnel and other costs associated with the three significant outsourcing contracts described above. Cost of revenues as a percentage of total revenues decreased from 140% for the period from inception to December 31, 1995 to 100% for the year ended December 31, 1996. This decrease was primarily a result of the Company leveraging its existing experience and knowledge and thereby increasing efficiency.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $3.1 million for the year ended December 31, 1996 compared to $600,000 for the period from inception to December 31, 1995, an increase of $2.5 million or 417%. This increase is attributable primarily to the Company conducting twelve months of operations in 1996 compared to approximately six months in 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, the Company has funded its operations through cash generated from operations, as well as borrowings and capital contributions from Millers Mutual. Net cash provided by operating activities was $2.2 million in the three months ended March 31, 1997 compared to $90,000 in the three months ended March 31, 1996. Cash flow used in operating activities was $459,000 and $0 for the year ended December 31, 1996 and the period from inception to December 31, 1995, respectively. In 1996, cash flow used in operating activities included an increase in accounts receivable of approximately $1.2 million and a decrease in amounts due to affiliates of approximately $573,000, which was offset by depreciation expense of approximately $787,000 and an increase in accounts payable and accrued expenses of approximately $1.1 million.

     The Company entered into a loan agreement with NationsBank on March 12, 1997, pursuant to which the Company borrowed $5.0 million under a term credit facility and $2.5 million under a revolving credit facility to finance in part the SDS Acquisition. The term credit facility is payable in quarterly installments with the final installment due and payable on March 12, 2001. The revolving credit facility expires and is due and payable on March 12, 1999. Although the Company intends to use a portion of its net proceeds from this offering to repay the amounts owed under the term and revolving credit facilities, the Company intends to keep the revolving credit facility in place for future borrowings. See "Use of Proceeds."

     From time to time, the Company has received loans and capital contributions from Millers Mutual. In March 1997, Millers Mutual made a $10.5 million capital contribution to fund in part the SDS Acquisition. As of June 30, 1997, the outstanding balance of the loans was $2.8 million. The Company intends to use a portion of its net proceeds from this offering to repay these loans. The Company does not anticipate receiving any loans or capital contributions from Millers Mutual in the future. See "Use of Proceeds."

     The Company believes that the cash generated from operations and its net proceeds from this offering will satisfy the Company's anticipated working capital requirements for at least one year. The Company, however, may require substantial additional funds for potential acquisitions and expansion. In the normal course of business, the Company evaluates acquisitions of businesses, products and technologies that complement the Company's business. The Company has no present commitments or agreements with respect to any such transaction. The Company, however, may acquire businesses, products or technologies in the future.

                  SELECTED CONSOLIDATED FINANCIAL DATA OF SDS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

     The selected consolidated financial data of SDS presented below as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 have been derived from the audited SDS financial statements appearing elsewhere in this Prospectus. The selected consolidated financial data of SDS presented below as of December 31, 1992, 1993, and 1994 and for the years ended December 31, 1992 and 1993 have been derived from audited consolidated financial statements of SDS that are not included in this Prospectus. The selected consolidated financial data of SDS presented below as of March 11, 1997 and for the three months ended March 31, 1996 and for the period from January 1, 1997 through March 11, 1997 are unaudited but have been prepared on the same basis as the audited consolidated financial statements of SDS included herein and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of SDS's consolidated financial position and results of operations for such periods. The results of operations presented below are not necessarily indicative of results to be expected for any future period. The selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of SDS" and SDS's Consolidated Financial Statements.

                                                                                                                   PERIOD FROM
                                                                                                      THREE         JANUARY 1,
                                                                                                     MONTHS            1997
                                                             YEAR ENDED DECEMBER 31,                  ENDED          THROUGH
                                                 -----------------------------------------------    MARCH 31,       MARCH 11,
                                                  1992      1993      1994      1995      1996        1996             1997
                                                 -------   -------   -------   -------   -------   -----------   ----------------
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Software services..........................  $ 7,184   $ 9,199   $ 8,991   $ 8,677   $ 9,252     $2,396           $2,385
    Software...................................    6,207     5,682     4,313     9,068     8,987      2,132            2,455
    Hardware...................................      616       924     2,245     2,400     3,680        361              463
    Other......................................      245       349       455     1,016     1,745        184              109
                                                 -------   -------   -------   -------   -------     ------           ------
        Total revenues.........................   14,252    16,154    16,004    21,161    23,664      5,073            5,412
  Expenses:
    Salaries and compensation..................    8,482     9,793    11,811    13,088    14,505      3,380            3,476
    Depreciation and amortization..............    1,219     1,574     2,157     1,879     1,827        462              411
    Cost of hardware sold......................      459       738     1,862     1,979     2,699        291              384
    Occupancy costs............................    1,158     1,343     1,374     1,379     1,566        352              406
    Other......................................    1,536     1,536     1,831     1,667     2,032        379              372
                                                 -------   -------   -------   -------   -------     ------           ------
        Total expenses.........................   12,854    14,984    19,035    19,992    22,629      4,864            5,049
  Operating income (loss)......................    1,398     1,170    (3,031)    1,169     1,035        209              363
  Interest income (expense), net...............     (264)       (2)     (134)      (80)       77         (8)              24
  Other income (expense), net..................      (15)       97         2        (2)       35         --               --
                                                 -------   -------   -------   -------   -------     ------           ------
  Income (loss) before income taxes
    (benefit)..................................    1,119     1,265    (3,163)    1,087     1,147        201              387
  Income taxes (benefit).......................      444       503    (1,253)      429       449         81              156
                                                 -------   -------   -------   -------   -------     ------           ------
  Net income (loss)............................  $   675   $   762   $(1,910)  $   658   $   698     $  120           $  231
                                                 =======   =======   =======   =======   =======     ======           ======

                                                                   DECEMBER 31,
                                                ---------------------------------------------------      MARCH 11,
                                                 1992       1993       1994       1995       1996           1997
                                                -------    -------    -------    -------    -------    --------------
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $    67    $   492    $   289    $   529    $ 1,516       $   940
Working capital...............................      302        993     (1,167)       572      1,785         1,694
Total assets..................................   11,243     12,705     13,692     12,054     13,465        13,391
Current portion of long-term debt.............      299        361        557        689        525           439
Long-term debt, excluding current portion.....    2,428      2,674      2,570      2,028      1,883         1,879
Shareholders' equity..........................    5,000      5,596      3,739      4,538      5,385         5,617

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
              FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF SDS

RESULTS OF OPERATIONS

     The following table sets forth, with respect to SDS and for the periods indicated, the percentage of total revenues represented by certain revenue, expense and income items:

                                                 YEAR ENDED DECEMBER 31,      THREE MONTHS          PERIOD FROM
                                                -------------------------        ENDED            JANUARY 1, 1997
                                                1994      1995      1996     MARCH 31, 1996    THROUGH MARCH 11, 1997
                                                -----     -----     -----    --------------    ----------------------
Revenues:
  Software services...........................   56.2%     41.0%     39.1%        47.3%                 44.1%
  Software....................................   27.0      42.9      38.0         42.0                  45.3
  Hardware....................................   14.0      11.3      15.5          7.1                   8.6
  Other.......................................    2.8       4.8       7.4          3.6                   2.0
                                                -----     -----     -----        -----                 -----
        Total revenues........................  100.0     100.0     100.0        100.0                 100.0
                                                =====     =====     =====        =====                 =====
Expenses:
  Salaries and compensation...................   73.8      61.8      61.3         66.6                  64.2
  Depreciation and amortization...............   13.5       8.9       7.7          9.1                   7.6
  Cost of hardware sold.......................   11.6       9.4      11.4          5.7                   7.1
  Occupancy costs.............................    8.6       6.5       6.6          6.9                   7.5
  Other.......................................   11.4       7.9       8.6          7.6                   6.9
                                                -----     -----     -----        -----                 -----
        Total expenses........................  118.9      94.5      95.6         95.9                  93.3
                                                =====     =====     =====        =====                 =====
Operating income (loss).......................  (18.9)      5.5       4.4          4.1                   6.7
Other income (loss)...........................    (.8)      (.4)       .5          (.1)                   .4
                                                -----     -----     -----        -----                 -----
Income (loss) before income taxes (benefit)...  (19.7)      5.1       4.9          4.0                   7.1
Income taxes (benefit)........................   (7.8)      2.0       1.9          1.6                   2.9
                                                -----     -----     -----        -----                 -----
Net income (loss).............................  (11.9)%     3.1%      3.0%         2.4%                  4.2%
                                                =====     =====     =====        =====                 =====

COMPARISON OF SDS'S RESULTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 1, 1997 THROUGH MARCH 11, 1997 AND THE THREE MONTHS ENDED MARCH 31, 1996

     REVENUES. SDS's revenues were $5.4 million for the period from January 1, 1997 through March 11, 1997 and $5.1 million for the three months ended March 31, 1996, an increase of approximately $300,000 or 5.9%. This increase was due to additional software installation revenues, primarily sales of WPC, as well as increased hardware sales in connection with the increased software installations.

     OPERATING EXPENSES. Operating expenses were $5.0 million for the period from January 1, 1997 through March 11, 1997 and $4.8 million for the three months ended March 31, 1996, an increase of approximately $200,000 or 4.2%. This increase is attributable to: (i) the increased costs of computer hardware sold associated with the corresponding increase in computer hardware sales revenues and (ii) additional personnel and occupancy costs. Total operating expenses as a percentage of revenues remained fairly constant.

COMPARISON OF SDS'S RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

     REVENUES. SDS's revenues were $23.7 million for the year ended December 31, 1996 compared to $21.1 million for the year ended December 31, 1995, an increase of $2.6 million or 12.3%. This increase is primarily attributable to increases in services performed, including: (i) software service fees, (ii) software installation revenues, primarily WPC installations, which contributed an additional $1.3 million in revenues in 1996, and (iii) computer hardware sales and commissions, which increased $1.3 million from 1995 to 1996.

     OPERATING EXPENSES. Operating expenses were $22.7 million for the year ended December 31, 1996 compared to $20.0 million for the year ended December 31, 1995, an increase of $2.7 million or 13.5%. This increase is primarily attributable to increased personnel costs of $1.4 million and the increase of approximately $720,000 cost of computer hardware sold. Total operating expenses as a percentage of revenues remained constant at approximately 95% for the years ended December 31, 1995 and 1996.

COMPARISON OF SDS'S RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

     REVENUES. SDS's revenues were $21.1 million for the year ended December 31, 1995 compared to $16.0 million for the year ended December 31, 1994, an increase of $5.1 million or 32.2%. This increase is attributable primarily to software installations relating to: (i) several significant new customers in late 1994 and early 1995, as well as additional installations for existing clients, and
(ii) the introduction of new products, such as WPC and UES (as hereinafter defined) that had been in development in the early 1990s and for which demand increased in late 1994 and early 1995, resulting in increased software installations. WPC alone contributed an additional $1.6 million in software installation revenues in 1995 compared to 1994.

     OPERATING EXPENSES. Operating expenses were $20.0 million for the year ended December 31, 1995 compared to $19.0 million for the year ended December 31, 1994, an increase of $1.0 million or 5.0%. This increase was due primarily to higher salaries and benefits expenses of approximately $1.3 milion relating to an increase in the number of SDS employees from approximately 230 at December 31, 1994 to approximately 250 at December 31, 1995. Total operating expenses as a percentage of revenues decreased from 118.9% for the year ended December 31, 1994 to 94.5% for the year ended December 31, 1995 as a result of SDS utilizing existing resources.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, SDS funded its operations primarily through cash generated from operations, supplemented by borrowings. Net cash provided by operating activities was approximately $201,000 in the period from January 1, 1997 through March 11, 1997 compared to approximately $317,000 in the three months ended March 31, 1996. Cash flow provided by operating activities was $2.2 million, $2.2 million and $1.2 million for the years ended December 31, 1996, 1995 and 1994, respectively. In 1996, cash flow provided by operating activities was comprised primarily of $1.8 million of depreciation and amortization expense.

     SDS entered into a letter agreement with Norwest Bank Wisconsin, National Association ("Norwest") on September 21, 1994 (as amended, the "Norwest Agreement"), pursuant to which SDS borrowed under a line of credit facility and under certain promissory notes to help finance certain property acquisitions, such as a building and business equipment, and the repurchase of SDS common stock. In addition, SDS entered into a contract with the Redevelopment Authority of Sheboygan, Wisconsin (the "Redevelopment Authority") on November 1, 1988 (the "Authority Contract"), pursuant to which SDS borrowed $150,000 from the Redevelopment Authority to finance the acquisition of certain land. In connection with the SDS Acquisition, SDS transferred the building and land to Riverview Building, LLC ("Riverview"), and Riverview assumed the debt associated with the building under the Norwest Agreement and the debt associated with the land under the Authority Contract. In addition, on June 23, 1997, SDS paid the outstanding principal balance and accrued interest on the remaining outstanding debt under the Norwest Agreement. As a result, SDS currently has no outstanding borrowings under the Norwest Agreement or the Authority Contract. See "Certain Transactions."

                                    BUSINESS

INTRODUCTION

     The Company is a provider of policy and claims administration solutions to the P&C insurance industry offering a comprehensive choice of outsourcing services and software and software services. The Company's outsourcing services, which generally are provided on a percentage of premiums or claims paid basis, include application of underwriting and rating criteria defined by the insurer, policy issuance, customer service, billing and collecting, claims adjusting and processing, and policyholder mailings. The Company's software products include policy and claims administration systems, as well as systems that increase the productivity of insurers by automating certain functions, such as workflow management, underwriting rules and guidelines, document production and rating algorithms. These systems, which run on a variety of platforms including IBM AS/400, IBM RS6000, Windows 3.1, Windows 95 and Windows NT, enable the Company's customers to conduct their policy and claims administration more efficiently. The Company's software services include installation, customization, conversion and maintenance of these systems to meet customer specifications.

     The Company was established in April 1995 as a wholly-owned subsidiary of Millers Mutual, an insurance company chartered in Texas in 1898. The Company was created to provide outsourcing services to other P&C insurers by capitalizing on Millers Mutual's success in developing, implementing and managing software systems for its internal use. As a result of the acquisition of SDS in March 1997, the Company now also develops and markets software and software services to the P&C insurance industry. SDS offered software and software services to the P&C insurance industry for 16 years prior to its acquisition by the Company. The Company believes that its services and products allow customers to focus on core competencies and reduce costs by converting their fixed costs of in-house information technology to variable costs, thereby leveraging the Company's investment in software systems and productivity tools.

OVERVIEW OF THE PROPERTY AND CASUALTY INSURANCE INDUSTRY

     The P&C insurance industry provides financial protection for individuals, businesses and others against losses of property or losses by third parties for which the insured is liable. P&C insurers underwrite policies that cover various types of risk, which can generally be divided into personal lines of insurance covering individuals and commercial lines of insurance covering businesses. Personal lines generally include automobile insurance (physical damage and liability insurance) and homeowners' insurance. Commercial lines generally include workers' compensation, business insurance, directors and officers liability, theft, medical malpractice and insurance covering other kinds of commercial risks.

     The P&C insurance industry is highly competitive. Insurance companies compete primarily on the basis of price, consumer satisfaction and claims paying ability. According to A. M. Best Company ("A. M. Best"), as of December 31, 1995, there were approximately 2,500 P&C insurance companies in the United States generating approximately $260 billion in annual premium revenues, of which approximately 53% were written by the top 20 insurers. Based on statistics released by the Insurance Services Office, an industry advisory organization, premium revenues for the P&C insurance industry over the past several years have been increasing approximately 3% annually.

     According to a study published by A.M. Best, the 10 largest insured catastrophes have occurred since 1989, including Hurricane Andrew in 1992, the Northridge, California earthquake in 1994 and Hurricane Hugo in 1989. The Company believes that these catastrophes have caused insurers to decrease their exposure in areas prone to natural disasters. Much of the new demand created by insurers leaving markets is being met by reinsurers and new market entrants who have not made significant infrastructure investments and do not desire to do so. The Company believes that its ability to deliver services priced as a percentage of premiums or claims paid should be attractive to these new entrants, as it will enable them to enter new markets without incurring substantial fixed infrastructure costs.

     According to a recent survey by the National Association of Independent Insurers, information systems expenses as a percentage of written premiums increased from 2.5% in 1992 to 3.3% in 1996. The Company believes that this increasing investment in information systems is indicative of the demand for automation in the P&C insurance industry. This demand promotes the sale of software and software services and represents an opportunity to provide outsourcing services for those insurers that do not wish to make increasing levels of capital expenditures.

NEED FOR INFORMATION MANAGEMENT AND WORK PROCESS AUTOMATION

     Technology is a critical element in an insurance company's ability to compete. Insurance companies use technology and information systems as management tools to improve efficiency, manage costs and increase customer satisfaction. A highly technical industry has evolved to meet the unique needs of P&C insurers to manage and process large amounts of policyholder data. The focus of insurers has recently shifted away from finding more efficient means of storing information toward more efficient ways of processing information.

     The Company provides a wide variety of services and products to manage and process policy and claims information more efficiently, including: (i) software and software services, (ii) policy administration services, (iii) claims administration services and (iv) "virtual insurance company" services (which include the outsourcing of both policy and claims administration and related functions). The Company believes that there are significant opportunities to market its services and products for the following reasons:

     - ECONOMIES OF TECHNOLOGY. The investment in information systems necessary for P&C insurers to remain competitive is often cost prohibitive, particularly for smaller companies, because of the specialized technical knowledge required to develop, install, operate and maintain sophisticated systems. The Company's products and services allow insurance companies to take advantage of economies of technology by utilizing the Company's investment in information systems and services.

     - TREND TOWARD DIRECT SALES. Many personal lines insurers are reducing costs by selling policies directly to policyholders rather than through independent agents. By selling directly to policyholders, insurance companies can reduce costs, which allows them to charge lower premiums. This trend has created opportunities for the Company to market its services and products to insurance companies that sell directly to policyholders and those that continue to sell through independent agents. Automation of the policy and claims administration functions allows insurance companies selling directly to customers to provide services efficiently that were traditionally performed by agents. Automation also enables insurance companies that sell through agents to reduce administration costs to compete more effectively with insurance companies that sell directly to policyholders.

     - YEAR 2000 PROBLEM. The Year 2000 problem manifests itself in a number of ways in the policy and claims administration area. The Year 2000 problem arose because, until recently, most software systems were not programmed to recognize correctly dates beyond December 31, 1999. For example, policy and claims administration systems process information based on policy commencement and renewal dates, yet systems that are not Year 2000 compliant cannot correctly recognize policy dates beyond December 31, 1999. According to a survey conducted by the National Association of Independent Insurers, as of November 1996 only 45% of insurance companies had resolved this problem. The Company believes that many insurance companies may resolve the Year 2000 problem by either: (i) purchasing new software systems or (ii) entirely outsourcing their policy and claims needs rather than incurring the cost of updating their old systems.

     - STATE REGULATION. P&C insurers are subject to supervision and regulation on a state-by-state basis with respect to numerous aspects of their business. State insurance regulators closely regulate the product offerings, claims processes and premium structure of insurance companies. State regulators also require insurance companies to file annual and other reports relating to their financial condition. Policy and claims administration systems can facilitate compliance with numerous regulatory requirements by automating statutory reporting and other compliance tasks.

     - CUSTOMER SERVICE. As policyholders demand faster, broader and better service, P&C insurers that provide superior customer service enjoy a competitive advantage. Dissatisfaction with policy or claims handling processes is frequently cited as a cause of policy nonrenewal. In addition, retaining an existing policyholder with good customer service is more cost effective for an insurance company than attracting a new policyholder away from a competitor. Automation and outsourcing can allow insurance companies to improve customer service while lowering fixed costs.

TREND TOWARD OUTSOURCING

     Since the late 1980s, many P&C insurers have sought to use third parties to provide certain functions or services that the insurers historically performed in-house. These companies seek to focus on their core competencies, reduce costs and avoid the significant investment associated with developing, installing, operating and maintaining information management and automation systems. The Company believes that insurance companies increasingly will conclude that policy and claims administration and regulatory compliance are too complicated, costly and administratively burdensome to be performed in-house. Other factors contributing to the outsourcing trend include the following:

     - NEED FOR FLEXIBILITY. Many P&C insurers lack the ability to respond rapidly to changing market conditions. Outsourcing enables insurance companies to enter new markets quickly and cost-effectively to take advantage of favorable market conditions without incurring substantial fixed infrastructure costs.

     - NEED TO DIVERSIFY RISK. Many P&C insurers are overexposed to risks from natural catastrophes in certain markets. Because many states restrict the ability of insurers to cancel policies or exit particular lines of business, these insurers often cease writing new policies and outsource the administration of their remaining policies and claims ("stranded policies"). Alternatively, insurers may reduce their risk by reinsuring policies with other insurers that do not have a similar geographic concentration or by allowing other insurers to renew the stranded policies. As these insurers leave markets, they create demand for outsourcing the policy and claims administration of the stranded policies.

     - DESIRE TO MAXIMIZE STATUTORY SURPLUS. As most state regulations require insurance companies to maintain certain ratios of surplus to premiums, insurance companies that maximize surplus are able to write greater total premiums. Insurance companies cannot capitalize, for statutory-basis financial statement reporting purposes, most of the hardware and software they purchase or develop for policy and claims administration. As a result, an insurance company with a large investment in its policy and claims administration infrastructure generally will experience a lower statutory surplus than it would if it were to outsource its policy and claims administration.

     - VIRTUAL INSURANCE COMPANIES. Deregulation has permitted new companies that are not traditional insurance companies to enter the P&C insurance industry. Banks, credit unions and other financial services companies are beginning to underwrite P&C insurance. These new entrants often do not have policy and claims administration infrastructure or expertise in place and are natural candidates for outsourcing. The Company facilitates the creation of these "virtual insurance companies" by providing policy and claims administration and related back office administration to new entrants that desire to focus their resources on the core marketing, underwriting and financial aspects of the P&C insurance business.

THE INSPIRE STRATEGY

     The Company's objective is to become the leading provider of policy and claims administration solutions to the P&C insurance industry. The Company's strategy to achieve this objective involves the following elements:

     - OFFER A COMPREHENSIVE CHOICE OF SOLUTIONS. The Company offers an "a la carte" menu of services and products that is attractive to a wide variety of potential customers. This comprehensive and flexible approach enhances customer stability and increases opportunities for new sales by allowing the Company to sell multiple services and products to both existing and new customers.

     - IMPLEMENT AN INTEGRATED MARKETING PLAN. The Company is integrating its sales and marketing efforts to capitalize on its ability to offer a comprehensive choice of solutions. This integration process involves training the Company's sales and marketing personnel to sell a full line of services and products, forming a dedicated sales team to focus on larger accounts (generally defined as insurance companies with annual premiums in excess of $250 million) and expanding sales and marketing support staff to market directly to specialty line
      P&C insurance companies and new entrants in the P&C insurance industry, such as banks, credit unions and other financial services companies.

     - GENERATE RECURRING REVENUES. The Company's services and products are structured to generate revenues based on events that occur in the normal course of a customer's business. Policy administration services generate recurring revenues because the Company earns a percentage of each premium received by the insurance company. Claims administration services generate recurring revenues because the Company earns a percentage of either each claim paid or each premium received by the insurance company. Software licensing generates recurring revenues because most of the Company's customers enter into systems support, maintenance or enhancement agreements to purchase additional services and software enhancements throughout the life of their systems.

     - PENETRATE NEW MARKETS. Prior to the SDS Acquisition, SDS traditionally marketed its software products and services to small to mid-size domestic insurance companies. The Company intends to pursue sales opportunities with larger insurance companies.

     - ENHANCE PRODUCT CAPABILITIES. Maintaining technology leadership is critical to remaining competitive in the Company's industry. The Company plans to enhance continuously its existing services and products and develop entirely new services and products to respond to constantly changing customer requirements.

     - PURSUE STRATEGIC ACQUISITIONS. The Company intends to consider potential acquisition candidates that offer opportunities to increase market share and expand the Company's line of outsourcing services and software and software services.

SERVICES AND PRODUCTS

     The Company offers a range of services and products to address the policy and claims administration needs of the P&C insurance industry. The Company installs, enhances and maintains a variety of policy and claims administration software systems and offers outsourcing of policy and claims administration.

     OUTSOURCING SERVICES. The Company's outsourcing services include policyholder mailings, underwriting approval, policy rating and issuance, policy acceptance, customer service, billing and collections, and claims adjusting and processing. The customer determines the extent to which it uses the Company's services. A team of Company and customer personnel work closely together to ensure the seamless integration of the customer's outsourced and in-house activities. The Company's outsourcing services include the following:

     - POLICY ADMINISTRATION. Policy administration services describes the suite of services the Company offers customers who desire to outsource their policy administration. The customer retains all of the financial risk and works with the Company to provide underwriting and rating guidelines. The Company typically is paid a percentage of premiums for policy administration services, which include the following:

        - Direct, agency and Internet marketing support

        - Policy issuance and acceptance

        - Application of underwriting and rating criteria defined by the insurer

        - Customer service phone center for policyholders and agents

        - Accounting, billing and collections

        - Commission calculation and disbursement

        - Statutory reporting and regulatory compliance

        - Comprehensive management and service bureau reporting

     - CLAIMS ADMINISTRATION. Claims administration services describes the management of appraising, qualifying and settling P&C insurance claims. The Company maintains a staff of claims adjusters and examiners. The Company also uses independent claims adjusters when needed, such as when a high level of claims arise from a major catastrophe. The Company reviews insurance coverage, performs a claim analysis and prepares a check for payment of the claim, if warranted. The Company typically is compensated on either a percentage of premiums or claims paid basis.

     SOFTWARE PRODUCTS. The Company sells information processing systems and software productivity tools that automate policy and claims administration. The information processing systems are designed to run on a variety of platforms, including IBM AS/400 ("AS/400"), RS 6000 ("RS 6000"), Windows 3.1, Windows 95 and Windows NT. The Company's software productivity tools add functionality and flexibility to the base system. These productivity modules can be sold in conjunction with the Company's base systems or as add-ons to other vendors' base systems.

     - INTEGRATED SYSTEMS

        - POLICY AND CLAIMS ADMINISTRATION SYSTEM. The Policy and Claims Administration System ("PCA") is an integrated system that offers policy and claims administration, billing and collections, financial administration, and management and statistical bureau reporting. PCA runs on the AS/400 and the RS 6000 platforms. PCA was originally introduced in 1988 and the current version was introduced in 1995. The Company has completed 38 AS/400 installations and 8 RS 6000 installations of PCA.

        - WINDOWS INTO PROPERTY AND CASUALTY SYSTEM. Functionally comparable to PCA, Windows into Property and Casualty System ("WPC") is an integrated system that performs functions from submission tracking to policy and claims administration to management and bureau reporting. WPC runs on a PC platform in a client/server environment and on most major PC network operating systems, including Novell Netware and Microsoft Windows NT. Since its introduction in 1992, the Company has installed 22 WPC systems.

     - SOFTWARE PRODUCTIVITY TOOLS

        - EMPOWER. EmPower is an automated workflow management system designed for the personal lines policy administration needs of P&C insurers. EmPower interfaces with PCA and other vendors' systems or insurers' proprietary systems to provide imaging and workflow management technology. EmPower automatically processes the flow of information, substantially reducing manual activities through the integration of voice, data, image and text into one system. EmPower was introduced in 1996 and operates in a client/server environment using Microsoft Windows. The Company plans to enhance EmPower to support claims administration and commercial lines policy administration software.

        - UNDERWRITING EXPERT SYSTEM. The Underwriting Expert System ("UES") automates underwriting rules and guidelines to mirror a client's underwriting process. UES enhances consistency of review and streamlines customer service and operations departments by reducing the need for manual underwriting review. UES uses a relational database to store and report statistics concerning underwriting efficiency and results of the review process. UES operates in a client/server environment and interfaces with PCA and WPC, as well as most systems sold by other vendors or insurers' proprietary systems. UES was introduced in 1993.

        - POLICY SET PRODUCTION. Policy Set Production ("PSP") allows for laser quality printing of policy declarations, booklets, forms, endorsements, billing notices and letters. PSP manages the logistics of producing the appropriate documents necessary for each policyholder. Introduced in 1995, PSP operates in a client/server environment and interfaces with PCA and WPC as well as most systems sold by other vendors or insurers' proprietary systems.

        - VISUAL RATER. Visual Rater is a productivity tool using object oriented programming technology that allows non-technical users to create, build, test and maintain the rating components of insurance processing. Visual Rater's "point and click" rating construction and maintenance interface does not require a technical programmer to operate. Instead, reusable rating components become simple icons used as building blocks to create rating algorithms. Visual Rater was introduced in 1995 and generally is sold with WPC.

     SOFTWARE SERVICES. The Company customizes all of its software products to meet customer specifications. The initial license fee paid to the Company gives the customer the right to use the software, but does not cover customization, conversion, enhancements or upgrades. The Company provides systems installation, customization, conversion and maintenance on a time-and-materials basis. Disaster recovery planning services and bureau reporting services are provided on either a fixed fee or time-and-materials basis. Future enhancements and upgrades to a system are provided for an annual fee equal to a percentage of the initial license fee. Installations of upgrades and enhancements are performed on a time-and-materials basis.

RESEARCH AND DEVELOPMENT

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new products and enhancements. The Company's future success depends in part on its ability to enhance its existing services and products and develop new services and products to meet changing customer requirements. The Company's research and development efforts are focused on enhancement of existing services and products, expansion of operating system compatibility and development of new applications for emerging insurance markets. In addition, the Company has in the past acquired new services and products through the acquisition of complementary businesses and may do so in the future. Currently, major areas of research and development emphasis are: (i) the expansion of EmPower to include claims administration and commercial lines policy administration and (ii) the expansion of software applications to address additional P&C insurance markets.

     Since inception, the Company has made substantial investments in enhancing and developing its services and products. Prior to being acquired by the Company, SDS incurred expenses of approximately $3.8 million, $2.9 million and $2.8 million in 1994, 1995 and 1996, respectively, for research and development and the Company intends to devote substantial resources to research and development in the future. As of June 1, 1997, the Company had approximately 65 employees that perform product development and quality assurance, as well as participate in the initial installations of new products. There can be no assurance that the Company will be successful in developing and marketing new or enhanced services or products.

CUSTOMER SUPPORT AND OPERATIONS

     The Company's policy administration outsourcing services are provided at the Company's service center in Fort Worth, Texas. The Company maintains a customer service phone center for policyholders and agents five days a week. The Company employs approximately 30 people in the policy administration service center to administer approximately 200,000 policies representing $170 million in annual premiums to the insurers.

     The Company provides claims outsourcing services at its service centers in Fort Worth, Texas; Laguna Hills, California; Troy, Michigan; and St. Petersburg, Florida. The Company employs approximately 20 full-time claims administrators.

     The Company provides software development, installation, maintenance and enhancement services at its facilities in Sheboygan, Wisconsin; Hartland, Wisconsin; Columbia, South Carolina; and Uxbridge, Massachusetts. The Company recently signed a non-binding letter of intent to sell the subsidiary that leases the facilities in Hartland, Wisconsin. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire -- Recent Developments." The Company employs approximately 150 people who provide software support and maintains a customer help line five days a week.

SALES AND MARKETING

     The Company markets its outsourcing services through insurance brokers, industry consultants, managing general agents and reinsurers. Once an opportunity is identified by one of these sources and a request for proposal is received, the Company prepares and submits a comprehensive proposal directly to the prospective customer. The prospective customer is then invited to Fort Worth to tour the Company's service center and discuss the customer's requirements in detail. If the Company is selected to be the outsourcing service provider, a multi-year contract is negotiated and executed. While the outsourcing sales cycle varies from customer to customer, it typically ranges from three to twelve months.

     The Company's software and software services have traditionally been marketed through a direct sales force located in Sheboygan, Wisconsin and Columbia, South Carolina. To support its sales force of five people, the Company conducts marketing programs that include direct mail, trade shows, public relations, advertising and ongoing customer communication programs. The Company also maintains strategic relationships with industry consultants who frequently assist insurance companies in identifying vendors. While the software systems sales cycle varies from customer to customer, it typically ranges from six to twelve months.

     The Company is in the process of integrating its sales and marketing efforts to capitalize on its ability to offer outsourcing services as well as software and software services. This integration process involves training the Company's sales and marketing personnel to sell a full line of services and products, forming a dedicated sales team to focus on larger accounts (generally defined as insurance companies with annual premiums in excess of $250 million) and expanding the Company's sales and marketing support staff to market directly to specialty line insurance companies and new entrants into the P&C insurance industry, such as banks and other financial services companies.

COMPETITION

     The markets for policy and claims administration services and products are highly competitive and subject to rapid changes in technology. The Company competes in the following three markets serving the P&C insurance industry: (i) outsourcing of policy administration, (ii) outsourcing of claims administration and (iii) software and software services.

     The policy administration outsourcing market is relatively new and is dominated by PMSC. The Company competes for policy administration outsourcing customers on the basis of customer service, performance and price. The claims administration market is highly fragmented, with competition from a large number of claims administration companies of varying size as well as independent contractors and in-house claims adjusters employed by P&C insurance companies. Competition in the claims administration market is highly price driven. Two of the larger competitors in the claims administration arena are Lindsey Morden Claim Services Inc. and Crawford & Company, Inc. The P&C insurance software and software services market is highly competitive and is dominated by PMSC. The Company competes for software customers on the basis of customer service, performance, product features, ability to tailor products and services to specific customer requirements, timely delivery and price. Other competitors include Computer Sciences Corporation, The Freedom Group, Inc. and The Wheatley Group, Ltd.

     The Company believes that its most significant competition for outsourcing services and software comes from policy and claims administration and information systems development performed in-house by insurance companies. Insurers that perform in-house administration typically have made a significant investment in their policy and claims administration systems. In addition, insurance company personnel have a vested interest in maintaining these responsibilities in-house.

     Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. As a result, these competitors may devote more resources to the development, promotion and sale of their products than the Company and respond more quickly to emerging technologies and changes in customer requirements. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services and products to address customer needs. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition, and results of operations.

CUSTOMERS

     The Company currently provides claims administration outsourcing services to reinsurers and managing general agents. The Company has four claims administration customers, including the Millers Group, Clarendon and Interco. The Company has two significant policy administration outsourcing customers, Clarendon and Millers Casualty. The Company provides services to Clarendon through contracts with Blanch. The Company provides services to Interco, the administrator to the Virginia Commission through a contract with the Virginia Commission. Prior to its acquisition by the Company, SDS historically provided its software and software services to P&C insurance companies with premium revenues of less than $250 million. The Company intends to pursue sales opportunities with larger insurance companies in the future. The Company currently has over 130 software and software services customers, including Employers Reinsurance Corporation, Zurich National Insurance Company, Providence Washington Insurance Company, Firemen's Fund Insurance Company, Old Guard Group, Inc., Colorado Farm Insurance Company, Society Insurance Company, Rockford Mutual Insurance Company, and National Alliance Insurance Company.

     The Millers Group, Clarendon and Interco accounted for approximately 68%, 8% and 21%, respectively, of the Company's historical revenues in 1996 and 25%, 3% and 8%, respectively, of the Company's pro forma revenues in 1996. The Millers Group, Clarendon and Interco accounted for approximately 43%, 25% and 12%, respectively, of the Company's historical revenues for the three months ended March 31, 1997 and 26%, 15% and 7%, respectively, of the Company's pro forma revenues for such period. Any loss of or material decrease in the business from any of these customers could have a material adverse effect on the Company's business, financial condition and results of operations.

EMPLOYEES

     As of May 31, 1997, the Company had 455 full-time employees, of whom 14 were employed in sales and marketing functions, 146 in customer support functions, 69 in product development, installations, and quality assurance functions, 187 in operations and 39 in finance and administration. The Company's employees are not represented by any collective bargaining organization and none of its employees are covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good. The Company regularly seeks to identify skilled software engineers and other potential employee candidates and experiences intense competition for personnel in the software industry. The Company believes that its ability to recruit and retain highly skilled technical, sales and marketing and other management personnel will be critical to the Company's future success. There can be no assurance that the Company will be able to hire a sufficient number of employees with the skills necessary to enable the Company to attain its objective of becoming the leading provider of policy and claims administration solutions to the P&C insurance industry. As of March 31, 1997, the Company employed 102 employees through Applied Quoting Systems, Inc. The Company has entered into a non-binding letter of intent to sell this subsidiary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire -- Recent Developments."

INTELLECTUAL PROPERTY

     The Company licenses its software systems to customers under nonexclusive and nontransferable license agreements, which generally provide for a paid-up license fee or a license fee payable in installments. The initial license fee grants the customer the right to use the version of the software system existing at the time the license is granted and does not cover upgrades or enhancements.

     The Company relies upon contract rights and copyright and other intellectual property laws to protect its products, including software source code, as trade secrets and confidential proprietary information. The Company's agreements with its customers and prospective customers prohibit disclosure of the Company's trade secrets and proprietary information to third parties without the consent of the Company and generally restrict the use of the Company's products to the customers' operations. The Company also informs its employees of the proprietary nature of its products and typically obtains from them agreements not to disclose trade secrets and proprietary information. Notwithstanding these restrictions, there can be no assurance that competitors of the Company could not obtain unauthorized access to the Company's software source code and other trade secrets and proprietary information. The Company owns common law trademarks, copyrights and service marks that it uses in connection with its business, none of which are registered.

     The Company is not engaged in any material disputes with other parties with respect to the ownership or use of the Company's proprietary technology. There can be no assurance, however, that third parties will not assert technology infringement claims against the Company in the future. The litigation of such claims may involve significant expense and management time. In addition, if any such claim were successful, the Company could be required to pay monetary damages, refrain from distributing the alleged infringing product, or obtain a license from the party asserting the claim, which could be unavailable on commercially reasonable terms. The absence of federal or state registrations for its intellectual property could be detrimental to the Company in any infringement litigation or other disputes regarding intellectual property.

LEGAL PROCEEDINGS

     In February 1997, the Philadelphia Contributionship for the Insurance of Houses from Loss by Fire ("PCIHLF") filed a lawsuit (Civil Action No. 97-CV-1262) against the Company in the United States District Court for the Eastern District of Pennsylvania. The suit alleges that the PCA, PSP and UES systems that SDS sold to PCIHLF in 1995 did not meet PCIHLF's specifications. PCIHLF claims damages in excess of $1.3 million. The Company and the former SDS shareholders placed $1.5 million of the SDS purchase price in an escrow account in respect of this claim. The Company has no recourse against the former SDS shareholders to the extent that the aggregate of any judgment, settlement and expenses exceed the amount of the escrowed funds. SDS filed a counterclaim against PCIHLF for $550,000 for amounts due under its agreements with PCIHLF. There can be no assurance with respect to the outcome of this lawsuit.

     The Company is not a party to any other legal proceedings that the Company believes could have a material adverse effect on the Company's business, financial condition or operating results.

PROPERTIES

     The following table sets forth certain information with respect to the principal facilities used in the Company's operations, all of which are leased:

                                                                      APPROXIMATE         LEASE
             LOCATION                          FUNCTION                 SQ. FT.      EXPIRATION DATE
             --------                          --------               -----------    ---------------
Fort Worth, Texas.................  Headquarters and policy and         19,000       April 2001
                                    claims administration
Sheboygan, Wisconsin..............  Software and software services      28,100       February 2007
Columbia, South Carolina..........  Software and software services      17,800       August 2002
Sheboygan, Wisconsin..............  Software and software services       6,500       February 2002
Uxbridge, Massachusetts...........  Software and software services       1,600       June 1998
Laguna Hills, California..........  Claims administration                3,200       October 1998
St. Petersburg, Florida...........  Claims administration                2,500       December 1999
Troy, Michigan....................  Claims administration                1,600       May 2000

     The Company also leases approximately 5,600 square feet in Westborough, Massachusetts under a lease expiring in December 1998, which the Company subleases to a subtenant under a sublease expiring in December 1998. In addition, Applied Quoting Systems, Inc. leases approximately 16,900 square feet in Hartland, Wisconsin under a lease expiring in July 1999. The Company recently entered a non-binding letter of intent to sell this subsidiary. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire -- Recent Developments."

     The Company believes that its existing facilities are adequate to meet the Company's requirements for the foreseeable future.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information with respect to the executive officers and directors of the Company:

           NAME              AGE                        POSITION
           ----              ---                        --------
F. George Dunham, III......  39     President, Chief Executive Officer, Chairman and
                                      Director
Ronald O. Lynn.............  59     Executive Vice President and Chief Information
                                    Officer
Terry G. Gaines............  37     Executive Vice President and Chief Financial
                                    Officer
Stuart H. Warrington.......  63     Executive Vice President -- Software and Systems
Robert K. Agazzi...........  53     Executive Vice President -- Software and Systems
Jeffrey W. Robinson........  40     Executive Vice President -- Outsourcing
W. Scott Lewis.............  42     Executive Vice President -- Marketing
Harry E. Bartel............  55     Director
R. Earl Cox, III...........  63     Director
Mitch S. Wynne.............  38     Director

     F. GEORGE DUNHAM, III has served as President, Chief Executive Officer and a director of the Company since its inception in 1995. His current term as director expires in 2000. Mr. Dunham served from inception to March 1996 as Chairman of the Board of the Company and was again elected to that position in June 1997. From 1994 to June 1997, Mr. Dunham served as President and Chief Executive Officer of Millers Mutual and Millers Casualty. From 1992 to 1994, Mr. Dunham served as Executive Vice President and Chief Financial Officer of Millers Mutual and Millers Casualty. Mr. Dunham has served as a director of Millers Mutual and Millers Casualty since 1992, and in June 1997 he was elected Vice Chairman of the Board of both companies. From 1991 to 1992, Mr. Dunham served as Vice President -- Finance of Lindsey Morden Claim Services, Inc., an insurance claim services and administration company.

     RONALD O. LYNN has served as Executive Vice President and Chief Information Officer of the Company since March 1997 and, from March 1996 to March 1997, as Vice President of the Company. Mr. Lynn also served as Executive Vice President and Chief Information Officer from March 1997 to June 1997 and as Vice President from 1993 to March 1997 of Millers Mutual and Millers Casualty. From 1992 to 1993, Mr. Lynn served as Vice President of Harco National Insurance Company, where he was responsible for computer related functions. From 1988 to 1992, Mr. Lynn served as Assistant Vice President of Property and Casualty Processing Services for PMSC.

     TERRY G. GAINES has served as Executive Vice President and Chief Financial Officer of the Company since June 1997. From March 1997 to June 1997 Mr. Gaines served as Vice President -- Finance and Administration of Federal Liaison Services, Inc., a software development company, and from March 1996 to March 1997 as a Product Manager for that company. From 1992 to February 1996, Mr. Gaines was Controller of the fixed income department of Rauscher Pierce Refsnes, Inc., a regional investment banking firm, where he also served as Vice President from August 1995 to February 1996. From 1989 to 1992 he served as Vice
President -- Finance of Richmond Petroleum Inc., an oil and gas company. Mr. Gaines is a Certified Public Accountant and was employed by Deloitte & Touche LLP from 1982 to 1989.

     STUART H. WARRINGTON has served as Executive Vice President of Software and Systems of the Company since July 1997. Mr. Warrington founded SDS and served as its Chief Executive Officer from 1989 to July 1997, and as Chairman of the Board from inception in 1981 until March 12, 1997. Mr. Warrington also served as President of SDS from inception to 1989. Prior to 1981, Mr. Warrington served in various executive management and analyst positions for several insurance and software development companies.

     ROBERT K. AGAZZI has served as Executive Vice President of Software and Systems of the Company since July 1997. Mr. Agazzi served as President of SDS from 1989 until July 1997 and as Vice President-Marketing of SDS from 1983 to 1989. Prior to 1983, Mr. Agazzi served in various management positions with PMSC and several insurance and software development companies.

     JEFFREY W. ROBINSON has served as Executive Vice President -- Outsourcing of the Company since June 1997. From November 1996 to June 1997, Mr. Robinson served as Vice President -- Policy Life Cycle of the Company, Millers Mutual and Millers Casualty. From 1985 to March 1997, Mr. Robinson served in various management positions with PMSC, including Vice President of the Risk Services Division. Prior to 1985, Mr. Robinson served in various management and analyst positions for Home Insurance Company and Business Computer Systems, an insurance processing and administration company.

     W. SCOTT LEWIS joined the Company in May 1997 as Executive Vice
President -- Marketing. From 1988 to May 1997, Mr. Lewis served as Regional Sales Manager of The Wheatley Group, Ltd., a software development and policy and claims administration company. Prior to 1988, Mr. Lewis served in various sales and sales management positions with PMSC and other companies that develop software and sell administration services.

     HARRY E. BARTEL has served as a director of the Company since 1996 and his current term as director expires in 2000. Mr. Bartel also served as a director of Millers Mutual and Millers Casualty from March 1995 to June 1997. Mr. Bartel has been a partner with the law firm of Cantey & Hanger, L.L.P. since 1968.

     R. EARL COX, III has served as a director of the Company since 1996 and his current term as director expires in 1998. Mr. Cox also served as a director of Millers Mutual and Millers Casualty from March 1987 to June 1997. Since 1977, Mr. Cox has served as president of R.E. Cox Realty Co. and has been a co-owner of OFCO Office Furniture, Inc. since 1985. Mr. Cox has served as a director of KBK Capital Corp., a factoring company, since 1995 and a director and Chairman of the Board of Tandycraft, Inc., a manufacturer and retailer of craft products, since 1985.

     MITCH S. WYNNE was elected as a director of the Company in March 1997 and his current term as Director expires in 1999. Mr. Wynne also served as a director of Millers Mutual and Millers Casualty from March 1997 to June 1997. Mr. Wynne has owned and operated Wynne Petroleum Company, an oil and gas production company, for more than five years.

EMPLOYMENT AND INDEMNIFICATION AGREEMENTS

     The Company has entered into employment agreements with Messrs. Dunham, Lynn, Robinson and Gaines, each of which terminates in June 2000, and which provide for an annual salary for Mr. Dunham of $350,000 and annual salaries for Messrs. Lynn, Robinson and Gaines of $115,000 each. As of the consummation of this offering, Messrs. Dunham, Lynn, Robinson and Gaines will have options to purchase 931,539; 158,362; 158,362; and 93,154 shares of Common Stock, respectively, under the Stock Option Plan. Each of Messrs. Dunham, Lynn, Robinson and Gaines is entitled to an annual bonus, based on the Company achieving certain performance thresholds, of up to 50% of his base salary and is subject to noncompetition and confidentiality provisions. Mr. Dunham's employment agreement also permits him to serve as Vice Chairman of the Board of Millers Mutual and Millers Casualty. See "-- Stock Option Plan."

     Each employment agreement with Messrs. Dunham, Lynn, Robinson and Gaines also provides that if there is a "change of control" of the Company, the employee shall be paid, for the term of his employment agreement plus a period of two years thereafter, his annual "cash compensation" (which is based upon such employee's average cash compensation for the two years prior to such change of control), along with an annual amount equal to 50% of such average annual cash compensation (the "Bonus"). The total amount, however, cannot exceed the amount that would cause such payment to be deemed a "parachute payment" under
Section 280G of the Internal Revenue Code. Each agreement also provides that the payments to such employee will cease if he is terminated for cause or in the event of reasonable proof of any violation of the noncompetition or confidentiality provisions of his employment agreement. Also, if following a change of control an employee voluntarily terminates employment for other than good reason (as defined in the employment agreement), his annual cash compensation and Bonus is payable for only one year following such termination.

     The Company also has entered into employment agreements with Messrs. Warrington and Agazzi that terminate in March 1998. Mr. Warrington's agreement provides for an annual salary of $190,500, options to purchase 93,154 shares of Common Stock and deferred annual compensation of $40,000 to be paid each year for the 20-year period commencing January 1, 1999 and ending December 31, 2018. Mr. Agazzi's agreement provides for an annual salary of $169,000 and options to purchase 93,154 shares of Common Stock. Messrs. Warrington and Agazzi are subject to noncompetition and confidentiality provisions.

     The Company has entered into indemnification agreements with each of its directors. Each indemnification agreement provides that the Company shall indemnify the director against certain liabilities and expenses actually and reasonably incurred by the director in connection with any threatened, pending, or completed action, suit or proceeding, including an action by or on behalf of shareholders of the Company or by or in the right of the Company, to which the director is, or is threatened to be made, a party by reason of his status as a director, provided that such individual did not derive an improper benefit, such individual did not commit acts or omissions that were not in good faith or that involved intentional misconduct or a knowing violation of the law, or such indemnification is not otherwise disallowed under Texas law.

EXECUTIVE COMPENSATION

     During 1995 and 1996 Mr. Dunham was the President and Chief Executive Officer of both the Company and Millers Mutual, and Millers Mutual paid all compensation of Mr. Dunham and certain other officers of the Company who were also officers of Millers Mutual. In turn, the Company paid Millers Mutual a management fee. Accordingly, the Company did not pay any compensation during 1995 or 1996 to its Chief Executive Officer, and the total salary and bonus that the Company paid to its other executive officers in 1996 did not exceed $100,000 with respect to any individual. See "Certain Transactions."

EMPLOYEE BENEFIT PLANS

     Millers Mutual has a defined benefit pension plan that covers the employees of the Company. The Company believes that an agreement will be reached between Millers Mutual and the Company to provide that the assets of this plan attributable to the Company's employees will be treated as if the Company's employees were terminated employees under such plan. Millers Mutual and the Company, however, have not yet determined the terms of such agreement. In addition, the Company maintains a defined contribution plan for its employees that is qualified under Section 401(k) of the Internal Revenue Code of 1986.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Frank G. Dunham, Jr., Frank A. Bailey, III, R. Earl Cox, III, F. George Dunham, III and Frank C. Wilson served as members of the Compensation Committee of the Company in 1996. Each member of the Compensation Committee in 1996 also served as a member of the compensation committees for Millers Mutual and Millers Casualty in 1996. Frank G. Dunham, Jr. is the father of F. George Dunham, III and both men served as executive officers of the Company, Millers Mutual and Millers Casualty in 1996. The Company has entered into certain transactions with Millers Mutual and Millers Casualty. See "Certain Transactions."

     The Compensation Committee has established salary and bonus levels for the executive officers of the Company, including the Chief Executive Officer, based on a combination of objective and subjective criteria. In certain cases, an executive officer's salary and potential bonus has been established in an employment agreement. See "-- Employment and Indemnification Agreements."

     The Board of Directors has appointed an Audit Committee, consisting of R. Earl Cox, III, Harry E. Bartel and Mitch S. Wynne, which will have responsibility for reviewing the results and scope of the audit and other services provided by the Company's independent certified public accountants.

STOCK OPTION PLAN

     The Stock Option Plan was adopted by the Board of Directors in March 1997 and is administered by the Board of Directors. The following executive officers and other employees have been or will be granted options pursuant to the Stock Option Plan:

                                            PRE-IPO OPTIONS(1)                IPO OPTIONS(2)
                                       -----------------------------   -----------------------------
                                        NUMBER OF SHARES    EXERCISE    NUMBER OF SHARES    EXERCISE
                NAME                   UNDERLYING OPTIONS    PRICE     UNDERLYING OPTIONS    PRICE
                ----                   ------------------   --------   ------------------   --------
F. George Dunham, III................       279,462          $1.30           652,077(3)       (4)
Ronald O. Lynn.......................        93,154           1.30            65,208          (4)
Terry G. Gaines......................            --             --            93,154          (4)
Stuart H. Warrington.................        93,154           1.30            65,208          (4)
Robert K. Agazzi.....................        93,154           1.30            65,208          (4)
Jeffrey W. Robinson..................        93,154           1.30            65,208          (4)
W. Scott Lewis.......................            --             --            46,577          (4)
Other employees......................       188,170           1.30            32,603          (4)
                                            -------                        ---------
          Total......................       840,248                        1,085,243
                                            =======                        =========

---------------

(1) The pre-IPO options are subject to a two-year vesting schedule, with one-third becoming exercisable on the date of grant and an additional one-third becoming exercisable on each of the first two anniversaries of the date of grant.

(2) The Board of Directors has approved the grant of certain options (the "IPO Options") effective as of the date of this Prospectus. The IPO Options, except for Mr. Dunham's, will be subject to a four-year vesting schedule, with one-fifth becoming exercisable on the date of this Prospectus and an additional one-fifth becoming exercisable on each of the first four anniversaries of such date.

(3) The IPO Options that will be granted to Mr. Dunham are subject to a two-year vesting schedule, with one-third becoming exercisable on the date of this Prospectus and an additional one-third becoming exercisable on each of the first two anniversaries of such date.

(4) The exercise price of the IPO Options will be the initial public offering price per share of Common Stock.

     A total of 2,250,000 shares of Common Stock have been reserved for issuance pursuant to the Stock Option Plan. Options granted under the Stock Option Plan may be exercised solely by the grantee, or in the case of a grantee's death or incapacity, by the grantee's executors, administrators, guardians or other legal representatives and are not assignable or transferable by such grantee.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth the number and percentage of the outstanding shares of Common Stock owned beneficially as of the date of this Prospectus by:
(i) each director of the Company, (ii) each executive officer of the Company,
(iii) all directors and executive officers as a group and (iv) the only shareholder that beneficially owned more than 5% of the Common Stock as of the date of this Prospectus.

                                         BENEFICIAL OWNERSHIP                       BENEFICIAL OWNERSHIP
                                            OF COMMON STOCK                            OF COMMON STOCK
                                        PRIOR TO THIS OFFERING      SHARES TO        AFTER THIS OFFERING
                                        -----------------------    BE SOLD IN       ---------------------
       NAME OF BENEFICIAL OWNER           SHARES       PERCENT    THIS OFFERING      SHARES       PERCENT
       ------------------------         ----------     --------   -------------     ---------     -------
Millers Mutual........................   7,000,000        100%      2,000,000(2)    5,000,000(3)   52.6%
F. George Dunham, III.................     310,513(1)     4.2              --         310,513(1)    3.2
Ronald O. Lynn........................      44,093(1)       *              --          44,093(1)      *
Terry G. Gaines.......................      18,631(1)       *              --          18,631(1)      *
Stuart H. Warrington..................      44,093(1)       *              --          44,093(1)      *
Robert K. Agazzi......................      44,093(1)       *              --          44,093(1)      *
Jeffrey W. Robinson...................      44,093(1)       *              --          44,093(1)      *
W. Scott Lewis........................       9,315(1)       *              --           9,315(1)      *
Harry E. Bartel.......................          --          *              --              --         *
R. Earl Cox, III......................          --          *              --              --         *
Mitch S. Wynne........................          --          *              --              --         *
All directors and executive officers
  as a group (10 individuals).........     514,831(1)     6.9%             --         514,831(1)    5.1%

---------------

 *  Less than 1%

(1) Represents shares of Common Stock subject to options exercisable as of the date of this Prospectus and within 60 days thereafter.

(2) Assuming exercise in full of the Underwriters' over-allotment option, Millers Mutual will sell 2,300,000 shares of Common Stock in this offering.

(3) Assuming exercise in full of the Underwriters' over-allotment option, Millers Mutual will own 4,700,000 shares of Common Stock, constituting 47.6% of the outstanding shares of Common Stock.

                              CERTAIN TRANSACTIONS

BENEFITS ADMINISTRATION CONTRACT

     In July 1997, the Company and Millers Mutual agreed on the terms of a benefits administration contract (the "Benefits Administration Contract") pursuant to which Millers Mutual will provide the Company with certain benefits administration services, including payroll, and the Company will pay Millers Mutual a service fee of $15,000 per month. The term of the Benefits Administration Contract will be three years. The Benefits Administration Contract is subject to approval by the TDI before it may be executed.

     The Company and Millers Mutual are parties to a management agreement effective as of July 1, 1995, as amended (the "Management Agreement"), under which Millers Mutual provides certain management, administrative and support services for and on behalf of the Company, including personnel, legal, banking, investment, financial, payroll, accounting and recordkeeping, marketing and sales, management information and electronic data processing. The Company pays Millers Mutual a monthly fee of $200,000 plus an annual fee equal to a fixed percentage, to be determined annually by mutual agreement of the parties, of the Company's pre-tax income. For 1995 and 1996, the Company paid Millers Mutual management fees of $600,000 and $3.1 million, respectively. For the three months ended March 31, 1997, the Company paid Millers Mutual management fees of $626,286. The Management Agreement will be replaced by the Benefits Administration Contract.

SERVICE CONTRACT

     In July 1997, the Company, Millers Mutual and Millers Casualty agreed on the terms of an amended and restated service contract (the "Service Contract"), which provides for the Company to perform claims administration services for and on behalf of Millers Mutual and Millers Casualty. Under the Service Contract, each of Millers Mutual and Millers Casualty will pay a monthly service fee equal to: (i) 7.5% of monthly net earned premiums for the agribusiness line of business, (ii) 10.2% of monthly net earned premiums for the commercial casualty line of business, (iii) 8.5% of monthly net earned premiums for the commercial property line of business and (iv) 7.5% of monthly net earned premiums for personal lines of business. The Service Contract provides that these percentages will be adjusted annually based on the agreement of the parties. The term of the Service Contract will be three years. The Service Contract is subject to approval by the TDI before it may be executed.

     The Company, Millers Mutual and Millers Casualty are parties to a service contract effective as of January 1, 1996, under which the Company provides claims administration services to Millers Mutual and Millers Casualty. This contract will be replaced by the Service Contract. Under this contract, each of Millers Mutual and Millers Casualty pays a monthly service fee equal to: (i) 8.5% of monthly net earned premiums for agribusiness and commercial lines of business and (ii) 7.5% of monthly net earned premiums for personal lines of business (excluding the premiums written through Sun Coast General Agency for Millers Mutual, with respect to which Millers Mutual pays a monthly service fee of 7.0% of monthly net earned premiums). Millers Mutual and Millers Casualty paid the Company aggregate service fees under this contract of $3.4 million in 1995 and $7.6 million in 1996. For the three months ended March 31, 1997, Millers Mutual and Millers Casualty paid the Company aggregate service fees under this contract of $1.6 million.

INFORMATION SERVICES CONTRACT

     In July 1997, the Company, Millers Mutual and Millers Casualty agreed on the terms of an amended and restated information services contract (the "Information Services Contract"), which will require the Company to provide certain information system services to Millers Mutual and Millers Casualty, including telecommunications services, hardware services, application software services, system software services, network services and system integration services. Under the Information Services Contract, each of Millers Mutual and Millers Casualty will pay a monthly service fee equal to monthly net written premiums, multiplied by 6% for the remainder of 1997, 5.5% in 1998, 5% in 1999, and thereafter such percentage as may be agreed upon by the parties. The term of the Information Services Contract will be three years. The Information Services Contract is subject to approval by the TDI before it may be executed.

     The Company, Millers Mutual and Millers Casualty are parties to an information services contract, effective as of January 1, 1997, under which the Company provides certain information system services. This contract will be replaced by the Information Services Contract. Under this contract, each of Millers Mutual and Millers Casualty pays a monthly service fee of 6% of monthly net written premiums. For the three months ended March 31, 1997, Millers Mutual and Millers Casualty paid the Company an aggregate of $1.3 million under this contract.

OUTSOURCING SERVICES CONTRACTS WITH MILLERS CASUALTY

     In May 1997, the Company and Millers Casualty agreed on the terms of a policy administration services agreement (the "Policy Administration Services Agreement") pursuant to which the Company will provide policy administration services for Millers Casualty's homeowners line of business in Florida. Millers Casualty will pay a monthly service fee equal to 5.6% of its monthly direct written premiums, subject to a $50.51 per policy minimum. The term of the Policy Administration Services Agreement will be three years, which will automatically renew for additional three-year terms unless terminated by either party. The Policy Administration Services Contract is subject to approval by the TDI before it may be executed.

     In June 1997, the Company and Millers Casualty agreed on the terms of a claims administration services agreement (the "Claims Administration Services Agreement") pursuant to which the Company will provide claims administration services for Millers Casualty's homeowners line of business in Florida. Millers Casualty will pay a monthly service fee equal to 7% of its monthly gross direct earned premiums for noncatastrophe claims and 5% of incurred catastrophe loss for catastrophe claims. The term of the Claims Administration Services Agreement will be three years, which will automatically renew for additional three-year terms unless terminated by either party. The Claims Administration Services Contract is subject to approval by the TDI before it may be executed.

MISCELLANEOUS

     As of June 30, 1997, the Company had outstanding borrowings from Millers Mutual of $2.8 million for working capital purposes. The largest borrowings from Millers Mutual outstanding since the inception of the Company was $4.3 million. See "Use of Proceeds."

     In 1993, Millers Mutual licensed SDS software pursuant to a license agreement with SDS. For 1994, 1995, 1996 and the three months ended March 31, 1997, Millers Mutual paid SDS $16,222, $31,077, $31,662 and $7,793, respectively, for software and software services.

     The Company leases its principal Sheboygan, Wisconsin facility pursuant to a lease, dated March 12, 1997 (the "Building Lease"). The building is owned by Riverview, which is controlled by Stuart H. Warrington, an Executive Vice President of the Company. The term of the Building Lease ends February 28, 2007. Pursuant to the Building Lease, Riverview leases to the Company approximately 28,000 square feet of office space at a monthly rate of approximately $21,000 for the first four years, $23,000 for the next five years, and $25,000 for the last year.

     The Company leases its approximately 19,000 square foot headquarters in Fort Worth, Texas from Millers Mutual pursuant to a lease, effective as of May 1, 1996 (the "Lease"), which provides for monthly rental payments of approximately $25,000. The term of the Lease ends April 30, 2001.

     The Company and Millers Mutual are parties to a sublease agreement, dated as of January 1, 1997, pursuant to which Millers Mutual subleases to the Company certain furniture, equipment and other personal property that Millers Mutual has leased from third parties under various equipment leases for the benefit of the Company. The sublease payments by the Company to Millers Mutual under the sublease equal the lease payments by Millers Mutual to the lessors under the respective leases.

     Millers Mutual, the Company and the other subsidiaries of Millers Mutual are parties to the Tax Sharing Agreement. Under the Tax Sharing Agreement, Millers Mutual must pay the Company an amount equal to any decrease in the income taxes otherwise payable by the Millers Mutual consolidated tax group attributable to any net losses of the Company. Conversely, the Tax Sharing Agreement requires the Company to pay to Millers Mutual the amount of any income taxes that the Company would have paid if it had not been included in the Millers Mutual consolidated group. For the period from April 28, 1995 through December 31, 1995, the Company received from Millers Mutual $337,000 under the Tax Sharing Agreement. The amounts of any payments for 1996 and 1997 have not yet been determined. The Company believes that the parties to the Tax Sharing Agreement will amend it in contemplation of the Company leaving the Millers Mutual consolidated group as a result of this offering. The Company expects such amendment to provide that the Company will indemnify the other members of the Millers Mutual consolidated group for any of the group's income taxes and related expenses attributable to the Company and Millers Mutual will indemnify the Company for any income taxes and related expenses attributable to any members of the consolidated group other than the Company. The amendment of the Tax Sharing Agreement will be subject to approval by the TDI.

                          DESCRIPTION OF CAPITAL STOCK

     As of the date of this Prospectus, the authorized capital stock of the Company consists of 14,000,000 shares of Common Stock, par value $0.01 per share, of which 9,500,000 shares will be outstanding immediately following this offering, and 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"), of which no shares will be outstanding immediately following this offering. The following summary of the Company's capital stock is qualified in its entirety by reference to the Company's Restated

Articles and its Bylaws, each of which is filed as an exhibit to the registration statement of which this Prospectus is a part.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by shareholders, including the election of directors, and do not have cumulative voting rights. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of the Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of the Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock in the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company pursuant to this offering will be, upon payment therefor, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock will be subject to those of the holders of any shares of Preferred Stock the Company may issue in the future. See "Dividend Policy."

PREFERRED STOCK

     The Board of Directors may from time to time authorize the issuance of one or more classes or series of Preferred Stock without shareholder approval. Subject to the provisions of the Restated Articles and limitations prescribed by law, the Board of Directors is authorized to adopt resolutions to issue the shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions on shares of Preferred Stock, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences, in each case without any action or vote by the shareholders. The Company has no current plans to issue any shares of Preferred Stock of any class or series.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby protect the Company's management. The issuance of Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the trading price of the Common Stock.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

     Under the Restated Articles, upon completion of this offering there will be 2,250,000 shares of Common Stock (excluding 2,250,000 shares reserved for issuance under the Stock Option Plan) and 1,000,000 shares of Preferred Stock available for future issuance without shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital or facilitate acquisitions. The Company does not currently have any plans to issue additional shares of Common Stock or Preferred Stock (other than shares of Common Stock issuable upon the exercise of options under the Stock Option Plan previously granted or to be granted in the future).

SPECIAL PROVISIONS OF THE RESTATED ARTICLES, THE BYLAWS AND TEXAS LAW

     The Texas Miscellaneous Corporation Laws Act (the "Texas Miscellaneous Laws") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of their fiduciary duty as directors except for liability of a director resulting from: (i) a breach of such director's duty of loyalty to the corporation or its shareholders, (ii) an act or omission that is not in good faith or that involves intentional misconduct or a knowing violation of laws, (iii) a transaction from which the director received an improper personal benefit or (iv) an act or omission for which the liability of the director is expressly provided by an applicable statute. The Restated Articles limit the liability of directors of the Company (in their capacity as directors but not in their capacity as officers) to the Company or its shareholders to the fullest extent permitted by the Texas Miscellaneous Laws. The inclusion of this provision in the Restated Articles may reduce the likelihood of derivative litigation against directors and may discourage or deter shareholders from suing directors for breach of their duty of care, even though such an action, if successful, might otherwise benefit the Company and its shareholders. The inclusion of such provisions in the Restated Articles together with a provision requiring the Company to indemnify its directors, officers and certain other individuals against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so. The Securities and Exchange Commission has taken the position that personal liability of directors for violations of the federal securities laws cannot be limited and that indemnification by the issuer for such violations is unenforceable.

     The Company has entered into separate indemnification agreements with each of its directors that may require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under the TBCA and advance their expenses incurred as a result of any proceeding against them for which they could be indemnified, obtain directors' and officers' insurance or maintain self-insurance in lieu thereof.

     Under the TBCA, the board of directors of a corporation has the power to amend and repeal the corporation's bylaws unless the corporation's articles of incorporation reserve the power exclusively to the shareholders or a particular bylaw expressly provides that the board of directors may not amend or repeal the bylaw. The Restated Articles give the Board of Directors the power to amend and repeal the Company's Bylaws. The Company's Restated Articles and Bylaws also provide that the number of directors shall be fixed from time to time by resolution of the Board of Directors. These provisions, in addition to the existence of authorized but unissued capital stock, may have the effect, either alone or in combination with each other, of discouraging an acquisition of the Company deemed undesirable by the Board of Directors.

ANTI-TAKEOVER CONSIDERATIONS

     ANTI-TAKEOVER STATUTE. Beginning September 1, 1997, the Company will become subject to newly-enacted Part 13 of the TBCA ("Part 13"), which subject to certain exceptions, prohibits a Texas corporation from engaging in any "business combination" with an "affiliated shareholder" for three years following the date that such shareholder became an affiliated shareholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder or (ii) the business combination is authorized at a meeting of shareholders called not less than six months after such date by the affirmative vote of at least two-thirds of the outstanding voting shares not owned by the affiliated shareholder.

     Part 13 generally defines a "business combination" to include: (i) any merger, share exchange or conversion involving the corporation and the affiliated shareholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of the assets of the corporation to the affiliated shareholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the affiliated shareholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate ownership percentage of the stock of any class or series of the corporation beneficially owned by the affiliated shareholder, (v) any receipt by the affiliated shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through the corporation or
(vi) any adoption of a plan or proposal for the liquidation or dissolution of the corporation proposed by, or pursuant to any agreement or understanding with, an affiliated shareholder. In general, Part 13 defines an "affiliated shareholder" as any entity or person beneficially owning 20% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. As Millers Mutual will own more than 20% of the Common Stock outstanding before this offering, however, transactions between Millers Mutual and the Company will not be subject to these restrictions. The provisions of Part 13 could have the effect of delaying, deferring, or preventing a change of control of the Company even if a change of control were in the shareholders' interests.

     CLASSIFIED BOARD OF DIRECTORS. The Restated Articles provide for the Board of Directors to be divided into three classes serving staggered three-year terms. The term of office of the first class of directors will expire at the 1998 annual meeting of shareholders, the term of office of the second class will expire at the 1999 annual meeting of shareholders and the term of office of the third class will expire at the 2000 annual meeting of shareholders. The terms of office of the current directors of the Company are set forth herein under "Management -- Directors and Executive Officers."

     At each annual meeting of shareholders, the class of directors to be elected at such meeting will be elected for a three-year term, and the directors in the other two classes will continue in office. As holders of Common Stock will have no right to cumulative voting for the election of directors, at each annual meeting of shareholders Millers Mutual, as the holder of a majority of the shares of Common Stock, will be able to elect all of the successors of the class of directors whose term expires at that meeting. In addition, the staggered terms for directors may affect the shareholders' ability to change control of the Company even if a change of control were in the shareholders' interests.

     SHAREHOLDER ACTION. Unless limited by the articles of incorporation, the TBCA permits shareholder action without a meeting, without prior notice, and without a vote, upon the written consent of all of the holders of outstanding stock. The Restated Articles prohibit shareholder action without a meeting, except when the Company has ten or fewer shareholders. The Company's Bylaws provide that special meetings of the shareholders may be called only by the President, Chairman of the Board, a majority of the Board of Directors or the holders of at least 10% of all shares entitled to vote at the proposed meeting. These provisions could have the effect of delaying, deferring or preventing a change of control of the Company even if a change of control were in the shareholders' interests.

     RIGHTS AGREEMENT. Prior to the consummation of this offering, the Board of Directors will authorize and declare a dividend distribution of one right (a "Right") for each outstanding share of Common Stock of the Company to the sole shareholder as of the date of the adoption of the Rights Agreement (as defined below). One Right shall thereafter be issued for each share of Common Stock that shall become outstanding between the date of adoption of the Rights Agreement and the earliest of the Distribution Date (as defined below), the Final Expiration Date (as defined below), and the date the Rights are redeemed. Except as described below, each Right represents the right to purchase from the Company one one-hundredth ( 1/100) of a share of Series A Junior Preferred Stock, par
value $1.00 per share (the "Preferred Shares"), at a price of $          (the
"Exercise Price"), subject to adjustment. The mechanics of such adjustment, the timing of the exercise for the Rights, and the description, terms and preferences of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between the Company and U.S. Trust Company of Texas, N.A., as Rights Agent. A copy of a form of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this Prospectus is a part. This summary of the Rights Agreement and the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

     The Rights will be evidenced by the Common Stock certificates and not by separate certificates until the earlier of: (i) ten days following a public announcement that a person or group of affiliated or associated persons, with certain limited exceptions (an "Acquiring Person"), has acquired, or obtained the right to acquire, beneficial ownership of capital stock of the Company representing 10% or more of the voting power of the Company (the "Stock Acquisition Date") or (ii) ten business days (or such later date as may be determined by action of the Board of Directors upon approval by a majority of the Continuing Directors (as defined below), prior to the time that any person becomes an Acquiring Person) following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, such person or group would be the beneficial owner of capital stock of the Company representing 10% or more of the voting power of the Company (such date being called the "Distribution Date").

     Until the Distribution Date: (i) the Rights shall be transferred with, and only with, the Common Stock and (ii) the transfer of any Common Stock certificates shall also constitute the transfer of the Rights associated therewith. Following the Distribution Date, separate certificates evidencing the Rights (the "Right Certificates") will be mailed to the record holders of Common Stock as of the close of business on the Distribution Date, and thereafter such separate Right Certificates alone will evidence the Rights.

     The Rights are not exercisable until the Distribution Date, and will expire upon the earliest of: (i) the close of business on the tenth anniversary of the adoption of the Rights Agreement (the "Final Expiration Date"), (ii) the redemption of the Rights by the Company as described below or (iii) the exchange of the Rights by the Company as described below.

     A person generally will not become an Acquiring Person under the Rights Agreement if such person is: (i) the Company, (ii) a subsidiary of the Company,
(iii) an employee benefit plan or employee stock plan of the Company or of a subsidiary of the Company, (iv) Millers Mutual or an affiliate or associate of Millers Mutual, (v) F. George Dunham, III, or any of the members of his family or certain trusts, estates or other entities created for their benefit or controlled by them, (vi) an "Exempt Person" (as defined in the Rights Agreement) as designated by the Board of Directors or (vii) an Acquiring Person solely by reason of (A) obtaining 10% or more of the voting power of the Company through transactions approved by a majority of the Board of Directors and Continuing Directors before such person or group became an Acquiring Person or (B) a reduction in the number of shares of voting stock of the Company pursuant to a transaction approved by a majority of the Board of Directors and Continuing Directors.

     Unless the Rights are earlier redeemed, in the event that a person or group becomes the beneficial owner of capital stock of the Company representing 10% or more of the voting power of the Company (other than pursuant to a tender or exchange offer for all outstanding shares of Common Stock of the Company approved by a majority of the Board of Directors and Continuing Directors), each holder of Rights will thereafter have the right to exercise its Rights and to receive, upon payment of the Exercise Price (as adjusted), for each of its Rights, such number of shares of Common Stock of the Company (or in certain circumstances, cash, property, or other securities of the Company) as shall have a value equal to twice the Exercise Price. Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including without limitation the right to vote or to receive dividends. Notwithstanding anything to the contrary, however, following the time that a person becomes an Acquiring Person, any Rights that are beneficially owned by such Acquiring Person or by a transferee of such Acquiring Person shall automatically become null and void.

     The Exercise Price payable and the number of Preferred Shares, shares of Common Stock or other securities or property issuable upon exercise of a Right, and the number of Rights outstanding, are subject to adjustment from time to time to prevent dilution. In addition, if at any time on or after the Distribution Date the Company is merged into or consolidates with another person and the Company does not survive such merger or consolidation or all or part of the shares of Common Stock are in connection with such merger or consolidation exchanged for securities of another person, or the Company or one or more of the subsidiaries of the Company transfers to any other person 50% or more of the assets or earning power of the Company and the subsidiaries, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon exercise at the then current Exercise Price of the Right, common stock of the applicable issuer or the surviving company having a value equal to twice the Exercise Price of the Right.

     Upon the exercise of a Right, the Company will not be required to issue fractional Preferred Shares (other than fractions in multiples of one one-hundredth of a Preferred Share), and in lieu thereof may issue depositary receipts evidencing fractions of such shares or cash based on the Fair Market Value (as defined in the Rights Agreements) of Preferred Shares.

     At any time after the date of the Rights Agreement until the earlier of ten days after the Stock Acquisition Date or the Final Expiration Date, the Company may, upon approval by a majority of the Board of Directors and Continuing Directors, redeem the Rights in whole, but not in part, at a price of $0.01 per Right (the "Redemption Price"), subject to adjustment. The Redemption Price may, at the option of the Company, be paid in cash, shares of Preferred Stock or shares of Common Stock. The Rights will thereupon terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     At any time after a person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by any such person or group of 50% or more of the voting power of the Company, the Board of Directors (with the approval of a majority of the Continuing Directors) may exchange the Rights (other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock (or a fraction of a share of Preferred Stock or other consideration having equivalent value) per Right, subject to adjustment.

     As long as the Rights are redeemable, the provisions of the Rights Agreement may be amended by the Company without the approval of any holders of the Rights. Any amendment adopted thereafter may not materially adversely affect the interests of holders of the Rights.

     For purposes of the Rights Agreement, a "Continuing Director" means any member of the Board of Directors who is not an Acquiring Person or an affiliate or associate of an Acquiring Person, or a representative or nominee of an Acquiring Person or any such affiliate or associate and who either (i) was a member of the Board of Directors on the date the Rights Agreement was adopted or
(ii) subsequently became a member of the Board of Directors and whose nomination for election or election to the Board was recommended or approved by a majority of the Continuing Directors then on the Board of Directors.

     The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company other than pursuant to a tender offer or other transaction approved by the Board of Directors. The Rights, however, provide the Board of Directors and the Acquiring Person a ten-day period to negotiate such a merger or consolidation before the Rights become exercisable. If an acceptable arrangement is reached within this period, the Board of Directors may redeem all of the Rights.

     PREFERRED STOCK. The Restated Articles permit the Company's Board of Directors to issue Preferred Stock at any time without shareholder approval. See "-- Preferred Stock" and "-- Certain Effects of Authorized but Unissued Stock."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is ChaseMellon Shareholder Services, L.L.C.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no market for the Common Stock. Future sales of a substantial number of shares of Common Stock in the public market could adversely affect trading prices prevailing from time to time. The Selling Shareholder will hold 5,000,000 shares, representing 52.6% of the outstanding shares of Common Stock after this offering (47.6% if the Underwriters' over-allotment option is exercised in full), and a decision by the Selling Shareholder to sell shares of Common Stock in the open market could adversely affect the trading price of the Common Stock.

     Upon completion of this offering, the Company will have outstanding 9,500,000 shares of Common Stock (9,875,000 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act.

     The remaining 5,000,000 shares (4,700,000 shares if the Underwriters' over-allotment option is exercised in full) held by the Selling Shareholder will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares"). Restricted Shares may be sold in the public market only if such sale is registered under the Securities Act or if it qualifies for an exemption from registration, such as the one provided by Rule 144 promulgated under the Securities Act, which is summarized below. Sales of the Restricted Shares in the open market, or the availability of such shares for sale, could adversely affect the trading price of the Common Stock.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:
(i) 1% of the number of shares of Common

Stock then outstanding (approximately 95,000 shares immediately after this offering, or 98,750 shares if the Underwriters' overallotment option is exercised in full) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and the availability of current public information about the Company. Rule 144 generally becomes available 90 days after the issuer has been subject to the information reporting requirements of the Exchange Act. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years following the later of the date of the acquisition of such shares from the issuer or an affiliate of the issuer, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering the offering and sale of the 2,250,000 shares of Common Stock reserved for issuance under the Stock Option Plan. Accordingly, shares of Common Stock issued upon exercise of options granted under the Stock Option Plan will be available for sale in the open market, unless such shares are subject to vesting restrictions or certain lock-up agreements. See "Underwriting."

                                  UNDERWRITING

     Subject to the terms and conditions of an Underwriting Agreement, the Underwriters named below, through their representatives, Raymond James & Associates, Inc. and Southwest Securities, Inc. (the "Representatives"), have severally agreed to purchase from the Company and the Selling Shareholder the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                              NUMBER OF
                            NAME                               SHARES
                            ----                              ---------
Raymond James & Associates, Inc.............................
Southwest Securities, Inc...................................
                                                              ---------
          Total.............................................  4,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to certain conditions. The Underwriters are obligated to take and pay for all shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are to be purchased.

     The Underwriters, through the Representatives, propose to offer part of the shares of Common Stock directly to the public at the offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a
price that represents a concession not in excess of $          per share under
the initial public offering price. The Underwriters may allow, and such dealers
may re-allow, a concession not in excess of $          per share to certain
other dealers. The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company and the Selling Shareholder have granted the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to an aggregate of 675,000 additional shares of Common Stock, at the initial public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to the total shown, and the Company and the Selling Shareholder will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise their option only to cover over-allotments made in connection with the sale of the shares of Common Stock offered hereby. If purchased, the Underwriters will sell such additional shares on the same terms as those on which the shares that the Underwriters have agreed to purchase from the Company and the Selling Shareholder are being offered.

     This offering of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of this offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     Until the distribution of Common Stock in this offering is completed, rules of the Securities and Exchange Commission may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Representatives are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock. If the Underwriters create a short position in the Common Stock in connection with the offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representatives may reduce the short position by purchasing Common Stock in the open market. The Representatives may also elect to reduce any short position by exercising all or part of the over-allotment options described above. The Representatives may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representatives purchase shares of Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the Underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it discouraged resales of any security. Neither the Company, the Selling Shareholder, nor any of the Underwriters makes any representation or predictions as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company, the Selling Shareholder, nor any of the Underwriters makes any representation that the Representatives will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     The Company, the Selling Shareholder and certain officers and directors of the Company, which upon consummation of this offering will own or have the right to acquire in the aggregate 5,514,831 shares of Common Stock, have agreed that they will not, without the prior written consent of Raymond James & Associates, Inc., sell, offer to sell, contract to sell or otherwise transfer or dispose of any shares of Common Stock (other than the shares offered by the Selling Shareholder in this offering), options, rights or warrants to acquire shares of Common Stock, or securities exchangeable for or convertible into shares of Common Stock, during the 180-day period commencing on the date of this Prospectus, except that the Company may issue shares of Common Stock upon exercise of options outstanding under the Stock Option Plan and may grant additional options under the Stock Option Plan, provided that without the prior written consent of Raymond James & Associates, Inc., such additional options shall not be exercisable during such period. See "Shares Eligible for Future Sale."

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price for the Common Stock will be determined by negotiation among the Company, the Selling Shareholder and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this Prospectus is subject to change as a result of market conditions and other factors.

     The Company and the Selling Shareholder have agreed to indemnify the Underwriters against, and to contribute to losses arising out of, certain civil liabilities, including liabilities under the Securities Act.

     The Company has additionally agreed to pay to the Representatives solely by deduction from the proceeds of this offering a financial advisory fee equal to the lesser of (i) three-fourths of one percent (0.75%) of the gross proceeds to the Company and the Selling Shareholder of this offering or (ii) $300,000. Such financial advisory fee shall be paid by the Company and the Selling Shareholder in proportion to the respective number of shares of Common Stock being offered by them hereby, and relates to financial advisory services provided by the Representatives to the Company and Selling Shareholder in connection with the offering and related matters.

     The foregoing includes a summary of the principal terms of the Underwriting Agreement and does not purport to be complete. Reference is made to the copy of the Underwriting Agreement, which is on file as an exhibit to the Registration Statement of which this Prospectus is a part.

     At the Company's request, the Underwriters have reserved up to shares of Common Stock for sale to the Company's employees and designees and have agreed to permit them to buy such shares at 96% of the initial public offering price. The number of shares of Common Stock available for sale to the general public will be reduced to the extent purchasers designated by the Company purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public at the initial public offering price.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., Dallas, Texas. Certain matters will be passed upon for the Underwriters by Thompson & Knight, A Professional Corporation, Dallas, Texas.

                                    EXPERTS

     The financial statements of the Company as of and for the year ended December 31, 1996 and as of December 31, 1995 and for the period April 28, 1995 (date of inception) to December 31, 1995 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and have been so included in reliance upon the opinion of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Strategic Data Systems, Inc. and subsidiary as of and for the three years in the period ended December 31, 1996 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, and have been so included in reliance upon the opinion of such firm given upon their authority as experts in accounting and auditing.

     During 1996, the Company changed its independent accountants from Price Waterhouse LLP ("Price Waterhouse") to Deloitte & Touche LLP. There were no disagreements between the Company and Price Waterhouse on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to the satisfaction of Price Waterhouse would have caused such firm to make reference thereto in connection with its reports on the financial statements of the Company. The Company's decision to change to Deloitte & Touche LLP was approved by the Board of Directors of the Company. In 1997, in connection with the SDS Acquisition, SDS changed its independent accountants from KPMG Peat Marwick LLP ("KPMG") to Deloitte & Touche LLP, the Company's accountants. There were no disagreements between SDS and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that if not resolved to the satisfaction of KPMG would have caused such firm to make reference thereto in connection with its reports on the financial statements of SDS. SDS's decision to change its independent accountants was approved by the Board of Directors of the Company.

                             AVAILABLE INFORMATION

     The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Securities and Exchange Commission (the "Commission"), a Registration Statement on Form S-1 under the Securities Act (the "Registration Statement") with respect to the offering and sale of Common Stock. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, New York, New York 10048 and at 500 Madison Street, Chicago, Illinois 60661, upon payment of certain fees prescribed by the Commission. The Commission maintains an Internet world wide web site that contains reports, proxy and information reports and other materials that are filed through the Commission's Electronic Data Gathering, Analysis and Retrieval System. The site can be accessed at http://www.sec.gov.

     The Company intends to distribute to the holders of Common Stock annual reports containing consolidated financial statements audited by independent accountants.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Pro Forma Condensed Consolidated Financial Information......  F-2
Pro Forma Condensed Consolidated Financial Statements.......  F-3
Notes to Condensed Consolidated Pro Forma Financial
  Statements................................................  F-6

INSPIRE INSURANCE SOLUTIONS, INC. FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-7
Financial Statements:
  Balance Sheets............................................  F-8
  Statements of Operations..................................  F-9
  Statements of Shareholder's Equity........................  F-10
  Statements of Cash Flows..................................  F-11
  Notes to Financial Statements.............................  F-12

STRATEGIC DATA SYSTEMS, INC. CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report................................  F-22
Consolidated Financial Statements:
  Consolidated Balance Sheets...............................  F-23
  Consolidated Statements of Operations.....................  F-24
  Consolidated Statements of Shareholders' Equity...........  F-25
  Consolidated Statements of Cash Flows.....................  F-26
  Notes to Consolidated Financial Statements................  F-27

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTION

     The accompanying unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1996 and for the three months ended March 31, 1997 reflect: (i) the acquisition of Strategic Data Systems, Inc. ("SDS") using the purchase method of accounting as if the acquisition of SDS, which occurred on March 12, 1997, had occurred on January 1, 1996 and (ii) the results of operations of INSpire Insurance Solutions, Inc. (the "Company") as if the Company had operated on an independent basis separate from The Millers Mutual Fire Insurance Company ("Millers Mutual") since January 1, 1996.

     The unaudited pro forma condensed consolidated statements of operations are based on currently available information and do not purport to represent what the Company's results of operations would have been if the events referred to above had occurred on January 1, 1996, or to project the Company's results of operations for any future periods.

     The pro forma condensed consolidated statements of operations should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of INSpire," "Management's Discussion and Analysis of Financial Condition and Results of Operations of SDS," the Company's Financial Statements and SDS's Consolidated Financial Statements.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                 INSPIRE INSURANCE   STRATEGIC DATA                PRO FORMA
                                  SOLUTIONS, INC.    SYSTEMS, INC.    COMBINED    ADJUSTMENTS     PRO FORMA(A)
                                 -----------------   --------------   ---------   -----------     ------------
Revenues
  Outsourcing services.........       $13,653           $    --       $  13,653     $    --         $  13,653
  Software and software
     services..................            --            18,239          18,239          --            18,239
  Other........................            --             5,425           5,425          --             5,425
                                      -------           -------       ---------                     ---------
          Total revenues.......        13,653            23,664          37,317          --            37,317
Operating expenses.............        14,430            22,629          37,059         922(b)         35,827
                                                                                     (2,920)(c)
                                                                                        559(d)
                                                                                       (887)(e)
                                                                                      1,200(f)
                                                                                        930(g)
                                                                                       (106)(h)
                                      -------           -------       ---------                     ---------
Operating income (loss)........          (777)            1,035             258                         1,490
Interest expense...............            (2)             (207)           (209)       (430)(i)          (639)
Other income (expense), net....            --               319             319                          (611)
                                      -------           -------       ---------                     ---------
Income (loss) from operations
  before taxes.................          (779)            1,147             368                           240
Income tax (benefit)...........           264              (449)           (185)        166(j)            (19)
                                      -------           -------       ---------                     ---------
Net income (loss)..............       $  (515)          $   698       $     183                     $     259
                                      =======           =======       =========                     =========
Net income (loss) per share....                                       $    0.02                     $    0.03
                                                                      =========                     =========
Supplementary net income (loss)
  per share....................                                                                     $    0.08
                                                                                                    =========
Weighted average common and
  common equivalent shares
  outstanding..................                                       7,658,195      72,821(k)      7,731,016
                                                                      =========     =======         =========

                            See accompanying notes.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               INSPIRE INSURANCE   STRATEGIC DATA                 PRO FORMA
                                SOLUTIONS, INC.    SYSTEMS, INC.     COMBINED    ADJUSTMENTS     PRO FORMA(A)
                               -----------------   --------------   ----------   -----------     ------------
Revenues
  Outsourcing services.......       $2,308             $   --       $    2,308     $   --         $    2,308
  Software and software
     services................           --              4,529            4,529         --              4,529
  Other......................           --                544              544         --                544
                                   -------             ------       ----------                    ----------
          Total revenues.....        2,308              5,073            7,381         --              7,381
Operating expenses...........        2,650              4,864            7,514        182(b)           7,618
                                                                                     (555)(c)
                                                                                      190(d)
                                                                                     (219)(e)
                                                                                      300(f)
                                                                                     (232)(g)
                                                                                      (26)(h)
                                   -------             ------       ----------                    ----------
Operating income (loss)......         (342)               209             (133)                         (237)
Interest expense.............           --                (54)             (54)      (108)(i)           (162)
Other income (expense),
  net........................           --                 46               46                           (46)
                                   -------             ------       ----------                    ----------
Income (loss) from operations
  before taxes...............         (342)               201             (141)                         (353)
Income tax (benefit).........          (71)                81               10       (163)(j)           (153)
                                   -------             ------       ----------                    ----------
Net income (loss)............       $ (271)            $  120       $     (151)                   $     (200)
                                   =======             ======       ==========                    ==========
Net income (loss) per
  share......................                                       $    (0.02)                   $    (0.03)
                                                                    ==========                    ==========
Supplementary net income
  (loss) per share...........                                                                     $     0.01
                                                                                                  ==========
Weighted average common and
  common equivalent shares
  outstanding................                                        7,658,195     72,821(k)       7,731,016
                                                                    ==========     ======         ==========

                            See accompanying notes.

       PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               INSPIRE INSURANCE   STRATEGIC DATA                 PRO FORMA
                                SOLUTIONS, INC.    SYSTEMS, INC.     COMBINED    ADJUSTMENTS     PRO FORMA(A)
                               -----------------   --------------   ----------   -----------     ------------
Revenue
  Outsourcing services.......       $ 6,736            $   --       $    6,736      $ --          $    6,736
  Software and software
     services................            --             5,920            5,920        --               5,920
  Other......................            --               947              947        --                 947
                                    -------            ------       ----------                    ----------
          Total revenues.....         6,736             6,867           13,603        --              13,603
Operating expenses...........        12,048             6,425           18,473       500(b)           18,715
                                                                                    (581)(c)
                                                                                    (209)(e)
                                                                                     300(f)
                                                                                    (232)(g)
                                    -------            ------       ----------      ----          ----------
Operating income (loss)......        (5,312)              442           (4,870)                       (5,112)
Interest expense.............           (60)              (38)             (98)     (108)(i)            (206)
Other income (expense),
  net........................            --                71               71                            71
                                    -------            ------       ----------                    ----------
Income (loss) from operations
  before taxes...............        (5,372)              475           (4,897)                       (5,247)
Income tax (benefit).........        (1,863)              162           (1,701)     (382)(j)          (2,083)
                                    -------            ------       ----------      ----          ----------
Net income (loss)............       $(3,509)           $  313       $   (3,196)                   $   (3,164)
                                    =======            ======       ==========                    ==========
Net income (loss) per
  share......................                                       $    (0.42)                   $    (0.41)
                                                                    ==========                    ==========
Supplementary net income
  (loss) per share...........                                                                     $    (0.40)
                                                                                                  ==========
Weighted average common and
  common equivalent shares
  outstanding................                                        7,658,195    72,021(k)        7,731,016
                                                                    ==========      ====          ==========

                            See accompanying notes.

                               NOTES TO PRO FORMA
            CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(a) See the Introduction to Pro Forma Condensed Consolidated Financial Information.

(b) Represents compensation for additional finance, administrative, executive and marketing employees to perform services previously performed by Millers Mutual pursuant to a management agreement.

(c) Reflects the net reduction in the management fee charged to the Company by Millers Mutual.

(d) Represents software production expenses during the period that were previously capitalized by SDS.

(e) Reflects the elimination of amortization of software production expenses previously capitalized by SDS.

(f) Reflects the amortization of purchased software associated with the acquisition of SDS.

(g) Represents the amortization of goodwill associated with the acquisition of SDS.

(h) Represents previously recorded amortization of goodwill by SDS.

(i) Represents the effect of interest expense associated with the debt incurred in conjunction with the acquisition of SDS, offset by the elimination of certain interest expense associated with mortgage debt not assumed in the acquisition of SDS.

(j) Income tax (benefit) is calculated at an effective rate of 36% less the deferred tax benefit associated with the amortization of software in the acquisition of SDS.

(k) Represents additional common stock equivalents relating to outstanding stock options, calculated by applying the treasury stock method, resulting from the difference in the fair value of the pre-IPO options and the initial public offering price.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
INSpire Insurance Solutions, Inc.
Fort Worth, Texas

     We have audited the accompanying balance sheets of INSpire Insurance Solutions, Inc., (formerly Millers Integrated Claims Resources, Inc. and MiliRisk, Inc.) as of December 31, 1995 and 1996, and the related statements of operations, shareholder's equity, and cash flows for the period from April 28, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of INSpire Insurance Solutions, Inc. at December 31, 1995 and 1996, and the results of its operations and its cash flows for the period from April 28, 1995 (date of inception) to December 31, 1995 and the year ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
July 2, 1997

                       INSPIRE INSURANCE SOLUTIONS, INC.

                                 BALANCE SHEETS

                                                               DECEMBER 31,
                                                         ------------------------     MARCH 31,
                                                            1995          1996          1997
                                                         ----------    ----------    -----------
                                                                                     (UNAUDITED)
                                             ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   21,868    $  363,398    $   372,661
  Accounts receivable -- net...........................          --     1,168,148      6,429,091
  Income taxes receivable..............................     475,124       339,571        339,571
  Deferred income taxes................................          --            --      1,038,000
  Prepaid expenses and other current assets............          --       140,950        451,505
                                                         ----------    ----------    -----------
          Total current assets.........................     496,992     2,012,067      8,630,828
Accounts receivable, excluding current portion.........          --            --        286,226
Property and equipment, net............................   2,320,055     3,219,892      6,794,950
Intangibles and other assets...........................          --            --     15,742,428
                                                         ----------    ----------    -----------
TOTAL..................................................  $2,817,047    $5,231,959    $31,454,432
                                                         ==========    ==========    ===========

                              LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Note payable.........................................  $       --    $2,500,000    $        --
  Accounts payable.....................................          --     1,066,013      1,686,379
  Accrued payroll and compensation.....................          --            --        319,189
  Other accrued expenses...............................          --            --        713,506
  Customer deposits....................................          --            --      1,321,729
  Deferred compensation................................          --            --      2,110,000
  Income taxes payable.................................          --            --        388,993
  Current portion of long-term debt....................          --            --      1,623,728
  Due to Parent........................................   1,569,108       995,706      4,136,501
                                                         ----------    ----------    -----------
          Total current liabilities....................   1,569,108     4,561,719     12,300,025
Deferred compensation..................................          --            --      1,290,573
Long-term debt.........................................          --            --      6,123,631
Deferred income taxes..................................     126,500        64,000      2,821,000

Commitments and Contingencies (Note 12)................          --            --             --

SHAREHOLDER'S EQUITY:
  Preferred stock, $1.00 par value; 1,000,000 shares
     authorized, none issued and outstanding (Note
     13)...............................................          --            --             --
  Common stock, $.01 par value; 1,000 shares
     authorized, 100 shares issued and outstanding in
     1995 and 1996; 14,000,000 shares authorized and
     7,000,000 shares issued and outstanding at March
     31, 1997 (Note 13)................................           1             1         70,000
  Additional paid-in capital...........................   2,383,417     2,383,417     14,121,609
  Accumulated deficit..................................  (1,261,979)   (1,777,178)    (5,272,406)
                                                         ----------    ----------    -----------
          Total shareholder's equity...................   1,121,439       606,240      8,919,203
                                                         ----------    ----------    -----------
TOTAL..................................................  $2,817,047    $5,231,959    $31,454,432
                                                         ==========    ==========    ===========

                       See notes to financial statements.

                       INSPIRE INSURANCE SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                               PERIOD FROM                            THREE MONTHS
                                            INCEPTION THROUGH     YEAR ENDED        ENDED MARCH 31,
                                               DECEMBER 31,      DECEMBER 31,   ------------------------
                                                   1995              1996          1996         1997
                                            ------------------   ------------   ----------   -----------
                                                                                      (UNAUDITED)
REVENUES:
  Outsourcing services....................     $ 3,907,108       $13,653,003    $2,308,190   $ 6,736,301
  Software and software services..........              --                --            --     1,079,910
  Other...................................              --                --            --       374,866
                                               -----------       -----------    ----------   -----------
          Total revenues..................       3,907,108        13,653,003     2,308,190     8,191,077
                                               -----------       -----------    ----------   -----------
EXPENSES:
  Cost of outsourcing services............       4,884,641        10,543,077     1,876,901     4,891,346
  Cost of software and software
     services.............................              --                --            --       738,671
  Cost of other revenues..................              --                --            --       182,537
  Selling, general and administrative.....              --                --            --       259,519
  Research and development................              --                --            --       126,000
  Depreciation and amortization...........          33,070           786,768       173,388       534,603
  Purchased research and development......              --                --            --     3,000,000
  Deferred compensation...................              --                --            --     3,065,000
  Management fees to parent...............         600,000         3,100,000       600,000       626,286
                                               -----------       -----------    ----------   -----------
          Total expenses..................       5,517,711        14,429,845     2,650,289    13,423,962
                                               -----------       -----------    ----------   -----------
OPERATING LOSS............................      (1,610,603)         (776,842)     (342,099)   (5,232,885)
OTHER INCOME (EXPENSE):
  Interest income.........................              --                --            --        13,745
  Interest expense........................              --            (2,245)           --       (65,088)
                                               -----------       -----------    ----------   -----------
          Total other income (expense)....              --            (2,245)           --       (51,343)
                                               -----------       -----------    ----------   -----------
LOSS BEFORE INCOME TAX BENEFIT............      (1,610,603)         (779,087)     (342,099)   (5,284,228)
INCOME TAX BENEFIT........................         348,624           263,888        71,407     1,789,000
                                               -----------       -----------    ----------   -----------
NET LOSS..................................     $(1,261,979)      $  (515,199)   $ (270,692)  $(3,495,228)
                                               -----------       -----------    ----------   -----------
NET LOSS PER COMMON SHARE.................     $      (.16)      $      (.07)   $     (.04)  $      (.46)
                                               ===========       ===========    ==========   ===========

                       See notes to financial statements.

                       INSPIRE INSURANCE SOLUTIONS, INC.

                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
  FOR THE PERIOD APRIL 28, 1995 (DATE OF INCEPTION) THROUGH DECEMBER 31, 1995,
                    THE YEAR ENDED DECEMBER 31, 1996 AND THE
      UNAUDITED THREE MONTHS ENDED MARCH 31, 1996 AND 1997 (CONSOLIDATED)

                                                      ADDITIONAL
                                           COMMON       PAID-IN      ACCUMULATED
                                            STOCK       CAPITAL        DEFICIT         TOTAL
                                           -------    -----------    -----------    -----------
Issuance of 100 shares of common stock at
  inception..............................  $     1    $       999    $        --    $     1,000
Parent's contribution of fixed assets....       --      2,382,418             --      2,382,418
Net loss.................................       --             --     (1,261,979)    (1,261,979)
                                           -------    -----------    -----------    -----------
Balance, December 31, 1995...............        1      2,383,417     (1,261,979)     1,121,439
Net loss.................................       --             --       (515,199)      (515,199)
                                           -------    -----------    -----------    -----------
Balance, December 31, 1996...............        1      2,383,417     (1,777,178)       606,240
Parent's contribution of fixed
  assets (unaudited).....................       --      1,308,191             --      1,308,191
Parent's contribution of additional
  paid-in capital (unaudited)............       --     10,500,000             --     10,500,000
Stock dividend to parent of 64,900
  shares, March 1997 (unaudited).........      649           (649)            --             --
Stock dividend to parent of 6,935,000
  shares, June 1997 (unaudited)..........   69,350        (69,350)            --             --
Net loss (unaudited).....................       --             --     (3,495,228)    (3,495,228)
                                           -------    -----------    -----------    -----------
Balance, March 31, 1997 (unaudited)......  $70,000    $14,121,609    $(5,272,406)   $ 8,919,203
                                           =======    ===========    ===========    ===========

                       See notes to financial statements.

                       INSPIRE INSURANCE SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                                         PERIOD FROM
                                                          INCEPTION         YEAR            THREE MONTHS
                                                           THROUGH         ENDED                ENDED
                                                         DECEMBER 31,   DECEMBER 31,          MARCH 31,
                                                         ------------   ------------   -----------------------
                                                             1995           1996         1996         1997
                                                         ------------   ------------   ---------   -----------
                                                                                             (UNAUDITED)
OPERATING ACTIVITIES:
  Net loss.............................................  $(1,261,979)   $  (515,199)   $(270,692)  $(3,495,228)
  Adjustments to reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation and amortization......................       33,070        786,768      173,388       534,603
    Deferred income taxes..............................      126,500        (62,500)      31,000    (1,946,000)
    Purchased research and development.................           --             --           --     3,000,000
    Loss on sales of property and equipment............        8,348         12,639           --            --
    Changes in operating assets and liabilities:
      Accounts receivable..............................           --     (1,168,148)          --      (372,419)
      Income taxes receivable..........................     (475,124)       135,553     (102,407)           --
      Prepaid expenses and other current assets........           --       (140,950)     (16,667)      (49,191)
      Other assets.....................................           --             --           --        60,053
      Accounts payable.................................           --      1,066,013           --      (887,398)
      Accrued payroll and compensation.................           --             --           --      (555,392)
      Other accrued expenses...........................           --             --           --      (176,807)
      Customer deposits................................           --             --           --       (20,371)
      Income taxes payable.............................           --             --           --       (61,007)
      Deferred compensation............................           --             --           --     3,065,000
      Due to parent....................................    1,569,108       (573,402)     275,227     3,140,795
                                                         -----------    -----------    ---------   -----------
         Net cash provided by (used in) operating
           activities..................................          (77)      (459,226)      89,849     2,236,638
                                                         -----------    -----------    ---------   -----------
INVESTING ACTIVITIES:
  Proceeds from sales of property and equipment........       23,039         67,494           --            --
  Purchases of property and equipment..................       (2,094)    (1,766,738)     (33,421)     (795,562)
  Acquisition of SDS, net of cash acquired.............           --             --           --   (17,174,723)
                                                         -----------    -----------    ---------   -----------
  Net cash provided by (used in) investing
    activities.........................................       20,945     (1,699,244)     (33,421)  (17,970,285)
                                                         -----------    -----------    ---------   -----------
FINANCING ACTIVITIES:
  Proceeds from borrowings.............................           --      2,500,000           --     7,500,000
  Repayment of borrowings..............................           --             --           --    (2,850,536)
  Contribution from parent.............................           --             --           --    10,500,000
  Issuance of common stock.............................        1,000             --           --            --
  Bank overdrafts......................................           --             --           --       593,446
                                                         -----------    -----------    ---------   -----------
         Net cash provided by financing activities.....        1,000      2,500,000           --    15,742,910
                                                         -----------    -----------    ---------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS..............       21,868        341,530       56,428         9,263
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.......           --         21,868       21,868       363,398
                                                         -----------    -----------    ---------   -----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD...............................................  $    21,868    $   363,398    $  78,296   $   372,661
                                                         ===========    ===========    =========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid........................................  $        --    $     2,245    $      --   $    68,023
                                                         ===========    ===========    =========   ===========
  Income taxes refunded................................  $        --    $   336,939    $      --   $        --
                                                         ===========    ===========    =========   ===========
  Noncash investing activities -- contribution of fixed
    assets from parent.................................  $ 2,382,418    $        --    $      --   $ 1,308,191
                                                         ===========    ===========    =========   ===========

                       See notes to financial statements.

                       INSPIRE INSURANCE SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     General -- INSpire Insurance Solutions, Inc. ("INSpire" or the "Company") (formerly Millers Integrated Claims Resources, Inc. and MiliRisk, Inc.) is a subsidiary of The Millers Mutual Fire Insurance Company ("Millers Mutual") and was incorporated April 28, 1995. INSpire is a provider of policy and claims administration outsourcing services to the property and casualty ("P&C") insurance industry. Through its wholly-owned subsidiary, Strategic Data Systems, Inc. and subsidiary ("SDS"), which was acquired March 12, 1997, the Company also develops and markets software and software services to the P&C insurance industry. The Company sells its products directly to the customer. The majority of sales are in North America.

     Basis of Consolidation -- The accompanying consolidated financial statements for the unaudited period ended March 31, 1997 include the accounts of INSpire and, since March 12, 1997, SDS. All significant intercompany accounts and transactions have been eliminated in consolidation.

     SDS Acquisition -- On March 12, 1997, INSpire acquired all the outstanding shares of common stock of SDS for an aggregate cash purchase price of $18.0 million, subject to adjustment as provided in the purchase agreement, and costs and expenses of $325,000. The acquisition was funded by a $10.5 million capital contribution from Millers Mutual along with borrowings under a revolving line of credit and term loan from a bank.

     The acquisition was accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their relative fair market values. As of the acquisition date, assets acquired and liabilities assumed were as follows (in thousands):

Purchase price..............................................  $ 18,325
Fair values of net assets acquired:
  Software..................................................     6,000
  Purchased research and development........................     3,000
  Fair value of tangible assets acquired....................    10,832
  Liabilities assumed.......................................   (10,820)
                                                              --------
                                                                 9,012
                                                              --------
Goodwill....................................................  $  9,313
                                                              ========

     The amount assigned to purchased research and development was charged against operating results at the time of acquisition.

     The allocation of the purchase price is pending any additional adjustments that may arise as a result of the finalization of the Company's ongoing analysis.

     Operating results of the acquired business are included in consolidated results only from the date of acquisition. Unaudited pro forma data reflecting results as if the acquisition had been effective at the beginning of 1996 follows (in thousands, except per share data):

                                                                              THREE MONTHS
                                                           YEAR ENDED            ENDED
                                                        DECEMBER 31, 1996    MARCH 31, 1997
                                                        -----------------    --------------
Net revenues..........................................       $37,317            $13,603
Income (loss) from operations.........................           560             (5,112)
Net income (loss).....................................           259              3,164
Net income (loss) per common share....................           .03               (.41)

                       INSPIRE INSURANCE SOLUTIONS, INC.

     Pro forma results are unaudited and are based on historical results, adjusted for the impact of certain acquisition-related adjustments, such as: increased depreciation of property and equipment, the charge-off of purchase price assigned to purchased research and development, the amortization of goodwill, acquired software and other intangible assets and the related income tax effects. The pro forma net earnings per common share were calculated using a weighted average number of common shares outstanding and common equivalent shares of 7,658,195 for 1996 and the three months ended March 31, 1997 after giving effect to the common stock dividends described in Note 13. Pro forma results do not reflect any synergies that might be achieved from combined operations and, therefore, in management's opinion, are not indicative of what actual results would have been if the acquisition had occurred at the beginning of 1996. In addition, they are not intended to be a projection of future results.

     Property and Equipment -- The Company records furniture and equipment at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method based on the related assets estimated useful lives, which range from three to seven years. Leasehold expenses are amortized over the lease term or the estimated useful life, whichever is less. Repairs and maintenance are charged to operations as incurred.

     Revenue Recognition -- Revenues from outsourcing services are recognized as services are rendered. Initial installations of software systems generally include a one-time license fee and a contract for the installation and customization of the system to meet the customer's specifications, which the Company bills at an hourly rate. Amounts charged for the initial license and the installation and customization of systems are recognized as revenue during the installation period in proportion to the hours expended for installation compared to the total hours projected for installation. In other instances, revenue is recognized based on performance milestones specified in the contract. The Company recognizes the annual fee charged for maintenance of the customer's system as revenue as hours are expended over the maintenance contract period. Revenues from computer hardware and equipment sales are recognized when the Company receives notification that the equipment has been shipped by the manufacturer to the customer. Changes in estimates of percentage of completion or losses, if any, associated with outsourcing or software services are recognized in the period in which they are determined.

     Income Taxes -- Millers Mutual and its subsidiaries, including INSpire, file a consolidated federal income tax return. In accordance with federal income tax regulations, all corporations included in a consolidated tax return are jointly and severally liable for all tax liabilities. A tax sharing agreement among Millers Mutual, the Company and the other subsidiaries of Millers Mutual provides that taxes on income are charged to profitable subsidiaries as if they were filing their own separate returns. Subsidiaries with losses are given credit for tax benefits of their losses to the extent utilized to reduce the consolidated tax liability or to the extent the benefits are funded currently. Subsidiaries receive the benefit of all tax credits. Intercompany tax balances are settled annually.

     Federal income taxes have been computed on a separate return basis in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires income taxes to be accounted for under the liability method. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the basis of property and equipment due to depreciation differences and to the application of the purchase method of accounting for financial statement purposes but not for tax purposes, and nondeductible asset and liability reserves for tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are evaluated based on the guidelines for realization and may be reduced by a valuation allowance.

     Industry Concentration -- INSpire's revenues and accounts receivable are derived primarily from the United States P&C insurance industry.

                       INSPIRE INSURANCE SOLUTIONS, INC.

     Software Research and Development -- All research and development costs incurred prior to the point at which management believes a project has reached "technological feasibility" are expensed. Software production costs incurred subsequent to reaching technological feasibility are capitalized, if material, and reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized over the expected service life of the related software, generally five to seven years, using the straight-line method. The cost and related accumulated amortization of projects are written off as they become fully amortized.

     The Company assesses the recoverability of these costs by determining whether the amortization of the capitalized costs over the remaining life of the projects can be recovered through undiscounted future operating cash flows.

     Cash and Cash Equivalents -- For the purposes of reporting cash flows, cash and cash equivalents includes investments readily convertible to cash with remaining maturities at date of purchase of three months or less.

     Intangibles and Other Assets -- Goodwill is amortized over a period of 10 years using the straight-line method. Acquired software is amortized over a period of 5 years using the straight-line method.

     Accounts Payable -- Bank overdrafts totalling $593,446 are included in accounts payable at March 31, 1997 (unaudited).

     Financial Instruments -- Under Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," the Company's financial instruments include cash and cash equivalents, accounts receivable, accounts payable, due to Parent and long-term debt. The Company believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, due to Parent and long-term debt are a reasonable estimate of their fair value because of the short-term maturities of such instruments or, in the case of long-term debt, because of interest rates available to the Company for similar obligations.

     Loss Per Share -- Loss per share of common stock of the Company (the "Common Stock") is computed by dividing net loss by the weighted average number of common shares outstanding, including common equivalent shares. The weighted average number of common shares outstanding and common equivalent shares were 7,658,195 in 1995, 1996 and for the unaudited three months ended March 31, 1996 and 1997 after giving effect to the Common Stock dividends described in Note 13. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4D, stock options granted during the twelve months prior to the date of the initial filing of the Company's Form S-1 Registration Statement have been included in the calculation of common equivalent shares using the treasury stock method, as if they were outstanding as of the beginning of each period presented. The fair value of the Common Stock was estimated based on management's estimate of the Company's fair market value after giving effect to the acquisition of SDS in March 1997. In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128 specifies the computation, presentation and disclosure requirements for loss per share. The impact on loss per share computed using SFAS No. 128 is immaterial, in comparison with net loss per share disclosed in the Statements of Operations.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

     Recently Issued Accounting Pronouncements -- Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of"

                       INSPIRE INSURANCE SOLUTIONS, INC.

("SFAS No. 121"), requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset. Adoption of SFAS No. 121 during 1996 had no material effect on the Company's financial position or results of operations.

     Interim Financial Statements (Unaudited) -- The interim financial statements presented as of March 31, 1997 and for the three months ended March 31, 1996 and 1997 are unaudited. With respect to the unaudited interim financial statements, the Company is of the opinion that all material adjustments, consisting only of normal recurring adjustments (except for the required purchase accounting adjustments resulting from the acquisition of SDS, the subsequent charge to operations of $3.0 million of the SDS purchase price, which was assigned to purchased research and development, and the $3.0 million charge to operations for deferred compensation resulting from the grant of options to acquire shares of the Company's Common Stock during the three months ended March 31, 1997), necessary for a fair presentation of the Company's interim results of operations and financial condition, have been included. The results of operations for the three months ended March 31, 1996 and 1997 should not be regarded as necessarily indicative of the results of operations for any future period.

2. ACCOUNTS RECEIVABLE

     Accounts receivable is comprised of the following:

                                                        DECEMBER 31,
                                                     -------------------     MARCH 31,
                                                     1995        1996          1997
                                                     -----    ----------    -----------
                                                                            (UNAUDITED)
Accounts receivable -- trade.....................    $  --    $1,137,512    $6,649,842
Other............................................       --        30,636        16,667
                                                     -----    ----------    ----------
                                                        --     1,168,148     6,666,509
Allowance for doubtful accounts..................       --            --      (237,418)
                                                     -----    ----------    ----------
                                                        --     1,168,148     6,429,091
Noncurrent -- accounts receivable................       --            --       286,226
                                                     -----    ----------    ----------
                                                     $  --    $1,168,148    $6,715,317
                                                     =====    ==========    ==========

     No allowance for doubtful accounts was considered necessary by management as of December 31, 1996.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                      DECEMBER 31,
                                                ------------------------     MARCH 31,
                                                   1995          1996          1997
                                                ----------    ----------    -----------
                                                                            (UNAUDITED)
Computer equipment............................  $2,169,948    $4,084,887    $ 6,581,546
Office equipment..............................      65,343       335,685      1,608,617
Automobiles...................................     103,108        68,867         68,867
Leasehold improvements........................          --         2,464         55,061
                                                ----------    ----------    -----------
                                                 2,338,399     4,491,903      8,314,091
Accumulated depreciation and amortization.....     (18,344)   (1,272,011)    (1,519,141)
                                                ----------    ----------    -----------
                                                $2,320,055    $3,219,892    $ 6,794,950
                                                ==========    ==========    ===========

                       INSPIRE INSURANCE SOLUTIONS, INC.

     Depreciation and amortization expense was $33,070 and $786,768 for 1995 and 1996, respectively, and $173,388 and $534,603 for the unaudited three months ended March 31, 1996 and 1997.

4. RESEARCH AND DEVELOPMENT

     Research and development costs were approximately $126,000 for the unaudited three months ended March 31, 1997.

5. INTANGIBLES AND OTHER ASSETS (UNAUDITED)

     Intangibles and other assets consist of the following at March 31, 1997:

Goodwill, net of accumulated amortization of $33,000........  $ 9,313,026
Acquired software, net of accumulated amortization of
  $66,000...................................................    5,934,000
Cash surrender value of life insurance......................      349,898
Other.......................................................      145,504
                                                              -----------
                                                              $15,742,428
                                                              ===========

6. NOTE PAYABLE AND LONG-TERM DEBT

     NOTE PAYABLE -- On December 11, 1996, INSpire entered into a note agreement with a bank. The note bears interest at prime (8.25% at December 31, 1996) and was repaid on February 1, 1997.

     LONG-TERM DEBT -- A summary of long-term debt at March 31, 1997 (unaudited) is as follows:

Bank term note, with interest at prime (8.25% at March 31,
  1997) or the London Interbank Offering Rate ("LIBOR")
  (7.44% at March 31, 1997), collateralized by all assets of the Company, payable in quarterly principal installments
  of $312,500 plus interest through September 30, 2000, with final payment due March 12, 2001..........................  $4,687,500
Note payable to bank under a $4 million line of credit which expires on March 12, 1999, with interest at prime or
  LIBOR, collateralized by all assets of the Company.
  Borrowings are limited based on a borrowing base
  calculation. Interest is due and payable quarterly along
  with commitment fees of 0.25% of the unused balance.......   2,500,000
Computer note payable, interest at 8.35%, due in equal
  monthly installments of principal and interest of $18,700
  with the final payment due on September 21, 1997. The
  Company repaid the note on June 23, 1997..................      78,519
Note payable to previous SDS shareholders, interest at
  7.25%, due in equal monthly installments of principal and
  interest of $4,978 with the final payment due on December
  27, 1998. The Company repaid the note on June 23, 1997....      98,071
Computer note payable with total availability of $600,000,
  interest payable at prime plus 1.0%, due in monthly
  installments of principal sufficient to amortize the
  outstanding balance over a 36-month period and interest
  with the final payment due on January 31, 1999. The
  Company repaid the note on June 23, 1997..................     383,269
                                                              ----------
                                                               7,747,359
Less current maturities.....................................   1,623,728
                                                              ----------
                                                              $6,123,631
                                                              ==========

                       INSPIRE INSURANCE SOLUTIONS, INC.

     INSpire's bank term note payable and line of credit agreement contains certain restrictive covenants. These covenants require that the Company meet certain requirements such as maintenance of a minimum net worth, and restrict additional borrowings, dividends or other distributions without prior consent of the bank. At March 31, 1997, the Company was in compliance with the covenants in the note payable and line of credit agreement.

     The following represents the approximate future annual maturities of the Company's long-term debt obligations at March 31, 1997 (unaudited):

1997........................................................  $1,623,728
1998........................................................   3,936,131
1999........................................................   1,250,000
2000........................................................     937,500
                                                              ----------
                                                              $7,747,359
                                                              ==========

7. INCOME TAXES

     Federal income tax benefit (expense) consists of the following components:

                                                                              THREE MONTHS
                                          PERIOD FROM                             ENDED
                                       INCEPTION THROUGH    YEAR ENDED          MARCH 31,
                                         DECEMBER 31,      DECEMBER 31,   ---------------------
                                             1995              1996         1996        1997
                                       -----------------   ------------   --------   ----------
                                                                               (UNAUDITED)
Current federal income tax benefit
  (expense)..........................      $ 475,124         $201,388     $102,407   $ (157,000)
Deferred income tax benefit
  (expense)..........................       (126,500)          62,500      (31,000)   1,946,000
                                           ---------         --------     --------   ----------
                                           $ 348,624         $263,888     $ 71,407   $1,789,000
                                           =========         ========     ========   ==========

     A reconciliation of expected income tax benefit (expense) computed by applying the federal corporate tax rate of 34% to earnings (loss) before income taxes to the actual income taxes is as follows:

                                                                              THREE MONTHS
                                          PERIOD FROM                             ENDED
                                       INCEPTION THROUGH    YEAR ENDED          MARCH 31,
                                         DECEMBER 31,      DECEMBER 31,   ---------------------
                                             1995              1996         1996        1997
                                       -----------------   ------------   --------   ----------
                                                                               (UNAUDITED)
Expected federal income tax
  benefit............................      $ 547,605         $264,889     $116,313   $1,796,638
Difference in book and tax basis of
  assets contributed by parent.......       (219,356)              --           --           --
Goodwill.............................             --               --           --      (11,000)
Other................................         20,375           (1,001)     (44,906)       3,362
                                           ---------         --------     --------   ----------
                                           $ 348,624         $263,888     $ 71,407   $1,789,000
                                           =========         ========     ========   ==========

                       INSPIRE INSURANCE SOLUTIONS, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

                                                      DECEMBER 31,
                                                  ---------------------     MARCH 31,
                                                    1995         1996         1997
                                                  ---------    --------    -----------
                                                                           (UNAUDITED)
Deferred income tax assets:
  Current:
     Accounts receivable........................  $      --    $     --    $    81,000
     Nondeductible accrued expenses.............         --          --        957,000
                                                  ---------    --------    -----------
                                                                             1,038,000
  Noncurrent:
     Net operating loss carryforwards...........    102,000     210,000             --
     Nondeductible accrued expenses.............         --          --        347,000
                                                  ---------    --------    -----------
          Total deferred income tax assets......    102,000     210,000      1,385,000
                                                  ---------    --------    -----------
Deferred income tax liabilities -- noncurrent:
  Property and equipment........................    228,500     274,000        584,000
  Acquired software.............................         --          --      2,584,000
                                                  ---------    --------    -----------
                                                    228,500     274,000      3,168,000
                                                  ---------    --------    -----------
Net deferred income tax liabilities.............  $(126,500)   $(64,000)   $(1,783,000)
                                                  =========    ========    ===========
Represented on the consolidated balance sheet
  as:
  Current deferred income tax assets............  $      --    $     --    $ 1,038,000
  Noncurrent deferred income tax liabilities....   (126,500)    (64,000)    (2,821,000)
                                                  ---------    --------    -----------
                                                  $(126,500)   $(64,000)   $(1,783,000)
                                                  =========    ========    ===========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences.

8. RELATED PARTY TRANSACTIONS

     Effective July 1, 1995, the Company entered into an agreement with Millers Mutual whereby management and administrative services were provided by Millers Mutual for a monthly fee of $100,000. Effective January 1, 1996, the agreement was amended to provide for a monthly fee of $200,000 plus a fixed percentage of INSpire's pretax income, to be determined annually. Total fees in 1995 and 1996 were $600,000 and $3,100,000, respectively. Fees of $600,000 and $626,286 were incurred during the unaudited three months ended March 31, 1996 and 1997, respectively. INSpire, in turn, provided claims services to Mutual and The Millers Casualty Insurance Company ("Millers Casualty"), an indirect 99.4% owned subsidiary of Millers Mutual, for fees ranging from 7.5% to 9.5% of net earned premium by line of business, as defined in the agreement, excluding the premiums written through Sun Coast General Insurance Agency, Inc. ("Sun Coast") for Millers Mutual. Effective December 1, 1996, the agreement was amended to provide that the fees would be reduced to range from 7.5% to 8.5% of earned premium by line of business, as defined. The Sun Coast business is processed for a fee of 7.0% of earned premium. Total outsourcing fees of $3,376,168 and

                       INSPIRE INSURANCE SOLUTIONS, INC.

$7,557,261 were earned in 1995 and 1996 and $1,866,548 and $1,605,930 for the
unaudited three-month periods ended March 31, 1996 and 1997, respectively, under the terms of the Company's agreements with Millers Mutual and Millers Casualty. Beginning May 1996, the Company incurred rental expenses, under a month-to-month agreement with Millers Mutual, totalling $207,121 during 1996 and $78,858 for the unaudited three months ended March 31, 1997. Effective January 1, 1997, INSpire began providing data processing services to Millers Mutual and Millers Casualty for a fee of 6% of net written premium which totalled $1,278,700 for the unaudited three months ended March 31, 1997.

9. EMPLOYEE BENEFIT PLANS

     Substantially all of INSpire's employees are covered by a defined benefit pension plan (the "Pension Plan") sponsored by Millers Mutual that provides retirement death and disability benefits for full-time employees completing at least 1,000 hours of service. Millers Mutual makes annual contributions to the Pension Plan equal to the amounts accrued for pension expense, including amortization of past service cost over 30 years. Contributions to the Pension Plan are determined by consulting actuaries based upon future periodic payments, including lump-sum distributions that are attributable under the Pension Plan's provisions to the service employees have rendered. Benefits are based upon the average of the employee's highest five consecutive years of compensation during the ten years of credited service immediately preceding the valuation date. The actuarial present value of accumulated plan benefits is that amount that results from applying actuarial assumptions to adjust the accumulated plan benefits to reflect the time value of money (through discounts for interest) and the probability of payment (by means of decrements such as for death, disability, withdrawal, or retirement) between the valuation date and the expected date of payment. Total expense associated with the Pension Plan was $100,000 during 1995. No expense was incurred relative to the Pension Plan during 1996 or the unaudited three months ended March 31, 1996 and 1997.

     INSpire participates in a defined contribution profit sharing plan sponsored by Millers Mutual that covers substantially all of its employees (the "Profit Sharing Plan"). Employees are not required to satisfy any age or service requirements to become eligible to participate in the Profit Sharing Plan. INSpire also participates in an executive incentive compensation plan covering officers sponsored by Millers Mutual. Contributions to these plans are discretionary and are authorized annually by the Board of Directors. Participants in the Profit Sharing Plan are permitted to contribute 1% to 12% (not to exceed $9,240 in 1996 and 1995) of their annual compensation on a tax deferred basis. Vesting of participants' interest in the profit sharing plan's contributions is based upon length of service. Participants with five or more years of service are fully vested. Total expense associated with the Profit Sharing Plan was approximately $30,000 in 1995. There were no contributions made by the Company to the Profit Sharing Plan in 1996 or for the unaudited three months ended March 31, 1997.

10. STOCK OPTION PLAN (UNAUDITED)

     The Company adopted the 1997 Stock Option Plan (the "Option Plan") in March 1997 and amended in June 1997, which provides for the grant of incentive and non-qualified options to purchase up to 2,250,000 shares of Common Stock subject to certain adjustments as described in the Option Plan. Stock options are issuable only to eligible directors, officers and employees of the Company.

     The per share exercise price of an incentive option may not be less than the greater of par value or 100% of the fair market value of the Common Stock, as determined by the Board of Directors, on the date the option is granted. Incentive options granted to an employee who owns in excess of 10% of the voting stock of the Company must have an exercise price of at least 110% of the fair market value of the common stock at the date of grant. Of the options granted, 33% are immediately exercisable at the date of grant, 33% become exercisable one year from the date of grant and the remainder become exercisable two years from the date of grant. The Board of Directors has approved the grant of certain additional options effective as of the date of the prospectus for INSpire's initial public offering. Of such options, except for one officer of the Company,

                       INSPIRE INSURANCE SOLUTIONS, INC.

20% are immediately exercisable at the date of grant and an additional 20% will become exercisable on each of the first four anniversaries of such date. Of the options of the officer referred to above, 33% are immediately exercisable at the date of grant, 33% become exercisable one year from the date of grant and the remainder become exercisable two years from the date of grant. Options may be exercised only if the optionholder remains continuously associated with the Company from the date of grant to the date of exercise, subject to certain conditions as specified in the Option Plan. An option granted under the Option Plan cannot be exercised later than ten years from the date of the grant. Any options that expire unexercised or that terminate upon an optionee's ceasing his or her association with the Company become available once again for issuance.

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model using a risk-free interest rate of 6.1% and an expected life of two years. No volatility factors of the expected market price of the Company's Common Stock have been involved because the Company was a private entity when the options were granted.

     The following summarizes the stock option activity under the Option Plan for the three months ended March 31, 1997:

                                                              NUMBER OF    EXERCISE PRICE
                                                               SHARES        PER SHARE
                                                              ---------    --------------
     Options granted on March 12, 1997 and outstanding at
       March 31, 1997.......................................    652,078        $1.30
                                                              =========        =====
     Options available for grant............................  1,599,922
                                                              =========
     Exercisable at end of period...........................    215,185
                                                              =========

The weighted average fair value of options granted during the three months ended March 31, 1997 was $4.85 per share.

     The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), and related interpretations in accounting for the Option Plan, and, accordingly, compensation expense of approximately $3,065,000 was recognized in the unaudited three months ended March 31, 1997 since the stock options granted under the terms of the Plan were at an exercise price that was less than the estimated fair market value assigned to the options at the date of grant. Had the Company implemented Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123"), the Company's compensation expense would have decreased by approximately $1.9 million and the Company's pro forma net loss and net loss per common share, considering the effects of implementing SFAS No. 123, net of tax effects, would have been approximately $2.2 million and $0.21, respectively.

11. TRANSACTIONS WITH MAJOR CUSTOMER

     In addition to the outsourcing revenues derived from Millers Mutual and Millers Casualty (see Note 8), one customer accounted for approximately 20% and 12% of revenues for the year ended December 31, 1996 and the unaudited three months ended March 31, 1997, respectively.

12. COMMITMENTS AND CONTINGENCIES

     Operating Leases -- The Company leases certain office space and equipment under operating leases and a sublease for periods ranging from one to five years. Rentals on operating leases (exclusive of real estate taxes, insurance and other expenses payable under the leases) amounted to approximately $767,000 for the unaudited three months ended March 31, 1997. The Company incurred no significant rental expense in 1995 and 1996 and had no significant lease commitments as of December 31, 1996. These leases generally contain

                       INSPIRE INSURANCE SOLUTIONS, INC.

optional renewal provisions for one or more periods. Future annual minimum lease payments as of March 31, 1997 (unaudited) are as follows:

  1997........................................................    $ 2,069,905
  1998........................................................      2,684,463
  1999........................................................      2,227,231
  2000........................................................        942,106
  2001........................................................        883,534
  Thereafter..................................................      1,670,615
                                                                  -----------
            Total.............................................    $10,477,854
                                                                  ===========

     Employment Agreements -- The Company has employment agreements with certain key officers that provide for minimum annual salaries and benefits aggregating approximately $1,055,000 and an annual bonus based on the Company's operating performance.

     Other -- The Company is involved in various legal proceedings arising in the normal course of business. Management believes the outcome of these matters will not materially affect the consolidated financial position, results of operations or cash flows of the Company.

     The Company participates in a self-insurance program for certain of its employees that provides for the payment of employee health claims. The program provides for specific excess loss reinsurance for aggregate claims greater than a specified amount for any one claimant. The Company accrues the estimated liabilities for the ultimate costs of both reported claims and incurred but not reported claims.

13. SUBSEQUENT EVENTS

     In March 1997, the Company amended its articles of incorporation to, among other things, increase the authorized number of shares of Common Stock to 200,000. In addition, the Company paid a stock dividend of 64,900 shares of Common Stock.

     In May 1997, the Company granted options to purchase 280,083 shares of Common Stock at an exercise price of $1.30 per share under the Option Plan to certain employees of the Company.

     In June 1997, the Company amended its articles of incorporation to, among other things, authorize 1,000,000 shares of preferred stock, par value $1.00 per share, and increase the authorized number of shares of Common Stock to 14,000,000. In addition, the Company paid a stock dividend of 6,935,000 shares of Common Stock. All references in these financial statements and related notes to numbers of shares and per share amounts of Common Stock have been retroactively restated to reflect the increased number of shares outstanding.

     As described in Note 6, in June 1997 the Company repaid certain long-term debt obligations totalling $483,812.

     In July 1997, in response to an unsolicited offer by the previous owner of Applied Quoting Systems, Inc., the Company entered into a non-binding letter of intent to sell the stock of such subsidiary for $2.5 million.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Strategic Data Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Strategic Data Systems, Inc. and subsidiary (the "Company") as of December 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Strategic Data Systems, Inc. and subsidiary as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Fort Worth, Texas
July 2, 1997

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,
                                                      --------------------------     MARCH 11,
                                                         1995           1996           1997
                                                      -----------    -----------    -----------
                                                                                    (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $   528,468    $ 1,515,495    $   939,762
  Accounts receivable -- net........................    3,608,403      4,750,708      4,755,376
  Deferred income taxes.............................      273,000        180,000        343,000
  Prepaid expenses and other current assets.........      181,712        166,739        262,217
                                                      -----------    -----------    -----------
          Total current assets......................    4,591,583      6,612,942      6,300,355
                                                      -----------    -----------    -----------
Property and equipment, net.........................    3,155,318      2,897,819      3,403,477
Accounts receivable, excluding current portion......      397,671        367,091        313,355
Software -- net.....................................    2,935,140      2,606,888      2,398,017
Goodwill -- net.....................................      612,106        505,702        484,536
Other assets........................................      362,012        474,927        491,316
                                                      -----------    -----------    -----------
TOTAL...............................................  $12,053,830    $13,465,369    $13,391,056
                                                      ===========    ===========    ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $   432,686    $   883,648    $   914,318
  Accrued payroll and compensation..................    1,069,600      1,002,342      1,033,025
  Other accrued expenses............................      204,257        245,102        187,916
  Warranty reserve..................................      100,292        100,592        197,269
  Customer deposits.................................    1,263,419      1,993,242      1,342,100
  Income taxes payable..............................      260,754         78,293        493,096
  Current portion of long-term debt.................      688,793        524,699        438,713
                                                      -----------    -----------    -----------
          Total current liabilities.................    4,019,801      4,827,918      4,606,437
                                                      -----------    -----------    -----------
Long-term debt, excluding current portion...........    2,028,074      1,883,381      1,879,393
Deferred compensation...............................      216,498        311,758        327,635
Deferred income taxes...............................    1,252,000      1,057,000        961,000
Commitments and contingencies (Note 9)..............           --             --             --
SHAREHOLDERS' EQUITY:
  Common stock, $5.00 stated value; 150,000 shares
     authorized; 142,450, 143,950 and 143,950 shares
     issued and outstanding in 1995, 1996 and 1997,
     respectively...................................      712,250        719,750        719,750
  Additional paid-in-capital........................    1,705,094      1,847,594      1,847,594
  Retained earnings.................................    3,057,357      3,755,212      3,986,491
                                                      -----------    -----------    -----------
                                                        5,474,701      6,322,556      6,553,835
  Less treasury stock (26,936 shares, at cost)......      937,244        937,244        937,244
                                                      -----------    -----------    -----------
                                                        4,537,457      5,385,312      5,616,591
                                                      -----------    -----------    -----------
TOTAL...............................................  $12,053,830    $13,465,369    $13,391,056
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                THREE MONTHS     PERIOD FROM
                                              YEAR ENDED DECEMBER 31,              ENDED       JANUARY 1, 1997
                                      ---------------------------------------    MARCH 31,         THROUGH
                                         1994          1995          1996           1996       MARCH 11, 1997
                                      -----------   -----------   -----------   ------------   ---------------
                                                                                         (UNAUDITED)
REVENUES:
  Software services.................  $ 8,991,115   $ 8,677,073   $ 9,251,491    $2,396,518       $2,384,658
  Software..........................    4,312,881     9,068,431     8,987,395     2,132,131        2,455,628
  Hardware sales and commissions....    2,245,134     2,399,537     3,680,048       360,863          463,108
  Other.............................      455,396     1,016,234     1,744,727       183,618          108,912
                                      -----------   -----------   -----------    ----------       ----------
          Total revenues............   16,004,526    21,161,275    23,663,661     5,073,130        5,412,306
                                      -----------   -----------   -----------    ----------       ----------
EXPENSES:
  Salaries, benefits and
     subcontracted labor............   11,810,524    13,088,072    14,505,432     3,379,589        3,476,165
  Depreciation and amortization.....    2,157,093     1,878,973     1,826,826       462,160          411,266
  Cost of computer hardware sold....    1,862,169     1,978,836     2,698,673       291,265          383,450
  Occupancy costs...................    1,374,230     1,379,332     1,565,833       352,413          405,663
  Professional fees, travel and
     other operating expenses.......    1,830,598     1,666,854     2,032,098       378,695          372,223
                                      -----------   -----------   -----------    ----------       ----------
          Total expenses............   19,034,614    19,992,067    22,628,862     4,864,122        5,048,767
                                      -----------   -----------   -----------    ----------       ----------
OPERATING INCOME (LOSS).............   (3,030,088)    1,169,208     1,034,799       209,008          363,539
OTHER INCOME (EXPENSE):
  Interest income...................      158,297       160,959       284,387        45,670           56,987
  Interest expense..................     (292,491)     (240,481)     (207,029)      (54,089)         (33,272)
  Gain (loss) on sale of property
     and equipment..................        1,520        (2,403)       34,698                             25
                                      -----------   -----------   -----------    ----------       ----------
          Total other income
            (expense)...............     (132,674)      (81,925)      112,056        (8,419)          23,740
                                      -----------   -----------   -----------    ----------       ----------
INCOME (LOSS) BEFORE INCOME TAXES
  (BENEFIT).........................   (3,162,762)    1,087,283     1,146,855       200,589          387,279
INCOME TAXES (BENEFIT)..............   (1,253,000)      429,000       449,000        81,000          156,000
                                      -----------   -----------   -----------    ----------       ----------
NET INCOME (LOSS)...................  $(1,909,762)  $   658,283   $   697,855    $  119,589       $  231,279
                                      ===========   ===========   ===========    ==========       ==========

                See notes to consolidated financial statements.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
          UNAUDITED PERIOD FROM JANUARY 1, 1997 THROUGH MARCH 11, 1997

                                          COMMON STOCK      ADDITIONAL                   TREASURY STOCK         TOTAL
                                       ------------------    PAID-IN      RETAINED     ------------------   SHAREHOLDERS'
                                       SHARES     AMOUNT     CAPITAL      EARNINGS     SHARES    AMOUNT        EQUITY
                                       -------   --------   ----------   -----------   ------   ---------   -------------
Balance, January 1, 1994.............  139,594   $697,970   $1,526,110   $ 4,308,836   26,936   $(937,244)   $ 5,595,672
  Net loss...........................                                     (1,909,762)                         (1,909,762)
  Issuance of common stock...........    2,856     14,280      178,984            --       --          --        193,264
                                       -------   --------   ----------   -----------   ------   ---------    -----------
Balance, December 31, 1994...........  142,450    712,250    1,705,094     2,399,074   26,936    (937,244)     3,879,174
  Net income.........................       --         --           --       658,283       --          --        658,283
                                       -------   --------   ----------   -----------   ------   ---------    -----------
Balance, December 31, 1995...........  142,450    712,250    1,705,094     3,057,357   26,936    (937,244)     4,537,457
  Net income.........................                                        697,855       --          --        697,855
  Issuance of common stock...........    1,500      7,500      142,500            --       --          --        150,000
                                       -------   --------   ----------   -----------   ------   ---------    -----------
Balance, December 31, 1996...........  143,950    719,750    1,847,594     3,755,212   26,936    (937,244)     5,385,312
  Net income (unaudited).............                                        231,279                             231,279
                                       -------   --------   ----------   -----------   ------   ---------    -----------
Balance, March 11, 1997
  (unaudited)........................  143,950   $719,750   $1,847,594   $ 3,986,491   26,936   $(937,244)   $ 5,616,591
                                       =======   ========   ==========   ===========   ======   =========    ===========

                See notes to consolidated financial statements.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          THREE MONTHS      PERIOD FROM
                                                        YEAR ENDED DECEMBER 31,              ENDED        JANUARY 1, 1997
                                                ---------------------------------------    MARCH 31,     THROUGH MARCH 11,
                                                   1994          1995          1996           1996             1997
                                                -----------   -----------   -----------   ------------   -----------------
                                                                                                    (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)...........................  $(1,909,762)  $   658,283   $   697,855    $ 119,589        $  231,279
  Adjustments to reconcile net income (loss)
    to net cash provided by operating
    activities:
    Depreciation and amortization.............    2,157,093     1,878,973     1,826,826      462,160           411,266
    Gain (loss) on sales of property and
      equipment...............................       (1,520)        2,403       (34,701)          --               (25)
    Deferred income taxes.....................     (563,957)      437,768      (102,000)          --          (259,000)
    Provision for uncollectible accounts
      receivable..............................      277,250       235,900         2,000       33,000            21,484
    Change in operating assets and
      liabilities:
      Accounts receivable.....................     (950,268)      632,474    (1,113,726)     255,811          (344,416)
      Income taxes recoverable................     (357,709)      357,709            --           --                --
      Prepaid expenses and other current
        assets................................      (31,517)       (2,818)       14,973      (83,284)          (95,478)
      Other assets............................      (82,333)     (107,624)     (112,916)      92,000           (16,389)
      Accounts payable........................     (912,410)       16,811       450,962      (16,192)           30,670
      Accrued payroll and compensation........      952,909       116,691       (67,258)    (454,490)           30,683
      Other accrued expenses..................      204,283           (26)       40,845       34,663           (57,186)
      Warranty reserve........................      103,270        (2,978)          300      (52,000)          468,677
      Customer deposits.......................    2,441,214    (2,329,121)      729,823      (72,038)         (651,142)
      Income taxes payable....................     (237,120)      260,754      (182,461)     (11,400)          414,803
      Deferred compensation...................       71,771        82,855        95,260        9,531            15,877
                                                -----------   -----------   -----------    ---------        ----------
        Net cash provided by operating
          activities..........................    1,161,194     2,238,054     2,245,782      317,350           201,103
                                                -----------   -----------   -----------    ---------        ----------
INVESTING ACTIVITIES:
  Proceeds from sales of property and
    equipment.................................        1,520            --        41,750           --                --
  Purchases of property and equipment.........     (853,089)     (362,546)     (582,868)    (106,766)         (686,862)
  Development of software.....................   (1,353,750)     (671,000)     (558,850)    (190,000)
                                                -----------   -----------   -----------    ---------        ----------
        Net cash used in investing
          activities..........................   (2,205,319)   (1,033,546)   (1,099,968)    (296,766)         (686,862)
                                                -----------   -----------   -----------    ---------        ----------
FINANCING ACTIVITIES:
  Net borrowings (repayment) from line of
    credit....................................      480,000      (480,000)           --           --                --
  Proceeds from issuance of long-term debt....      500,000            --       409,817           --                --
  Repayments of long-term debt................     (407,004)     (410,409)     (718,604)    (157,252)          (89,974)
  Proceeds (repayments) from policy loan
    against cash surrender value of life
    insurance policy..........................       75,000       (75,000)           --           --                --
  Issuance of common stock....................      193,264            --       150,000           --                --
                                                -----------   -----------   -----------    ---------        ----------
        Net cash provided by (used in)
          financing activities................      841,260      (965,409)     (158,787)    (157,252)          (89,974)
                                                -----------   -----------   -----------    ---------        ----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.................................     (202,865)      239,099       987,027     (136,668)         (575,733)
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD......................................      492,234       289,369       528,468      528,468         1,515,495
                                                -----------   -----------   -----------    ---------        ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....  $   289,369   $   528,468   $ 1,515,495    $ 391,800        $  939,762
                                                ===========   ===========   ===========    =========        ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid...............................  $   293,000   $   240,000   $   208,000    $  53,700        $   33,300
                                                ===========   ===========   ===========    =========        ==========
  Income taxes paid (refunded)................  $   (94,000)  $  (627,000)  $   734,000    $      --        $       --
                                                ===========   ===========   ===========    =========        ==========

                See notes to consolidated financial statements.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Nature of Operations -- Strategic Data Systems, Inc. ("SDS") and its wholly-owned subsidiary, Applied Quoting Systems, Inc., develop and market software and software services to the property and casualty ("P&C") insurance industry. SDS's software includes policy and claims administration systems, as well as systems that increase the productivity of insurers by automating certain functions, such as workflow management, underwriting rules and guidelines, document production and rating algorithms. SDS's software services include installation, customization, conversion and maintenance of these systems to meet customer specifications. SDS also sells computer hardware and related equipment and manages data centers. SDS sells its products directly to the customer. The majority of sales are in North America.

     Principles of Consolidation -- The consolidated financial statements include the financial statements of SDS and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

     Revenue Recognition -- Initial installations of software systems generally include a one-time licensing fee and a contract for the installation and customization of the system to meet the customer's specifications, which SDS bills at an hourly rate. Amounts charged for the initial license and the installation and customization of systems are recognized as revenue during the installation period in proportion to the hours expended for installation compared to the total hours projected for installation. In other instances, revenue is recognized based on performance milestones specified in the contract. SDS recognizes the annual fee charged for maintenance of the customer's system as revenue as hours are expended over the maintenance contract period. Revenues from computer hardware and equipment sales are recognized when SDS receives notification that the equipment has been shipped by the manufacturer to the customer. Changes in estimates of percentage of completion or losses, if any, associated with software related revenue activities are recognized in the period in which they are determined.

     An annual fee is charged for maintenance of the customer's system and is recognized as revenue as hours are expended over the maintenance contract period. Losses, if any, are recognized in the period in which they are determined.

     Computer hardware and equipment sales are recognized when SDS receives notification that the equipment has been shipped by the manufacturer to the customer.

     Depreciation -- Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives. The range of the useful lives of the various classes of assets is 3 to 31.5 years. Leasehold improvements are amortized over the lease term or the estimated useful life, whichever is less.

     Income Taxes -- Federal income taxes have been computed in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires income taxes to be accounted for under the liability method. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred income taxes related primarily to differences between the basis of property and equipment due to depreciation differences and to the application of the purchase method of accounting for financial statement purposes but not for tax purposes, and nondeductible asset and liability reserves for tax purposes. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are evaluated based on the guidelines for realization and may be reduced by a valuation allowance.

     Research and Development -- All research and development costs incurred prior to the time management believes a project has reached "technological feasibility" are expensed. Software production costs incurred subsequent to reaching technological feasibility are capitalized and reported at the lower of unamortized cost or net realizable value. Capitalized costs are amortized over the expected service life of the

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY related software, generally five to seven years using the straight-line method. The cost and related accumulated amortization of projects are written off as they become fully amortized.

     SDS assesses the recoverability of these costs by determining whether the amortization of the capitalized costs over the remaining life of the projects can be recovered through undiscounted future operating cash flows.

     Cash and Cash Equivalents -- For the purposes of reporting cash flows, cash and cash equivalents includes investments readily convertible to cash with remaining maturities at date of purchase of three months or less.

     Financial Instruments -- SDS's financial instruments under Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," include cash and cash equivalents, accounts receivable, accounts payable and long-term debt. SDS believes that the carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and long-term debt are a reasonable estimate of their fair value because of the short-term maturities of such instruments or, in the case of long-term debt, because of interest rates available to SDS for similar obligations on such long-term debt.

     Goodwill -- Goodwill represents the excess of the cost over the estimated fair value of the net assets acquired and is amortized using the straight-line method over a period of ten years.

     Accounting Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recently Issued Accounting Pronouncements -- Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is evaluated by comparing future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition to the carrying amount of the asset.

     Interim Financial Statements (Unaudited) -- The interim financial statements presented as of March 11, 1997 and for the quarter and period ended March 31, 1996 and March 11, 1997 are unaudited. With respect to the unaudited interim financial statements, SDS is of the opinion that all material adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of SDS's interim results of operations and financial condition, have been included. The results of operations for the three months ended March 31, 1996 and the period from January 1, 1997 through March 11, 1997 should not be regarded as necessarily indicative of the results of operations for any future period.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

2. ACCOUNTS RECEIVABLE

     Accounts receivable is comprised of the following:

                                                       DECEMBER 31,
                                                 ------------------------     MARCH 11,
                                                    1995          1996          1997
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Accounts receivable -- trade...................  $3,991,355    $4,961,126    $4,987,278
Allowance for doubtful accounts................    (382,952)     (210,418)     (231,902)
                                                 ----------    ----------    ----------
                                                  3,608,403     4,750,708     4,755,376
Noncurrent -- accounts receivable..............     397,671       367,091       313,355
                                                 ----------    ----------    ----------
                                                 $4,006,074    $5,117,799    $5,068,731
                                                 ==========    ==========    ==========

3. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                       DECEMBER 31,
                                                 ------------------------     MARCH 11,
                                                    1995          1996          1997
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Land...........................................  $  150,000    $  150,000    $  150,000
Land improvements..............................     217,276       217,276       217,276
Building.......................................   1,502,574     1,502,574     1,502,576
Computer equipment.............................   4,794,462     5,251,033     5,412,021
Office equipment...............................   1,361,324     1,426,933     1,922,545
Automobiles....................................     303,326       126,784       126,784
Leasehold improvements.........................      80,154        80,154       105,322
                                                 ----------    ----------    ----------
                                                  8,409,116     8,754,754     9,436,524
Accumulated depreciation and amortization......  (5,253,798)   (5,856,935)   (6,033,047)
                                                 ----------    ----------    ----------
                                                 $3,155,318    $2,897,819    $3,403,477
                                                 ==========    ==========    ==========

     Depreciation and amortization expense was approximately $1,146,000, $1,030,000 and $833,000 in 1994, 1995 and 1996, respectively, and $216,000 and
$152,000 respectively for the unaudited three months ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997.

4. RESEARCH AND DEVELOPMENT

     The total amount amortized for the capitalized computer software was approximately $905,000, $742,000 and $887,000 in 1994, 1995 and 1996,
respectively. In addition, the total amortization of capitalized software was $219,000 and $209,000, respectively, for the unaudited three-month period ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997.

     Research and development costs, including amortization expense, were approximately $4,587,000, $3,581,000 and $3,783,000 in 1994, 1995 and 1996,
respectively.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

In addition, total research and development costs were approximately $946,000 and $474,000, respectively, for the unaudited three months ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997.

     Software -- net consists of the following:

                                                     DECEMBER 31,
                                              --------------------------     MARCH 11,
                                                 1995           1996           1997
                                              -----------    -----------    -----------
                                                                            (UNAUDITED)
Software costs..............................  $ 4,435,161    $ 4,994,011    $ 4,994,011
Accumulated amortization....................   (1,500,021)    (2,387,123)    (2,595,994)
                                              -----------    -----------    -----------
                                              $ 2,935,140    $ 2,606,888    $ 2,398,017
                                              ===========    ===========    ===========

5. GOODWILL

     Goodwill -- net consists of the following:

                                                       DECEMBER 31,
                                                 ------------------------     MARCH 11,
                                                    1995          1996          1997
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Goodwill.......................................  $1,078,508    $1,078,507    $1,078,507
Accumulated amortization.......................    (466,402)     (572,805)     (593,971)
                                                 ----------    ----------    ----------
                                                 $  612,106    $  505,702    $  484,536
                                                 ==========    ==========    ==========

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

6. DEBT

     A summary of long-term debt is as follows:

                                                       DECEMBER 31,
                                                 ------------------------     MARCH 11,
                                                    1995          1996          1997
                                                 ----------    ----------    -----------
                                                                             (UNAUDITED)
Mortgage note payable, interest at 7.37%, due
  in equal monthly installments of principal
  and interest of $17,000, with the final
  payment due on January 20, 2001..............  $1,748,223    $1,672,670     $1,658,563
Computer note payable, interest at 6.75%, due
  in equal monthly installments of principal
  and interest of $23,931, with the final
  payment due on December 27, 1996.............     278,054            --             --
Computer note payable, interest at 8.35%, due
  in equal monthly installments of principal
  and interest of $18,700, with the final
  payment due on September 21, 1997............     291,665       124,997         97,219
Treasury stock purchase note payable, interest
  at 7.25%, due in equal monthly installments
  of principal and interest of $4,978, with the
  final payment due on December 27, 1998.......     166,156       111,639        103,049
Computer note payable with total availability
  of $600,000, interest payable at prime plus
  1.0%, due in monthly installments of
  principal sufficient to amortize the
  outstanding balance over a 36-month period,
  and interest with the final payment due on
  January 31, 1999.............................     143,289       437,127        397,628
Second mortgage note payable, interest at 7.0%,
  due in equal annual installments of principal
  and interest of $34,097 with the final
  payment due on November 1, 1998..............      89,480        61,647         61,647
                                                 ----------    ----------     ----------
                                                  2,716,867     2,408,080      2,318,106
Less current maturities........................     688,793       524,699        438,713
                                                 ----------    ----------     ----------
                                                 $2,028,074    $1,883,381     $1,879,393
                                                 ==========    ==========     ==========

     The mortgage note payable is collateralized by real estate and substantially all other assets of SDS. In 1995, the final payment for the mortgage note payable was extended from January 20, 1996 to January 20, 2001. The computer notes payable are collateralized by the computer equipment of SDS. The treasury stock purchase note payable is collateralized by the accounts receivable of SDS. The second mortgage note is collateralized by a purchase money mortgage lien pursuant to the terms of the note.

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

     The following represents the approximate future annual maturities for SDS's long-term debt obligations:

                                                              DECEMBER 31,    MARCH 11,
                                                                  1996          1997
                                                              ------------   -----------
                                                                             (UNAUDITED)
1997........................................................   $  524,669    $  438,713
1998........................................................      384,125       380,107
1999........................................................       96,726        96,726
2000........................................................      104,101       104,101
2001........................................................    1,298,459     1,298,459
                                                               ----------    ----------
                                                               $2,408,080    $2,318,106
                                                               ==========    ==========

7. INCOME TAXES

     Income tax expense (benefit) consists of the following:

                                                                        THREE MONTHS      PERIOD FROM
                                        YEAR ENDED DECEMBER 31,            ENDED        JANUARY 1, 1997
                                   ----------------------------------    MARCH 31,     THROUGH MARCH 11,
                                      1994         1995       1996          1996             1997
                                   -----------   --------   ---------   ------------   -----------------
                                                                                  (UNAUDITED)
Current:
  Federal........................  $  (689,000)  $ (9,000)  $ 504,000     $ 86,000         $ 330,000
  State..........................           --         --      47,000        8,000            85,000
                                   -----------   --------   ---------     --------         ---------
          Total current..........     (689,000)    (9,000)    551,000       94,000           415,000
                                   -----------   --------   ---------     --------         ---------
Deferred:
  Federal........................     (407,000)   372,000    (132,000)     (19,000)        $(221,000)
  State..........................     (157,000)    66,000      30,000        6,000           (38,000)
                                   -----------   --------   ---------     --------         ---------
          Total deferred.........     (564,000)   438,000    (102,000)     (13,000)         (259,000)
                                   -----------   --------   ---------     --------         ---------
                                   $(1,253,000)  $429,000   $ 449,000     $ 81,000         $ 156,000
                                   ===========   ========   =========     ========         =========

     A reconciliation of expected income taxes computed by applying the federal corporate tax rate of 34% to income (loss) before income taxes to actual income taxes is as follows:

                                                                                       PERIOD FROM
                                                                      THREE MONTHS   JANUARY 1, 1997
                                    YEAR ENDED DECEMBER 31,              ENDED           THROUGH
                            ---------------------------------------    MARCH 31,        MARCH 11,
                               1994          1995          1996           1996             1997
                            -----------   -----------   -----------   ------------   ----------------
                                                                                (UNAUDITED)
Expected federal income
  taxes (benefit).........  $(1,075,000)  $   370,000   $   390,000     $ 68,000         $132,000
State income taxes, net of
  federal income tax
  (benefit)...............     (156,000)       45,000        53,000       10,000           18,000
Goodwill..................       36,000        36,000        36,000        9,000            7,000
Research and development
  credit..................      (80,000)      (47,000)      (63,000)     (23,000)              --
Other, net................       22,000        25,000        33,000       17,000           (1,000)
                            -----------   -----------   -----------     --------         --------
                            $(1,253,000)  $   429,000   $   449,000     $ 81,000         $156,000
                            ===========   ===========   ===========     ========         ========

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

     The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities are presented below:

                                                      DECEMBER 31,
                                               --------------------------     MARCH 11,
                                                  1995           1996           1997
                                               -----------    -----------    -----------
                                                                             (UNAUDITED)
Deferred income tax assets:
  Current:
     Accounts receivable.....................  $   150,000    $    81,000    $   90,000
     Nondeductible accrued expenses..........      123,000         99,000       253,000
                                               -----------    -----------    ----------
                                                   273,000        180,000       343,000
                                               -----------    -----------    ----------
  Noncurrent:
     Deferred compensation...................       85,000        122,000       128,000
     Research and development credit
       carryforward..........................       32,000             --            --
     Net operating loss carryforwards........       61,000             --            --
                                               -----------    -----------    ----------
                                                   178,000        122,000       128,000
                                               -----------    -----------    ----------
          Total deferred income tax assets...      451,000        302,000       471,000
                                               -----------    -----------    ----------
Deferred income tax liabilities --noncurrent:
  Property and equipment.....................      185,000        162,000       154,000
  Software costs.............................    1,245,000      1,017,000       935,000
                                               -----------    -----------    ----------
          Total deferred income tax
            liabilities......................    1,430,000      1,179,000     1,089,000
                                               -----------    -----------    ----------
Net deferred income tax liabilities..........  $  (979,000)   $  (877,000)   $ (618,000)
                                               ===========    ===========    ==========
Represented on the consolidated balance sheet
  as:
  Current deferred income tax assets.........  $   273,000    $   180,000    $  343,000
  Noncurrent deferred income tax
     liabilities.............................   (1,252,000)    (1,057,000)     (961,000)
                                               -----------    -----------    ----------
                                               $  (979,000)   $  (877,000)   $ (618,000)
                                               ===========    ===========    ==========

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not SDS will realize the benefits of these deductible differences.

8. EMPLOYEE BENEFIT PLANS

     SDS sponsors a Profit-Sharing Plan qualified under Section 401(k) of the Internal Revenue Code of 1986 covering employees who meet minimum service requirements and who elect to participate. Participants' contributions are voluntary. SDS made contributions of $103,750, $135,000 and $200,000 to the Plan in 1994, 1995, and 1996, respectively. In addition, contributions of $50,000 and $70,000 were recognized for the unaudited three month period ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997, respectively.

     SDS has a supplemental retirement agreement with a key employee providing for payments over twenty years commencing upon the earlier of retirement, termination or death. The agreement has a vesting

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY arrangement 20% per year pursuant to which the employee will become fully vested in 1997 or the earlier of permanent disability, death or change in control of SDS, as defined. SDS is the owner and beneficiary of insurance policies to provide a portion of the funding of this agreement. The total expense related to the agreement was approximately $72,000, $83,000, and $95,000 for 1994, 1995 and 1996, respectively. Total expense related to the agreement for the unaudited three-month period ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997 was $9,500 and $16,000, respectively.

     SDS has an incentive compensation plan for certain key employees. Participants in the plan may receive cash payments or stock contingent upon SDS exceeding certain pretax earnings levels over a rolling four-year earnout period as determined by the Board of Directors. If a participant terminates employment during an earnout period, the participant will not be entitled to any compensation under the plan. If a change in control, as defined, occurs during an earnout period, the earnout period is deemed to be completed and all payments earned become due. No provision was required for the years ended December 31, 1994, 1995 and 1996 and the unaudited three-month period ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997.

     In 1996, SDS paid a bonus to a senior executive in an amount sufficient to fund his purchase from SDS of 1,500 shares of SDS common stock at a price per share of $100, plus an amount equal to the federal income taxes incurred by such executive as a result of such bonus. The purchase was made by the executive pursuant to a purchase right granted to him by SDS in 1989, entitling him to purchase at fair market value, as determined by the Board of Directors, up to 4,200 shares of SDS common stock upon the attainment of certain performance goals or discretionary approval by the Board of Directors. As of December 31, 1996, no shares remained available for purchase pursuant to this arrangement.

9. COMMITMENTS AND CONTINGENCIES

     Operating Leases -- SDS maintains noncancellable operating leases on various office facilities, vehicles and computers. These leases generally contain optional renewal provisions for one or more periods. Rental expense was approximately $429,000, $451,000 and $530,000 in 1994, 1995 and 1996,
respectively, and $122,000 and $142,000 for the unaudited three months ended March 31, 1996 and the unaudited period from January 1, 1997 through March 11, 1997.

     The future annual minimum lease payments are as follows:

                                                             DECEMBER 31,     MARCH 11,
                                                                 1996           1997
                                                             ------------    -----------
                                                                             (UNAUDITED)
1997.......................................................   $  599,000     $  456,000
1998.......................................................      498,000        564,000
1999.......................................................      299,000        364,000
2000.......................................................      210,000        280,000
2001.......................................................      211,000        285,000
Thereafter.................................................      140,000        153,000
                                                              ----------     ----------
                                                              $1,957,000     $2,102,000
                                                              ==========     ==========

     The future annual minimum rental revenues to be received under noncancellable subleases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 were $67,000 for 1997 and $81,000 for 1998.

     Other -- In February 1997, the Philadelphia Contributionship for the Insurance of Houses from Loss by Fire ("PCIHLF") filed a lawsuit (Civil Action No. 97-CV-1262) against SDS in the United States District Court for the Eastern District of Pennsylvania. The suit alleges that certain software systems that SDS sold to

                  STRATEGIC DATA SYSTEMS, INC. AND SUBSIDIARY

PCIHLF in 1995 did not meet PCIHLF's specifications. PCIHLF claims damages in excess of $1.3 million. In connection with the acquisition of SDS by INSpire Insurance Solutions, Inc. ("INSpire"), INSpire and the former SDS shareholders placed $1.5 million of the SDS purchase price in an escrow account in respect of this claim. INSpire has no recourse against the former SDS shareholders to the extent that the aggregate amount of any judgment, settlement and expenses exceeds the amount of the escrowed funds. SDS filed a counterclaim against PCIHLF for $550,000 for amounts due under its agreements with PCIHLF. There can be no assurance with respect to the outcome of this lawsuit.

     SDS participates in a self-insurance program that provides for the payment of employee health claims. The program provides for specific excess loss reinsurance for aggregate claims greater than a specified amount for any one claimant. SDS accrues the estimated liabilities for the ultimate costs of both reported claims and incurred but not reported claims.

10. SUBSEQUENT EVENTS

     On February 18, 1997, SDS's shareholders executed a definitive agreement with INSpire whereby INSpire agreed to acquire SDS for an aggregate purchase price of approximately $18.0 million plus assumed indebtedness of approximately $650,000, subject to satisfactory resolution of certain matters. In addition, INSpire and the former shareholders of SDS placed into escrow $1.0 million of the purchase price in respect of certain contingent liabilities and $1.5 million of the purchase price in escrow in respect of the PCIHLF lawsuit described in
Note 9. The transaction was consummated March 12, 1997.

     On March 12, 1997, an affiliate of certain officers of SDS purchased the land and improvements comprising SDS's administrative home office for the assumption of debt in the amount of $1.8 million.

     In March 1997, SDS terminated its supplemental retirement agreement with a key employee, described in Note 8. SDS entered into an employment agreement with such employee pursuant to which SDS will pay to such employee $40,000 per year during the twenty-year period commencing January 1, 1999 and ending December 31, 2018.

     In March 1997, SDS terminated its incentive compensation plan for certain key employees, described in Note 8.

======================================================

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDER, OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
SDS Acquisition.......................   12
Use of Proceeds.......................   13
Dividend Policy.......................   13
Dilution..............................   14
Capitalization........................   15
Selected Consolidated Financial Data
  of INSpire..........................   16
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of INSpire............   18
Selected Consolidated Financial Data
  of SDS..............................   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of SDS................   23
Business..............................   25
Management............................   34
Principal and Selling Shareholders....   38
Certain Transactions..................   38
Description of Capital Stock..........   40
Shares Eligible for Future Sale.......   45
Underwriting..........................   46
Legal Matters.........................   48
Experts...............................   48
Available Information.................   48
Financial Statements..................  F-1

       UNTIL             , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================

======================================================

                                4,500,000 SHARES

                       INSPIRE INSURANCE SOLUTIONS, INC.

                                  COMMON STOCK

                          ----------------------------
                              P R O S P E C T U S
                          ----------------------------

                        RAYMOND JAMES & ASSOCIATES, INC.

                           SOUTHWEST SECURITIES, INC.

                                           , 1997

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions are set forth in the following table. Millers Mutual, as a selling security holder, and the Company shall pay the estimated expenses of issuance and distribution in proportion to the respective number of shares sold by them in the offering. Each amount, except for the SEC and NASD fees, is estimated.

SEC registration fees.......................................  $   17,250
NASD filing fees............................................  $    7,500
Nasdaq National Market System application and listing
  fees......................................................  $   50,000
Transfer agents' and registrar's fees and expenses..........  $   15,000
Printing and engraving expenses.............................  $  175,000
Legal fees and expenses.....................................  $  200,000
Accounting fees and expenses................................  $  200,000
Representatives' advisory fee...............................  $  300,000
Blue sky fees and expenses..................................  $    7,500
Miscellaneous...............................................  $   27,750
                                                              ----------
     Total..................................................  $1,000,000
                                                              ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company, a Texas corporation, is empowered by Article 2.02-1 of the Texas Business Corporation Act (the "TBCA"), subject to the procedures and limitations stated therein, to indemnify certain persons, including any person who was, is or is threatened to be made a named defendant or respondent in a threatened, pending, or completed action, suit or proceeding because the person is or was a director or officer, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses (including court costs and attorneys' fees) actually incurred by the person in connection with the threatened, pending, or completed action, suit or proceeding. The Company is required by Article 2.02-1 to indemnify a director or officer against reasonable expenses (including court costs and attorneys' fees) incurred by him in connection with a threatened, pending, or completed action, suit or proceeding in which he is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the action, suit or proceeding. Article 2.02-1 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under the corporation's articles of incorporation or any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise. The Restated Articles of Incorporation and Bylaws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the TBCA. In addition, the Company has, pursuant to Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, provided in its Restated Articles of Incorporation that, to the fullest extent permitted by the Texas Miscellaneous Corporation Laws Act, a director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in a director's capacity as director of the Company.

     Furthermore, the Company has entered into individual indemnification agreements with each director of the Company that contractually obligate the Company to provide to the directors indemnification for liabilities they may incur in the performance of their duties and insurance or self-insurance in lieu thereof. The form of such indemnification agreements with a schedule of director signatories is filed as Exhibit 10.11 hereto.

     The Underwriting Agreement among the Company, the Selling Shareholder and the Underwriters provides for the indemnification by the Underwriters of the Company, certain of its officers and any controlling person against any liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since its inception in April 1995, the Company issued and sold the following unregistered securities:

          (1) The Company initially issued 100 shares of Common Stock to Millers Mutual in April 1995 in exchange for $1,000. This issuance was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act").

          (2) The Company declared and paid a stock dividend of 64,900 shares of Common Stock in March 1997. The Company also declared and paid a stock dividend of 6,935,000 shares of Common Stock in June 1997. These issuances were not a "sale" under the Securities Act.

          (3) From March 12, 1997 through May 2, 1997, the Company granted nonstatutory options to purchase an aggregate of 840,248 shares of Common Stock to employees and officers of the Company under its 1997 Stock Option Plan at an exercise price of $1.30 per share. These options vest over a period of time following their respective dates of grant. These issuances were exempt from registration under Section 4(2) of, and Rule 701 promulgated under, the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

        EXHIBIT
          NO.                                      EXHIBITS
        -------                                    --------
          1.1*           Form of Underwriting Agreement.
          2.1            Agreement and Plan of Merger, dated as of February 18, 1997, among the Company, SDS, and the Management Shareholders with a list identifying omitted schedules.
          2.2            Articles and Plan of Merger of SDS into the Company.
          2.3            Non-Binding Letter of Intent, dated as of July 1, 1997,
                         among AQS and Samuel J. Fleager.
          3.1            Restated Articles of Incorporation of the Company.
          3.2            Bylaws of the Company and First and Second Amendments
                         thereto.
          4.1*           Specimen Certificate for shares of Common Stock of the
                         Company.
          4.2*           Rights Agreement, by and between the Company and U.S. Trust
                         Company of Texas, N.A., dated as of July   , 1997.
          5*             Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         10.1*           Benefits Administration Contract, dated as of July   , 1997,
                         by and between the Company and Millers Mutual.
         10.2*           Amended Service Contract, dated as of July   , 1997, by and
                         among the Company, Millers Mutual, and Millers Casualty.
         10.3*           Amended Information Services Contract, dated as of July   ,
                         1997, by and among the Company, Millers Mutual, and Millers
                         Casualty.
         10.4            Form of Agreement to Lease Office Space, effective as of May
                         1, 1996, by and between the Company and Millers Mutual.
         10.5*           Sublease Agreement, dated as of July   , 1997, by and
                         between the Company and Millers Mutual.
          10.6           Claims Life Cycle Services Agreement, effective as of August
                         15, 1996, by and among the Company, Blanch Wholesale
                         Insurance Services, Inc., and Blanch Insurance Services,
                         Inc.
         10.7*           Amendment No. 1 to Claims Life Cycle Services Agreement,
                         effective as of August   , 1996.

        EXHIBIT
          NO.                                      EXHIBITS
        -------                                    --------
         10.8            Policy Life Cycle Services Agreement, effective as of August
                         15, 1996, by and among the Company, Blanch Wholesale
                         Insurance Services, Inc., and Blanch Insurance Services,
                         Inc.
         10.9            Form of Amendment No. 1 to Policy Life Cycle Services
                         Agreement, effective as of August 15, 1996.
         10.10           Administrative Services Agreement, effective as of March 12,
                         1996, by and among HOW Insurance Company, Home Warranty
                         Corporation, and Home Owners Warranty Corporation, In
                         Receivership, and the Company.
         10.11           Form of Indemnification Agreement with a schedule of
                         director signatories.
         10.12           Employment Agreement, effective as of July 1, 1997, by and between the Company and F. George Dunham, III.
         10.13           Employment Agreement, dated and effective as of March 12,
                         1997, by and between SDS and Stuart H. Warrington.
         10.14           Employment Agreement, dated and effective as of March 12,
                         1997, by and between SDS and Robert K. Agazzi.
         10.15           Building Lease, dated March 12, 1997, between SDS and
                         Riverview Building, LLC.
         10.16           Loan Agreement, between the Company and NationsBank of
                         Texas, N.A., dated March 12, 1997.
         10.17           Security Agreement, dated March 12, 1997, between the
                         Company and NationsBank of Texas, N.A.
         10.18           Security Agreement, dated March 12, 1997, between SDS and
                         NationsBank.
         10.19           Security Agreement, dated March 12, 1997, between AQS and
                         NationsBank.
         10.20           Pledge Agreement, dated March 12, 1997, between the Company and NationsBank of Texas, N.A.
         10.21           Pledge Agreement dated March 12, 1997, between SDS and
                         NationsBank.
         10.22           Guaranty of SDS dated March 12, 1997.
         10.23           Guaranty of AQS dated March 12, 1997.
         10.24           Form of License Agreement.
         10.25           Form of System Support Agreement.
         10.26           Form of Implementation Support Agreement.
         10.27           Form of Accelerated Enhancement Plan Agreement.
         10.28           1997 Stock Option Plan and form of Amendment No. 1 thereto.
         10.29           Form of Stock Option Agreement.
         10.30*          Consolidated Federal Income Tax Allocation Agreement
                         effective January 1, 1994 by and between the Company and
                         Millers Mutual, as amended.
         10.31           Form of Policy Life Cycle Services Agreement, effective as of May 1, 1997, by and between the Company and Millers
                         Casualty.
         10.32           Form of Claims Life Cycle Services Agreement, effective as of June 1, 1997, by and between the Company and Millers
                         Casualty.
         10.33           Form of Employment Agreement, effective as of July 1, 1997, by and between the Company and Terry G. Gaines.
         10.34           Form of Employment Agreement, effective as of July 1, 1997, by and between the Company and Ronald O. Lynn.

         EXHIBIT
           NO.                                                      EXHIBITS
-------------------------  ------------------------------------------------------------------------------------------
           10.35           Form of Employment Agreement, effective as of July 1, 1997, by and between the Company and
                           Jeffrey W. Robinson.
           11              Statement regarding Computation of Per Share Earnings.
           16              Letter regarding Change in Certifying Accountant.
           21              Subsidiaries of the Registrant.
           23.1            Consent of Deloitte & Touche LLP regarding INSpire report.
           23.2            Consent of Deloitte & Touche LLP regarding SDS report.
           23.3*           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in its opinion filed as
                           Exhibit 5 hereto).
           24              Power of Attorney (included on signature page of this Registration Statement).
           27              Financial Data Schedule (included in SEC-filed copy only).

---------------

     * To be filed by amendment

     (b) Financial Statement Schedules

     None.

     Schedules not listed above have been omitted because they are not required, are not applicable, or the information is included in the Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to Item 14 herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 11, 1997.

                                            INSPIRE INSURANCE SOLUTIONS, INC.

                                            By:  /s/ F. GEORGE DUNHAM, III
                                              ----------------------------------
                                              F. George Dunham, III, President

     The undersigned directors and officers of INSpire Insurance Solutions, Inc. hereby constitute and appoint F. George Dunham, III, with full power to act and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his substitute shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 11, 1997:

                        NAME                                                 TITLE
                        ----                                                 -----

              /s/ F. GEORGE DUNHAM, III                  President, Chief Executive Officer (principal
-----------------------------------------------------      executive officer) and Director
                F. George Dunham, III

                 /s/ TERRY G. GAINES                     Chief Financial Officer (principal financial
-----------------------------------------------------      officer and principal accounting officer)
                   Terry G. Gaines

                 /s/ HARRY E. BARTEL                     Director
-----------------------------------------------------
                   Harry E. Bartel

                /s/ R. EARL COX, III                     Director
-----------------------------------------------------
                  R. Earl Cox, III

                 /s/ MITCH S. WYNNE                      Director
-----------------------------------------------------
                   Mitch S. Wynne

                                 EXHIBIT INDEX

        EXHIBIT
          NO.                                      EXHIBITS
        -------                                    --------
          1.1*           Form of Underwriting Agreement.
          2.1            Agreement and Plan of Merger, dated as of February 18, 1997, among the Company, SDS, and the Management Shareholders with a list identifying omitted schedules.
          2.2            Articles and Plan of Merger of SDS into the Company.
          2.3            Non-Binding Letter of Intent, dated as of July 1, 1997,
                         among AQS and Samuel J. Fleager.
          3.1            Restated Articles of Incorporation of the Company.
          3.2            Bylaws of the Company and First and Second Amendments
                         thereto.
          4.1*           Specimen Certificate for shares of Common Stock of the
                         Company.
          4.2*           Rights Agreement, by and between the Company and U.S. Trust
                         Company of Texas, N.A., dated as of July   , 1997.
          5*             Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
         10.1*           Benefits Administration Contract, dated as of July   , 1997,
                         by and between the Company and Millers Mutual.
         10.2*           Amended Service Contract, dated as of July   , 1997, by and
                         among the Company, Millers Mutual, and Millers Casualty.
         10.3*           Amended Information Services Contract, dated as of July   ,
                         1997, by and among the Company, Millers Mutual, and Millers
                         Casualty.
         10.4            Form of Agreement to Lease Office Space, effective as of May
                         1, 1996, by and between the Company and Millers Mutual.
         10.5*           Sublease Agreement, dated as of July   , 1997, by and
                         between the Company and Millers Mutual.
         10.6            Claims Life Cycle Services Agreement, effective as of August
                         15, 1996, by and among the Company, Blanch Wholesale
                         Insurance Services, Inc., and Blanch Insurance Services,
                         Inc.
         10.7*           Amendment No. 1 to Claims Life Cycle Services Agreement,
                         effective as of August   , 1996.
         10.8            Policy Life Cycle Services Agreement, effective as of August
                         15, 1996, by and among the Company, Blanch Wholesale
                         Insurance Services, Inc., and Blanch Insurance Services,
                         Inc.
         10.9            Form of Amendment No. 1 to Policy Life Cycle Services
                         Agreement, effective as of August 15, 1996.
         10.10           Administrative Services Agreement, effective as of March 12,
                         1996, by and among HOW Insurance Company, Home Warranty
                         Corporation, and Home Owners Warranty Corporation, In
                         Receivership, and the Company.
         10.11           Form of Indemnification Agreement with a schedule of
                         director signatories.
         10.12           Employment Agreement, effective as of July 1, 1997, by and between the Company and F. George Dunham, III.
         10.13           Employment Agreement, dated and effective as of March 12,
                         1997, by and between SDS and Stuart H. Warrington.
         10.14           Employment Agreement, dated and effective as of March 12,
                         1997, by and between SDS and Robert K. Agazzi.
         10.15           Building Lease, dated March 12, 1997, between SDS and
                         Riverview Building, LLC.

        EXHIBIT
          NO.                                      EXHIBITS
        -------                                    --------
         10.16           Loan Agreement, between the Company and NationsBank of
                         Texas, N.A., dated March 12, 1997.
         10.17           Security Agreement, dated March 12, 1997, between the
                         Company and NationsBank of Texas, N.A.
         10.18           Security Agreement, dated March 12, 1997, between SDS and
                         NationsBank.
         10.19           Security Agreement, dated March 12, 1997, between AQS and
                         NationsBank.
         10.20           Pledge Agreement, dated March 12, 1997, between the Company and NationsBank of Texas, N.A.
         10.21           Pledge Agreement dated March 12, 1997, between SDS and
                         NationsBank.
         10.22           Guaranty of SDS dated March 12, 1997.
         10.23           Guaranty of AQS dated March 12, 1997.
         10.24           Form of License Agreement.
         10.25           Form of System Support Agreement.
         10.26           Form of Implementation Support Agreement.
         10.27           Form of Accelerated Enhancement Plan Agreement.
         10.28           1997 Stock Option Plan and form of Amendment No. 1 thereto.
         10.29           Form of Stock Option Agreement.
         10.30*          Consolidated Federal Income Tax Allocation Agreement
                         effective January 1, 1994 by and between the Company and
                         Millers Mutual, as amended.
         10.31           Form of Policy Life Cycle Services Agreement, effective as of May 1, 1997, by and between the Company and Millers
                         Casualty.
         10.32           Form of Claims Life Cycle Services Agreement, effective as of June 1, 1997, by and between the Company and Millers
                         Casualty.
         10.33           Form of Employment Agreement, effective as of July 1, 1997, by and between the Company and Terry G. Gaines.
         10.34           Form of Employment Agreement, effective as of July 1, 1997, by and between the Company and Ronald O. Lynn.
         10.35           Form of Employment Agreement, effective as of July 1, 1997, by and between the Company and Jeffrey W. Robinson.
         11              Statement regarding Computation of Per Share Earnings.
         16              Letter regarding Change in Certifying Accountant.
         21              Subsidiaries of the Registrant.
         23.1            Consent of Deloitte & Touche LLP regarding INSpire report.
         23.2            Consent of Deloitte & Touche LLP regarding SDS report.
         23.3*           Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                         (included in its opinion filed as Exhibit 5 hereto).
         24              Power of Attorney (included on signature page of this
                         Registration Statement).
         27              Financial Data Schedule (included in SEC-filed copy only).

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     * To be filed by amendment